Exhibit 2.1

EXECUTION VERSION

[CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED BECAUSE IT (I) IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.]

TRANSACTION AGREEMENT

by and among

FREYR BATTERY, INC.

AND

TRINA SOLAR (SCHWEIZ) AG

November 6, 2024

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

INDEX OF ANNEXES, EXHIBITS AND SCHEDULES

Annex	Description
Annex A	Acquired Companies
Annex B	Excluded Companies

Exhibit	Description
Exhibit A-1	Form of Convertible Note Instrument
Exhibit A-2	Form of Cooperation Agreement
Exhibit A-3	Form of Lock-Up Agreement
Exhibit A-4	Form of Note Instrument
Exhibit A-5	Form of Registration Rights Agreement
Exhibit A-6	Form of Secondary Note Instrument

Schedule	Description
Schedule A-1	Acquiror Knowledge Persons
Schedule A-2	List of Acquired Companies Resignees
Schedule A-3	List of Acquiror Executive Management Appointments
Schedule A-4	Lock-Up Individuals
Schedule A-5	Seller Account
Schedule A-6	Seller Knowledge Persons
Schedule A-7	Solar Cell Term Sheet
Schedule A-8	Solar Module Term Sheets
Schedule 4.15(a)	Employee Census
Schedule 6.3(a)	Specific Prohibitions
Schedule 7.2(a)	CFIUS Burdensome Condition
Schedule 8.2(d)	Consents and Waivers

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”) is made and entered into as of November 6, 2024 (the “Agreement Date”), by and among FREYR Battery, Inc., a Delaware corporation (“Acquiror”), and Trina Solar (Schweiz) AG, an entity organized under the laws of Switzerland (the “Seller”).

RECITALS

WHEREAS, the Seller owns, directly or indirectly, all legal and beneficial ownership in the shares of capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, the companies set out on Annex A (each, an “Acquired Company” and, collectively, the “Acquired Companies”), and has agreed to sell to Acquiror all of the outstanding Target Shares on the terms set forth herein.

WHEREAS, the Seller or the Acquired Companies own Equity Interests in the companies set out on Annex B (each, an “Excluded Company” and, collectively, the “Excluded Companies”), which are not intended to be sold or transferred to Acquiror in the Contemplated Transactions, and which will be transferred to entities other than the Acquired Companies prior to the Closing.

WHEREAS, Acquiror and the Seller desire to make certain representations, warranties, indemnities, covenants and agreements, as more fully set forth herein, in connection with the Purchase and the other Contemplated Transactions.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Capitalized Terms. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

“24M” means 24M Technologies, Inc., a Delaware corporation.

“24M Assets” means the tangible and intangible assets of Acquiror or any of its Subsidiaries, comprised of proprietary technology, licenses, research and development, equipment and investments relating to the platform technology utilized under the 24M Licenses, including, to (i) the 24M Equipment, (ii) the 24M Licenses, and (iii) 6,975,956 shares of Series G Preferred Stock of 24M issued to Acquiror by 24M on March 24, 2023.

“24M Equipment” means all the equipment relating to the lithium-ion battery production line using the SemiSolidTM technology licensed from 24M to Acquiror, through its Subsidiaries, located at Acquiror’s customer qualification plant in Mo i Rana, Norway.

“24M Licenses” means (i) the license and services agreement dated December 15, 2020, by and among 24M and FREYR Battery Norway AS, a Norwegian limited liability corporation, as amended on January 18, 2021, April 27, 2022, and December 21, 2022; and (ii) the license and services agreement dated October 8, 2021, by and among 24M and FREYR Battery KSP JV, LLC, a Delaware limited liability company.

“Acquired Company Employee Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all other compensation and benefits plans, programs, policies, agreements or arrangements, whether written or unwritten and whether or not funded, including each employment, individual consulting, cash or equity-based bonus or incentive, change in control, transaction-based, severance, retention, vacation, sick leave, fringe benefit, pension or retirement, profit sharing, deferred compensation, employee loans, life insurance, accident, disability, health, medical, dental or vision plan, program, policy, agreement or arrangement, in each case, in each case, (i) that is or has been maintained, contributed to, or required to be contributed to, by any Acquired Company, or (ii) with respect to which any Acquired Company has or may have any Liability or obligation.

“Acquired Company IP” means any Intellectual Property that is Acquired Company Owned IP or otherwise used or held for use in, or necessary for, the conduct of the Acquired Companies’ business as currently conducted or contemplated to be conducted.

“Acquired Company Owned IP” means any and all Intellectual Property that is (a) owned by, or purported to be owned by, any Acquired Company, or (b) owned (or purported to be owned) by Seller or any of its Affiliates (other than any Acquired Company) and used or held for use in, or necessary for, the conduct of the Acquired Companies’ business as currently conducted or contemplated to be conducted.

“Acquiror Common Stock” means the common stock, par value $0.01 per share, of Acquiror.

“Acquiror Fundamental Representations” means the representations and warranties of Acquiror set forth in Section 5.1 (Organization and Good Standing), Section 5.2 (Power and Authorization; Enforceable Agreement), Section 5.4 (Conflicts) and Section 5.6 (Valid Issuance).

“Acquiror Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance, occurrence, result, state of facts or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of such Effect, that is or would reasonably be expected to (a) materially impede the authority or ability of Acquiror to consummate the Contemplated Transactions and the Conversions in accordance with the terms hereof and applicable Law, or (b) be materially adverse to the business, assets (including intangible assets) and liabilities, financial condition, results of operations of Acquiror, other than, in the case of this clause (b), any Effect resulting from (i) changes in general economic conditions, (ii) changes or developments in any of the industries in which Acquiror operates, (iii) changes in any Laws or legal or regulatory conditions (or the interpretation or enforcement thereof) or changes in GAAP or other applicable accounting standards, or the interpretation or enforcement thereof, (iv) political or social conditions, international diplomatic or trade relations (including US-China relations), or changes in the foregoing, (v) acts of war, sabotage or terrorism (including cyberterrorism), (vi) any natural disaster, hurricane, pandemic, epidemic or act of God, and any actions taken by Governmental Authorities in connection with such events, (vii) the public announcement of this Agreement or the Contemplated Transactions (including by reason of the identity of the Seller or any communication by the Seller regarding its plans or intentions, and including the impact thereof on relationships with customers, suppliers, distributors, partners, employees or others having relationships with any of Acquiror’s Subsidiaries), or (viii) the taking of any action expressly contemplated by this Agreement or (ix) any failure by Acquiror to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been an Acquiror Material Adverse Effect if otherwise eligible pursuant to this definition); provided that such Effects referenced in clauses (i) through (vi) do not, individually or when taken together with all other such Effects, have a disproportionate or unique effect on Acquiror as compared to its competitors.

“Acquiror Material Contracts” means any Contract in effect as of the date of the Closing Date, to which Acquiror or any of its Subsidiaries is a party or by which it is bound, which is required to be furnished or filed with the SEC pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Exchange Act, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K.

“Acquiror Stockholders” means the holders of shares of Acquiror Common Stock.

“Action” means any demand, claim, charge, action, suit, investigation, proceeding (whether at law or in equity), hearing, inquiry, audit, examination petition, complaint, notice of violation, arbitration or other litigation or similar proceeding, whether arbitral, civil, criminal, administrative, investigative or appellate proceeding, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Affiliate” of any Person means another Person that directly or indirectly through one of more intermediaries Controls, is Controlled by or is under common Control with, such first Person.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act of 2010 and any other applicable Laws concerning anti-corruption, anti-bribery, or anti-money laundering of any other jurisdiction in which any Acquired Company conducts business, including, without limitation, applicable laws passed pursuant to the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Money Laundering Laws” means the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, the money laundering Laws (including any licensing or registration requirements applicable to money services businesses and payment institutions as well as statutes criminalizing money laundering such as 18 U.S.C. §§ 1956 and 1957) of all jurisdictions in which any Acquired Company or Acquiror, conducts business, and any related or similar rules or guidelines issued, administered or enforced by any Governmental Authority.

“Base Cash Consideration” means $100,000,000.

“Burdensome Condition” means any condition or remedy required to obtain CFIUS Approval other than those set out in Schedule 7.2(a).

“Business Day” means each day that is not (a) a Saturday, Sunday, or (b) other day on which banking institutions located in Shanghai, People’s Republic of China, New York, New York, are or obligated by law or executive order to close.

“Cash Consideration” means the Base Cash Consideration less the any Leakage.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“CFIUS Approval” means (a) CFIUS has concluded that the Conversions is not a “covered transaction” and not subject to review under the DPA, (b) CFIUS has issued a written notice that it has completed a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the Conversions, and has concluded all action under the DPA or (c) if CFIUS has sent a report to the President of the United States requesting the President’s decision and (i) the President has announced a decision not to take any action to suspend or prohibit the Conversions or (ii) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the earlier of the date the President received such report from CFIUS or the end of the investigation period.

“CFIUS Notice” means a joint voluntary notice with respect to the Conversions submitted to CFIUS pursuant to 31 C.F.R. § 800.501.

“CFIUS Turndown” shall be deemed to have occurred if (a) CFIUS has informed the Parties in writing, after reasonable best efforts by the Parties to negotiate with CFIUS to receive CFIUS Approval, that it has unresolved national security concerns with respect to the Conversions and that it intends to send or has sent a report to the President of the United States recommending that the President of the United States act to suspend or prohibit the Conversions or (b) if after the Parties use reasonable best efforts to negotiate with CFIUS in good faith, CFIUS has informed the Parties it will impose a Burdensome Condition as a condition of CFIUS Approval.

“Closing Cash Consideration” means the Base Cash Consideration less the Known Leakage Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Agreements” means (i) Solar Cells Supply Agreement; (ii) Polysilicon Supply Agreement; (iii) Module Operational Support Agreement; (iv) IP License Agreement; (v) Trademark License Agreement; (vi) Sales Agency Agreement; (vii) TUS Offtake Agreement; and (viii) Solar Cell Operational Support Agreement.

“Commercially Available Software” means generally available, off-the-shelf Software licensed pursuant to click-through, click-wrap, or other standard terms and conditions.

“Confidential Information” means that information disclosed by each Party to the other Party, including in the case of the Seller, the Seller Parent, in connection with the Contemplated Transactions, including the terms and conditions of this Agreement, the Related Agreements and such Confidentiality Agreement, the existence of discussions between the Parties, trade secrets of each Party, any oral, written, graphic or machine-readable information including, but not limited to, that which relates to patents, patent applications, research, product plans, products, developments, inventions, processes, designs, drawings, engineering, formulae, research, development or know-how, markets, software (including source and object code), hardware configuration, computer programs, algorithms, business or marketing plans, business proposals, costs, prices, purchase or sales volume, agreements with third parties, services, actual or potential customers and suppliers, marketing or finances of the disclosing Party, which information is designated in writing to be confidential or proprietary, or if given orally, is confirmed in writing as having been disclosed as confidential or proprietary within a reasonable time (not to exceed thirty (30) days) after the oral disclosure, or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary; provided, however, that Confidential Information will not include information that: (i) is as of the date of the Confidentiality Agreement, or which thereafter became, through no act or failure to act on the part of the receiving Party, generally known or readily ascertainable through proper means to persons knowledgeable in the relevant industry; (ii) was acquired or lawfully in the possession of the receiving Party by proper means without restriction as to use or disclosure before receiving such information from the disclosing Party; (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party; provided that such source is not known by the receiving Party to be bound by a confidentiality agreement or otherwise prohibited from disclosing such information to the receiving Party by a contractual, legal or fiduciary obligation; or (iv) was independently developed by the receiving Party without use of the disclosing Party’s Confidential Information.

“Confidentiality Agreement” means the Non–Disclosure Agreement between Seller Parent and Acquiror, dated March 28, 2024, as may be amended from time to time.

“Conflict” means with respect to any Contract, Organizational Document, Acquired Company Authorization, instrument, document, interest Lien, Law or Order (each, a “Subject Item”), each and any of the following: (a) any conflict with, breach of, violation of or default under (with or without notice or lapse of time, or both) such Subject Item, (b) any payment or other consideration (including any increase in any payment or consideration) required to be made in connection with such Subject Item, (c) any actual (or right to) terminate, cancel, modify, or accelerate any right or obligation with respect to or under, or loss of any benefit or right under such Subject Item, and (d) any notice, consent, waiver, or approval required under such Subject Item.

“Consent” means any approval, consent, ratification, waiver, clearance or other authorization of, notice to or registration, qualification, designation, declaration or filing with any Person.

“Contemplated Transactions” means the Purchase and the Conversions.

“Contract” means any written or oral, legally binding agreement, contract, mortgage, indenture, lease, license, covenant, plan, insurance policy, instrument, arrangement or commitment, permit, concession, franchise, license or similar arrangement.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled” and “under common Control with” have correlative meanings.

“Controlled Group Liability” means any and all Liabilities (i) under any Multiemployer Plan, (ii) under Title IV of ERISA, (iii) under Section 302 of ERISA or Sections 412 and 4971 of the Code, (iv) as a result of the failure to comply with the continuation of coverage requirements of ERISA Section 601 et seq., or Section 4980B of the Code, or (v) under corresponding or similar provisions of any foreign Law.

“Conversion Conditions” means (i) obtaining CFIUS Approval with respect to the First Conversion and (ii) receiving the Requisite Stockholder Approval at the Acquiror Stockholder Meeting with respect to the Second Conversion.

“Conversions” means the First Conversion and the Second Conversion.

“Conversion Shares” means the First Conversion Shares and the Second Conversion Shares.

“Convertible Note” means $80,000,000 aggregate principal amount of Acquiror’s seven percent (7%) convertible unsecured note due five (5) years of the Closing, issued pursuant to the Convertible Note Instrument.

“Convertible Note Instrument” means the instrument to be executed on or before the Closing Date, by and between Acquiror and Seller, substantially in the form attached hereto as Exhibit A-1.

“Cooperation Agreement” means the cooperation agreement to be executed on or before the Closing Date, between Acquiror and Seller, substantially in the form attached hereto as Exhibit A-2.

“Copyrights” has the meaning given to it in the definition of “Intellectual Property.”

“Customs & Trade Laws” means all applicable export, import, customs and trade, and anti-boycott Laws or programs administered, enacted or enforced by any Governmental Authority, including: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection, including the Uyghur Forced Labor Prevention Act; (b) the anti-boycott Laws and regulations administered by the U.S. Departments of Commerce and the Treasury; and (c) any other similar export, import, anti-boycott, or other trade Laws or programs in any relevant jurisdiction to the extent they are applicable to any Acquired Company or any of its Subsidiaries.

“Disclosed Related Party Agreements” means the (a) the Intercompany Sales Agreement between TUM 1 and TVNW, dated July 16, 2024; (b) Intercompany Sales Agreement between TED and TUM 1, dated July 16, 2024; (c) Agreement for the Provision of Service between TUS and TUM 1, dated July 16, 2024; (d) Agreement for the Provision of Service between Seller Parent and TUM 1, dated July 16, 2024; (e) Intellectual Property License Agreement between Seller Parent and TUM 1, dated July 16, 2024; (f) Trademark License Agreement between Seller Parent and TUM 1, dated July 16, 2024; (g) Marketing and Service Agreement between TUS and TUM 1, dated July 16, 2024; and (h) TUS Offtake Agreement.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations issued and effective thereunder.

“Employee” means any employee, worker, consultant, independent contractor, officer, director or other service provider of the Acquired Companies.

“Encompass Capital” means [***].

“Environmental Law” means any Law or Order relating to pollution, the protection of the environment or natural resources, the protection of the public health and safety, or to Hazardous Materials, including the manufacture, processing, distribution, use, treatment, storage, disposal, collection, recycling, labeling, packaging, sale, transport or handling of Hazardous Materials or products containing Hazardous Materials.

“Equity Financing” means the equity financing into Acquiror, to be implemented on or prior to Closing pursuant to the Preferred Stock Purchase Agreement.

“Equity Interests” means, with respect to any Person, (a) any share of capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person, (b) any indebtedness, securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such share of capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested, (c) any stock appreciation right, phantom stock, interest in the ownership or earnings of such Person or other equity equivalent or equity-based award or right, or (d) any Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which any holder of securities of such Person may vote.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means each Person that at any relevant time would be treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“European Divestiture Target Amount” means $50,000,000.

“Exchange Act” means the Securities Exchange Act of 1934.

“First Conversion” means the conversion of the First Conversion Shares, pursuant to the Convertible Note Instrument.

“First Tranche Equity Financing” means the first tranche of $50,000,000 of the equity financing into Acquiror, to be implemented on or prior to Closing pursuant to the Preferred Stock Purchase Agreement.

“First Conversion Shares” means 12,521,653 shares of Acquiror Common Stock, as may be adjusted as a result of any share consolidation, stock split, stock dividend or similar event effected between the date hereof and the date of the First Conversion with respect to the Acquiror Common Stock.

“Fraud” means the making by a Party hereto, to the other Party hereto, of an representation or warranty expressly contained in this Agreement that at the time such representation or warranty was made by such Party, (a) such representation or warranty was inaccurate, (b) such Party had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of the inaccuracy of such representation or warranty, (c) in making such representation or warranty such Party had the intent to deceive such other party and to induce such other party to enter into this Agreement, and (d) such other Party acted in reasonable reliance on such representation or warranty and suffered damages as a result of such reliance. For the avoidance of doubt, “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness, and a claim for Fraud may only be made against the Party hereto committing such Fraud.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date or for the period with respect to which such principles are applied.

“Governmental Authority” means any (a) federal, state, provincial, local or other government (U.S. or non-U.S.), (b) any federal, state, provincial, local, or other governmental or supra-national entity, regulatory or administrative authority, taxing authority, agency, department, board, division, instrumentality or commission, educational agency, political party, body, or judicial or arbitral body, board, tribunal, or court (U.S. or non-U.S.), (c) any public international organization (e.g., the World Bank), (d) any industry self-regulatory authority or (e) any business, entity, or enterprise owned or controlled by any of the foregoing.

“Governmental Official” means (a) an officer, agent or employee of any Governmental Authority, (b) any Person acting for or on behalf of a Governmental Authority, (c) any candidate for any office of or position with any Governmental Authority, or (d) any political party.

“Hazardous Material” means any substance, material, emission or waste that has been listed, defined or designated by any Governmental Authority or by any Environmental Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including polychlorinated biphenyls, asbestos, petroleum, and urea-formaldehyde.

“Incident” means any incident, security breach, or other unauthorized use, access or intrusion to any Systems or any Personal Information processed by or on behalf of the Acquired Companies, including denial of service attacks, infection with malware (including ransomware, spyware, worms, trojans and viruses), hacking, “man in the middle” attacks or similar incidents.

“Indebtedness” means, with respect to any Person, and without duplication, the following consolidated Liabilities determined in accordance with GAAP: (a) Indebtedness for borrowed money and other indebtedness in the forms of surety bonds or performance bonds; (b) the deferred purchase price of property, assets, goods or services, including “earn-outs” and “seller notes” whether accrued or not, but excluding, for the avoidance of doubt, any trade payables incurred in the ordinary course of business; (c) all reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, letters of credit and bankers’ acceptances; (d) any capitalized lease obligations and sale leaseback obligations classified as such under GAAP; (e) all Liabilities arising from the assignment or factoring of receivables or similar arrangements; (f) net intercompany balance payables by the Acquired Companies to the Seller; (g) all Liabilities of the Acquired Companies with respect to (x) any accrued or incurred and unpaid compensation and benefits and (y) any unfunded or underfunded pension, retirement, profit sharing, retiree medical and deferred compensation, in each case, that relate to pre-Closing service but are unpaid as of the Closing and together with the employer portion of any payroll, employment or similar Taxes attributable to such amounts; (h) obligations arising out of interest rate, currency swap, hedging arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates; (i) all unpaid declared and approved dividends on any capital stock of such Person and its Subsidiaries; (j) all indebtedness of a third-party secured by a lien on any property or assets of such Person and its Subsidiaries or otherwise assumed or guaranteed by such Person or its Subsidiaries; (k) any payroll Taxes of such Person or its Subsidiaries accrued or payable prior to the Closing Date; (l) guarantees of any of the foregoing; and (m) accrued interest, fees, premiums, penalties, indemnities, costs, expenses or other amounts due in respect of any of the foregoing; provided that, “Indebtedness” shall not include any intercompany indebtedness solely among the Acquired Companies.

“Indemnified Party” mean a Person that may be entitled to be indemnified under this Agreement, including pursuant to Article X.

“Intellectual Property” means any and all intellectual property, industrial property rights and rights in confidential information of every kind and description throughout the world, including all U.S. and foreign (i) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (including all registrations and applications for registration of the foregoing) (“Trademarks”), (iii) copyrights (including all registrations, applications for registration and renewal rights) and copyrightable subject matter (“Copyrights”), (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (v) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (vi) rights of publicity, privacy, and rights to Personal Information, (vii) moral rights and rights of attribution and integrity and (viii) all rights in the foregoing and in other similar intangible assets.

“IP License Agreement” means the Amended and Restated Intellectual Property License Agreement, to be executed on or before the Closing Date, between Seller Parent, as licensor, and TUM 1, as licensee, amending and restating the Intellectual Property License Agreement between Seller Parent and TUM 1 dated July 16, 2024.

“Knowledge,” “Known” or “Knowingly” means, with respect to Acquiror or Seller, the actual knowledge of the Persons set forth on Schedule A-1 and Schedule A-6, respectively, after reasonable enquiry.

“Law” means any U.S. or non-U.S. federal, state, provincial, local or other constitution, law, statute, ordinance, rule, directive, regulation, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Authority and any judgments, decisions, orders and awards made in respect of the foregoing.

“Leakage” means without duplication: (a) any dividend or distribution declared, paid, or made (whether actual or deemed and in cash or in kind) or any payments in lieu of any dividend declared, made or paid by any Acquired Company, directly or indirectly, to or for the benefit of any Seller or any of its Affiliates or their respective shareholders; (b) any securities being redeemed, purchased or repaid, or any other return of capital (whether by reduction of capital or otherwise and whether in cash or in kind and whether loan or share capital) by any Acquired Company, directly or indirectly, to or for the benefit of the Seller or any of its Affiliates or their respective shareholders; (c) any consultant, advisory, management, monitoring, service, shareholder or other fees, charges or compensation of a similar nature paid to or for the benefit of the Seller or any of its Affiliates or their respective shareholders; (d) any amount owed to any Acquired Company by the Seller or any of its Affiliates or their respective shareholders, which amount is waived or forgiven; (e) any assets or rights transferred to, or liabilities assumed, guaranteed, indemnified, increased or incurred by any Acquired Company, directly or indirectly, for the benefit of the Seller or any of its Affiliates or their respective shareholders; (f) the purchase by any Acquired Company, directly or indirectly, of any assets from or for the benefit of any Seller or any of its Affiliates or their respective shareholders; (g) any Seller Transaction Expenses incurred or paid by any Acquired Company; (i) any agreement or arrangement made or entered into by any Acquired Company to do or give effect to any matter referred to in paragraphs; (a) through (h) (inclusive) above; or (j) without duplication, any Tax payable on or with respect to any of the payments, matters, transactions or circumstances referred to in paragraphs (a) through (i) above, but in each case, excluding any Permitted Leakage.

“Lease Agreement” means any Contract for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property.

“Leased Real Property” means all real property currently leased, subleased or licensed by or from any Acquired Company or otherwise occupied by any Acquired Company.

“Liability” means, with respect to any Person, any and all liabilities, obligations, claims, and deficiencies of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, all liabilities, obligations, claims, and deficiencies related to Indebtedness or guarantees, costs, expenses, royalties payable, and other reserves, termination payment obligations, and all other liabilities, obligations, claims, and deficiencies of such Person or any of its Affiliates, in each case, regardless of whether or not such liabilities, obligations, claims, and deficiencies are required to be reflected on a balance sheet in accordance with GAAP.

“Lien” means any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any kind or character whatsoever.

“Loan Repayment Amount” means $50,000,000 plus interest in accordance with the TUH Credit Facility.

“Lock-Up Agreement” means one or more lock-up agreements to be entered into at Closing, by and among Acquiror and each of the individuals set forth in Schedule A-4 and Encompass Capital, in respect of the preferred stock acquired under the Preferred Stock Purchase Agreement, substantially in the form set out in Exhibit A-3.

“Losses” means all claims, losses, liabilities, damages, deficiencies, Taxes, costs, interest, awards, judgments, settlements, penalties, fees and expenses, including attorneys’, consultants’, experts’ and other professionals’ fees and expenses (including in connection with investigation, defending against, prosecuting, or settling any of the foregoing) and court or arbitration costs but in each case excluding any consequential, indirect, speculative, punitive or exemplary damages.

“Material DD Item” means any Liability identified by either Party in due diligence, solely based on documentation or responses provided by the other Party after 12:01 am (New York time) on October 29, 2024, where the value of such Liability is, or is reasonably estimated to be, $10,000,000 in any given twelve (12) month period or $25,000,000 in the aggregate.

“Module Operational Support Agreement” means the Operational Support Agreement, to be executed on or before the Closing Date, between TUS, as service provider, and Acquiror, as manufacturer, amending, restating, replacing and renaming the Agreement for the Provision of Service between Seller Parent and TUM 1 dated July 16, 2024.

“Note” means the $150,000,000 aggregate principal amount of Acquiror’s senior unsecured note due five (5) years after the Closing Date, issued pursuant to the Note Instrument.

“Note Instrument” means the instrument to be executed on or before the Closing Date, by and between Acquiror and the Seller, substantially in the form attached hereto as Exhibit A-4.

“NYSE” means the New York Stock Exchange.

"NYSE Approval” means the approval of NYSE for the listing of the Share Consideration and the Conversion Shares.

“NYSE Supplemental Listing Application” means an NYSE supplemental listing application covering the Share Consideration and the Conversion Shares.

“Open Source License” has the meaning given to it in the definition of “Open Source Materials.”

“Open Source Materials” shall mean any Software or other material that is distributed as “free software,” “open source software” or pursuant to any license identified as an open source license by the Open Source Initiative (www.opensource.org) or on similar license terms (“Open Source Licenses”).

“Order” means any order, judgment, injunction, ruling, edict, or other decree, whether non-final, final, temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Authority or Governmental Official (in the capacity as a Governmental Official).

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization or the limited liability company agreement, operating or partnership agreement adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws and equityholders agreements to which such Person is a party relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” means each of Acquiror and the Seller.

“Permitted Leakage” means, without duplication, (a) any payments expressly provided for under the terms of this Agreement, as well as the redemption and transfer contemplated by the Reorganization, and any Disclosed Related Agreement; (b) any payment or accrual made in the ordinary course of business in respect of the salary, bonus, pensions, contributions, life insurance payments, medical insurance, expense reimbursements and vacation days accrued and due to any officer, employee, director or consultant of any Acquired Company and, where such Person has a Contract or similar arrangement of employment, directorship, services or other consultancy with such Acquired Company, under and in accordance with such Contract or arrangement, provided that each such Contract was made available, and provided, further, that no such payment is made in connection with the Purchase or any other transaction contemplated hereby, and provided, further, that Permitted Leakage shall include costs and expenses related to any visa workers or any other senior staff engaged by Seller or any of its Affiliates providing services to TUM 1; (c) any payments made purely between the Acquired Companies; and (d) any Leakage in relation to, or arising from, any payment made or agreed to be made or liability incurred in respect of any matter undertaken at the specific written request or with the written consent of Acquiror after the Agreement Date.

“Permitted Liens” means (a) statutory Liens securing payments not yet due, (b) Liens with respect to the payment of Taxes, in all cases that are not yet due or payable, (c) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by applicable Law created in the ordinary course of business for amounts that are not yet due and payable, and (d) licenses of or other grants of rights to use or obligations with respect to Intellectual Property.

“Person” means any individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Personal Information” means any information or data that (a) identifies (or could be used to identify), relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with a particular individual, device or household, or (b) is defined as “personal data,” “personal information” or “personally identifiable information” or a similar term under applicable Privacy Laws pertaining to privacy or data security.

“Polysilicon Supply Agreement” means the Sales Agreement (Polysilicon Products), to be executed on or before the Closing Date, between TUM 1, as seller, and TVNW, as buyer, terminating and replacing the Intercompany Sales Agreement between TUM 1 and TVNW dated July 16, 2024.

“Pre-Closing Tax Period” means any Tax period or portion thereof that ends on or prior to the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” means (A) any Taxes of or with respect to the Acquired Companies attributable to any Pre-Closing Tax Period, provided the amounts described in this definition shall be determined (1) as if the Acquired Companies used the accrual method of Tax accounting throughout all Pre-Closing Tax Periods, (2) treating any advance payments, deferred revenues or other prepaid amounts received or arising in any Pre-Closing Tax Period as subject to Tax in such period regardless of when actually recognized for income Tax purposes, (3) by including in the Pre-Closing Tax Period any Taxes, interest and penalties attributable to an adjustment in taxable income or similar amounts required or permitted under any applicable provision of Law arising as a result of transactions, events or accounting methods employed prior to the Closing (including any change of such an accounting method required as a result of the Contemplated Transaction), regardless of when required to be taken into account under applicable Law, (4) by including any Taxes that would have been due or payable on or prior to the Closing Date but for any provision of pandemic response Law, but only to the extent such Taxes are or become due and payable following the Closing Date, and (5) by treating as a Pre-Closing Tax the amount of any payroll Tax credit claimed under any provision of pandemic response Law that is received by any Acquired Company on or before the Closing Date, but only to the extent such payroll Tax credits are subsequently not allowed or are recaptured; (B) any Taxes payable (1) by or with respect to an Acquired Company by reason of such Acquired Company being liable for the Tax of any Person pursuant to Treasury Regulations Section 1.1502-6 or any analogous provision of non-U.S., state or local Tax Law, (2) by or with respect to an Acquired Company under an indemnification agreement (other than this Agreement) or on a transferee or successor liability theory, in respect of any Taxes of any Person, which indemnification agreement was entered into before the Closing Date or which application of transferee or successor liability theory relates to an acquisition, disposition or similar transaction occurring on or prior to the Closing Date, (3) pursuant to Section 7.7(e); and (C) any other Taxes attributable to the Contemplated Transactions, including any Taxes required to be deducted or withheld from any consideration payable or otherwise deliverable pursuant to this Agreement. For purposes of this Agreement, in the case of Taxes based upon income, sales, proceeds, profits, receipts, wages, compensation or similar items, the Taxes attributable to the portion of any Straddle Period that is included in a Pre-Closing Tax Period shall be determined as though the applicable taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis; and the amount of any other Taxes of the Acquired Companies attributable to the portion of any Straddle Period that is included in a Pre-Closing Tax Period shall equal the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period up to and including the Closing Date, and the denominator of which is the total number of days in the taxable period.

“Preferred Stock Purchase Agreement” means the preferred stock purchase agreement entered into concurrently with the execution of this Agreement, between Acquiror and Encompass Capital, pursuant to which Encompass Capital will purchase non-voting preferred stock of Acquiror (the “Preferred Stock”) in exchange for $100,000,000, the first tranche of $50,000,000 of which will occur on or prior to the Closing Date.

“Privacy Obligations” means collectively, all (i) Laws pertaining to privacy or data security (“Privacy Laws”); (ii) obligations under Contracts that apply to or regulate privacy rights or Personal Information or the processing of Personal Information; (iii) written privacy policies and other policies relating to the collection, storage, transfer, disclosure, processing, protection and use of Personal Information; and (iv) any rules of self-regulatory bodies, industry groups or other organizations with which Seller or any of its Affiliates are obligated to comply that relate to the collection, storage, transfer, disclosure, processing, protection or use of Personal Information.

“Purchase” means the purchase and sale of Target Shares pursuant to Section 2.1 and all other transactions contemplated by this Agreement to occur at Closing, including entry into the Related Agreements.

“Redemption Price” means the number of shares of Acquiror Common Stock constituting Share Consideration multiplied by the VWAP for the period covering the thirty (30) trading days prior to the issuance of the Secondary Note Instrument pursuant to Section 7.11(a).

“Registration Rights Agreement” means the registration rights agreement to be on or before the Closing Date, between Acquiror and the Seller, substantially in the form attached as Exhibit A-5.

“Related Agreements” means the Convertible Note Instrument, the Cooperation Agreement, the Note Instrument, the Commercial Agreements and all other agreements, instruments and certificates contemplated hereby or thereby to which any Party is a party.

“Related Party Agreement” means any agreement and other arrangements entered into between any Acquired Company, on the one hand, and the Seller Group Company, including any of its Affiliates, on the other hand.

“R&W Insurance Policy” means any Representations and Warranties Insurance Policy with respect to the Seller Representations secured for the benefit of Acquiror as the named insured.

“Reorganization” means that series of transactions whereby TUH will redeem a portion of its shares held by Seller in exchange for the transfer of (i) the issued and outstanding shares of capital stock of, or equivalent ownership interests in, the Excluded Companies and (ii) certain assets, Liabilities, Contracts, Permits and Licenses that are each not primarily related to the businesses of the Acquired Companies (other than as may be explicitly set forth herein), from Acquired Companies to wholly owned Subsidiaries of the Seller, in accordance with Section 6.6.

“Representatives” means, with respect to a Person, such Person’s Affiliates and the directors, managers, members, shareholders, officers, employees, advisors, counsel, accountants, agents, consultants, intermediaries or other representatives of such Person and its Affiliates.

“Restricted Person” means any Person on the U.S. Department of Commerce’s Entity List, Denied Persons List, Unverified List, or Military End User List or the U.S. Department of State’s Debarred List.

“Sales Agency Agreement” means the Sales Agency and Aftermarket Services Agreement, to be executed on or before the Closing Date, between TUS, as sales agent, and TUM 1, as manufacturer, amending, restating and renaming the Marketing and Service Agreement between TUS and TUM 1 dated July 16, 2024.

“Sanctioned Jurisdiction” means a country or territory that is itself the subject of comprehensive country- or territory-wide Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine), and the non-government controlled areas of Ukraine (in the oblasts of Kherson and Zaporizhzhia).

“Sanctioned Person” means any Person that is a target of Sanctions, including as a result of being: (a) listed on any Sanctions list maintained by (i) the United States (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control and the Department of State), (ii) the European Union, (iii) any European Union member state, (iv) the United Nations, (v) the United Kingdom, or (vi) any other Governmental Authority of a jurisdiction in which any Acquired Company conducts business; (b) located, organized or resident in a Sanctioned Jurisdiction; or (c) directly or indirectly owned fifty percent or more, individually or in the aggregate, by one or more Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all applicable trade, economic and financial sanctions, embargoes, Laws, and restrictive measures administered, enacted or enforced by (i) the United States (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control and the Department of State), (ii) the European Union, (iii) any European Union member state, (iv) the United Nations, (v) the United Kingdom, or (vi) any other Governmental Authority of a jurisdiction in which any Acquired Company or Acquiror conducts business.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Second Conversion” means the conversion of the Second Conversion Shares, pursuant to the Convertible Note Instrument.

“Second Conversion Shares” means 17,918,460 shares of Acquiror Common Stock, as may be adjusted as a result of any share consolidation, stock split, stock dividend or similar event effected between the date hereof and the date of the Second Conversion with respect to the Acquiror Common Stock.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Account” means the Seller’s bank account set out in Schedule A-5.

“Seller Fundamental Representations” means the representations and warranties of the Seller set forth in Section 4.1 (Organizational Existence of the Acquired Companies), Section 4.2 (Power and Authorization; Enforceable Agreement), Section 4.4 (Conflicts), and Section 4.5 (Capitalization).

“Seller Group Company” and “Seller Group Companies” means, collectively, Seller Parent and its Subsidiaries.

“Seller IP Representations” representations and warranties of the Seller in Section 4.10 (Intellectual Property).

“Seller Material Adverse Effect” means any Effect, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of such Effect, that is or would reasonably be expected to (a) materially impede the authority or ability of the Seller or any Acquired Company to consummate the Contemplated Transactions in accordance with the terms hereof, or (b) be materially adverse to the business, assets (including intangible assets) and liabilities, financial condition, results of operations of the Acquired Companies taken as a whole, other than, in the case of this clause (b), any Effect resulting from (i) changes in general economic conditions, (ii) changes or developments in any of the industries in which any Acquired Company operates, (iii) changes in any Laws or legal or regulatory conditions (or the interpretation or enforcement thereof) or changes in GAAP or other applicable accounting standards, or the interpretation or enforcement thereof, (iv) political or social conditions, international diplomatic or trade relations (including US-China relations), or changes in the foregoing, (v) acts of war, sabotage or terrorism (including cyberterrorism), (vi) any natural disaster, hurricane, pandemic, epidemic or act of God, and any actions taken by Governmental Authorities in connection with such events, (vii) the public announcement of this Agreement or the Contemplated Transactions (including by reason of the identity of Acquiror or any communication by Acquiror regarding its plans or intentions, and including the impact thereof on relationships with customers, suppliers, distributors, partners, employees or others having relationships with any Acquired Company), (viii) the taking of any action expressly contemplated by this Agreement (including the Worker Transfer) or (ix) any failure by the Acquired Companies to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Seller Material Adverse Effect if otherwise eligible pursuant to this definition); provided that such Effects referenced in clauses (i) through (vi) do not, individually or when taken together with all other such Effects, have a disproportionate or unique effect on any Acquired Company as compared to its competitors.

“Seller Transaction Expenses” means all costs, fees and expenses of the Acquired Companies incurred or agreed to be paid at or prior to the Closing Date that remain unpaid as of the Closing Date in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Related Agreements, the consummation of the Contemplated Transactions or the consummation of the Reorganization, including (i) any legal, accounting, investment banking, advisory and other costs, fees and expenses, (ii) any Transfer Taxes and (iii) all retention, transaction, change in control or similar bonuses or any other compensatory payment or benefit to be paid or provided by any Acquired Company as a result of, or in connection with, the consummation of the Contemplated Transactions (together with the employer portion of any payroll, employment or similar Taxes attributable to such amounts), but excluding (a) any Liabilities arising as a result of affirmative action taken by (x) the Acquired Companies after the Closing Date or (y) Acquiror prior to, at or after the Closing Date, (b) any Taxes that are not described in clause (ii) of this definition, and (c) any costs and expenses incurred in obtaining the consents required under this Agreement.

“Seller Parent” means Trina Solar Co., Ltd., a company incorporated in the People’s Republic of China.

“Seller Tax Representations” means the representations and warranties of the Seller in Section 4.15 (Tax Matters).

“Senior Employee” means any Employee with a basic annual salary or fee in excess of $200,000.

“Share Consideration” means 15,437,847 shares of Acquiror Common Stock, as may be adjusted as a result of any share consolidation, stock split, stock dividend or similar event effected between the date hereof and the Closing Date with respect to the Acquiror Common Stock.

“Solar Cell Operational Support Agreement” means the solar cell operational support agreement between TUS, as service provider and TUM 2 as manufacturer.

“Solar Cell Manufacturing Facility” means the solar cell manufacturing facility to be developed substantially in accordance with the Solar Cell Term Sheets, and constructed by TUM 2, or any other Affiliate of the Acquired Companies or of Acquiror, after Closing, to be located in the United States.

“Solar Cells Supply Agreement” means the Amended and Restated Sales Agreement (Solar Cells), to be executed on or before the Closing Date, between TED, as seller, and TUM 1, as buyer, amending and restating the Intercompany Sales Agreement between TED and TUM 1 dated July 16, 2024.

“Solar Module Manufacturing Facility” means the solar module manufacturing facility currently under construction by TUM 1 and located at 1200 North Sunrise Road in Wilmer, Texas.

“Solar Cell Term Sheets” means each of the term sheets attached hereto as Schedule A-7 setting out the detailed terms and conditions in relation with the development, operation and services of the Solar Cell Manufacturing Facility after the Closing Date, which will be included in the Solar Cell Operational Support Agreement, as applicable.

“Solar Module Term Sheets” means each of the term sheets attached hereto as Schedule A-8 setting out the detailed terms and conditions in relation with the development, operation and services of the Solar Module Manufacturing Facility after the Closing Date, which will be included in the Solar Cells Supply Agreement, Polysilicon Supply Agreement, Module Operational Support Agreement, IP License Agreement, Trademark License Agreement, Sales Agency Agreement and the TUS Offtake Agreement, as applicable.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation or other organization or Person, whether incorporated or unincorporated, of which (a) such Person or any other subsidiary of such Person is a general partner (excluding such partnerships where such Person or any subsidiary of such Person does not have a majority of the voting interest in such partnership) or (b) such Person controls directly or indirectly.

“Systems” means all networks, systems, equipment, databases, websites and other information technology or data processing assets, facilities, infrastructure or services (including related Software and hardware) owned or controlled by or on behalf of any Acquired Company, and the data, including Personal Information, processed thereby or thereon.

“Target Shares” means, collectively, all of the shares of common stock or other securities of Trina Solar (U.S.) Holding Inc., a Delaware corporation (“TUH”). For the avoidance of doubt, Target Shares do not include any shares of TUH that are redeemed as part of the Reorganization.

“Tax” means (a) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent, including employer and employees’ contributions), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, escheat or unclaimed property, custom duty, tariff, or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest or any penalty or addition to tax or additional amount (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, including by operation of Law.

“Tax Proceeding” means any action, audit, grievance, examination, investigation, lawsuit, administrative proceeding, litigation or arbitration regarding Tax, in each case, by or before a Governmental Authority (whether civil, criminal or administrative).

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any schedule or amendment thereof or attachment thereto.

“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“TED” means Trina Solar Energy Development Pte. Ltd., a company organized under the laws of the Republic of Singapore.

“Trademark License Agreement” means the Amended and Restated Trademark License Agreement, to be executed on or before the Closing Date, between TUS, as licensor, and TUM 1, as licensee, amending, restating, replacing and renaming the Trademark License Agreement between Seller Parent and TUM 1 dated July 16, 2024.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“TUH Credit Facility” mean the credit facility with a principal amount of $50,000,000 between Seller and TUH dated October 18, 2024.

“TUM 1” means Trina Solar US Manufacturing Module 1 LLC, a limited liability company organized under the laws of Texas.

“TUM 2” means Trina Solar US Manufacturing Cell 1, LLC, a limited liability company organized under the laws of Oklahoma.

“TUS” means Trina Solar (U.S.), Inc., a corporation organized under the laws of Delaware.

“TUS Offtake Agreement” means the Supply Contract, , to be executed on or before the Closing Date, between TUM 1, as supplier, and TUS, as purchaser, amending and restating the Supply Agreement between TUM 1 and TUS dated July 16, 2024.

“TVNW” means Trina Solar (Viet Nam) Wafer Company Limited, a company organized under the laws of Vietnam.

“United States” and “U.S.” means the United States of America.

“Uyghur Forced Labor Prevention Act” means The Uyghur Forced Labor Prevention Act enacted in the United States (Public Law 117 - 78).

“VWAP” means the dollar volume-weighted average price for the shares of Acquiror Common Stock on the NYSE during the period beginning at 9:30:01 a.m., New York time (or such other time as the NYSE publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the NYSE publicly announces is the official close of trading), as reported by Bloomberg, L.P. through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the NYSE publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City Time (or such other time as the NYSE publicly announces is the official close of trading), as reported by Bloomberg, L.P. If the VWAP cannot be calculated for the shares of Acquiror Common Stock on a particular date on any of the foregoing bases, the VWAP of the shares of Acquiror Common Stock shall be the fair market value of the shares of Acquiror Common Stock on such date as determined by Acquiror’s Board of Directors in good faith.

“Worker Transfer” means the pre-Closing transfer from TUM 1 to Seller or its Affiliates of certain employees and service providers who presently provide services to TUM 1, as may be agreed by Acquiror and Seller from time to time.

Section 1.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section Reference

24M	1.1
24M Assets	1.1
24M Equipment	1.1
24M Isolation	6.8
24M Licenses	1.1
Acquired Companies	Recitals
Acquired Companies Financials	4.6(a)
Acquired Companies Year-End Financials	4.6(a)
Acquired Company	Recitals
Acquired Company Authorizations	4.22(b)
Acquired Company Employee Plan	1.1
Acquired Company IP	1.1
Acquired Company Owned IP	1.1
Acquired Company Registered IP	4.10(a)
Acquiror	Preamble
Acquiror Authorizations	5.17(b)
Acquiror Claims	7.8(a)(iii)
Acquiror Common Stock	1.1
Acquiror Disclosure Statement	V
Acquiror Fundamental Representations	1.1
Acquiror Material Adverse Effect	1.1
Acquiror Material Contracts	1.1
Acquiror Related Party	7.9
Acquiror Released Parties	7.9
Acquiror Releasing Parties	7.9(b)
Acquiror Representations	5.22(a)
Acquiror SEC Documents	1.1(c)
Acquiror Stockholders	1.1
Acquiror Stockholders Meeting	7.4(b)
Action	1.1
Affiliate	1.1
Agreement	Preamble
Agreement Date	Preamble
Anti-Corruption Laws	1.1
Anti-Money Laundering Laws	1.1
Balance Sheet Date	4.6(a)
Base Cash Consideration	1.1
Books and Records	4.6(e)
Burdensome Condition	1.1
Business Day	1.1

Cash Consideration	1.1
CFIUS	1.1
CFIUS Approval	1.1
CFIUS Notice	1.1
CFIUS Turndown	1.1
Chosen Courts	11.12
Claim Notice	10.5(b)
Claim Objection Notice	10.5(c)
Closing	3.1(a)
Closing Cash Consideration	1.1
Closing Date	3.1(a)
Code	1.1
Commercial Agreements	1.1
Commercially Available Software	1.1
Confidential Information	1.1
Confidentiality Agreement	1.1
Conflict	1.1
Consent	1.1
Contemplated Transactions	1.1
Contract	1.1
Control	1.1
Controlled	1.1
Controlled Group Liability	1.1
Conversion Conditions	1.1
Conversion Shares	1.1
Conversions	1.1
Convertible Note	1.1
Convertible Note Instrument	1.1
Cooperation Agreement	1.1
Copyrights	1.1
Current Balance Sheets.	4.6(c)
Customs & Trade Laws	1.1
DD Discussion Period	6.5(b)
Definitive Proxy Statement	7.3(c)
Designated Accounting Firm	7.7(a)(iii)
Disclosed Related Party Agreements	1.1
Dispute Notice	7.7(a)(iii)
DPA	1.1
Effect	1.1
Employee	1.1
Encompass Capital	1.1
End Date	9.1(b)
Environmental Law	1.1
Equity Financing	1.1
Equity Interests	1.1
ERISA	1.1
ERISA Affiliate	1.1
Europe Divestiture	7.5
European Divestiture Consideration	7.5
European Divestiture Target Amount	1.1
Exchange Act	1.1

Excluded Companies	Recitals
Excluded Company	Recitals
Expert Determination	7.7(a)(iii)
First Conversion	1.1
First Conversion Shares	1.1
First Tranche Equity Financing	1.1
Fraud	1.1
GAAP	1.1
Governmental Authority	1.1
Governmental Official	1.1
Hazardous Material	1.1
Incident	1.1
Indebtedness	1.1
Indemnification Claim	10.5(b)
Indemnified Party	1.1
Intellectual Property	1.1
IP License Agreement	1.1
Knowingly	1.1
Knowledge	1.1
Known	1.1
Labor Agreement	4.14(c)
Labor Entity	4.14(c)
Law	1.1
Leakage	1.1
Lease Agreement	1.1
Leased Real Property	1.1
Liability	1.1
Lien	1.1
Loan Repayment Amount	1.1
Lock-Up Agreement	1.1
Losses	1.1
Material Contract	4.12(b)
Material DD Item	1.1
matter	4.20(a)
Module Operational Support Agreement	1.1
Multiemployer Plan	4.13(b)
Note	1.1
Note Instrument	1.1
NYSE	1.1
NYSE Approval	1.1
NYSE Supplemental Listing Application	1.1
Objection Deadline	10.5(c)
Open Source License	1.1
Open Source Materials	1.1
Order	1.1
Organizational Documents	1.1
Other Required Filing	7.3(d)
Party	1.1
Patents	1.1
PCAOB Audited Financials	7.3(d)(ii)
Permitted Leakage	1.1

Permitted Liens	1.1
Person	1.1
personal data	1.1
personal information	1.1
Personal Information	1.1
personally identifiable information	1.1
Polysilicon Supply Agreement	1.1
Pre-Closing Period	6.1
Pre-Closing Tax Period	1.1
Pre-Closing Taxes	1.1
Preferred Stock	1.1
Preferred Stock Purchase Agreement	1.1
Preliminary Proxy Statement	7.3(b)
Privacy Laws	1.1
Privacy Obligations	1.1
Pro Forma Financials	7.3(d)(ii)
Production Reserve Fee	7.13, 7.13
Purchase	1.1
Purchase Price	2.2(a)
R&W Insurance Policy	1.1
Redemption Price	1.1
Registration Rights Agreement	1.1
Related Agreements	1.1
Related Party Agreement	1.1
Reorganization	1.1
Representatives	1.1
Required Financials	7.3(d)(ii)
Requisite Stockholder Approval	7.4(b)
Restricted Person	1.1
Right Pocket	7.6(a)(ii)
Sales Agency Agreement	1.1
Sanctioned Jurisdiction	1.1
Sanctioned Person	1.1
Sanctions	1.1
SEC	1.1
Second Conversation	1.1
Second Conversion Shares	1.1
Secondary Note Instrument	7.12(a)
Securities Act	1.1
Seller	Preamble
Seller Account	1.1
Seller Claims	7.8(a)(iii)
Seller Disclosure Statement	IV
Seller Fundamental Representations	1.1
Seller Group Companies	1.1
Seller Group Company	1.1
Seller IP Representations	1.1
Seller Material Adverse Effect	1.1
Seller Parent	1.1
Seller Related Party	7.9
Seller Released Parties	7.9

Seller Releasing Parties	7.8(a)(i)
Seller Representations	4.33(a)
Seller Tax Representations	1.1
Seller Transaction Expenses	1.1
Senior Employee	1.1
Settlement Memorandum	10.5(c)(ii)
Share Consideration	1.1
Software	1.1
Solar Cell Manufacturing Facility	1.1
Solar Cell Operational Support Agreement	1.1
Solar Cell Term Sheets	1.1
Solar Cells Supply Agreement	1.1
Solar Module Manufacturing Facility	1.1
Solar Module Term Sheets	1.1
Straddle Period	1.1
Subject Item	1.1
Subject Provision	10.5(b)
Subsidiary	1.1
Systems	1.1
Target Shares	1.1
Tax	1.1
Tax Claim	7.8
Tax Proceeding	1.1
Tax Return	1.1
Taxing Authority	1.1
TED	1.1
Third-Party Claim	10.5(e)(ii)
Top Supplier	4.25
Trade Secrets	1.1
Trademark License Agreement	1.1
Trademarks	1.1
Transfer Taxes	7.8
Treasury Regulations	1.1
TUH	1.1
TUH Credit Facility	1.1
TUM 1	1.1
TUM 2	1.1
TUMH	4.6(a)
TUS	1.1
TUS Offtake Agreement	1.1
TVNW	1.1
U.S.	1.1
under common Control with	1.1
United States	1.1
Unobjected Claim	10.5(c)
Uyghur Forced Labor Prevention Act	1.1
VWAP	1.1
Worker Transfer	1.1
Wrong Pocket	7.6(a)(ii)
Wrong Pocket Asset	7.6(a)(i)
Wrong Pocket Liability	7.6(a)(i)

ARTICLE II
PURCHASE AND SALE

Section 2.1 Purchase and Sale.

(a) Purchase. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to Acquiror or Acquiror’s wholly-owned designee, and Acquiror or Acquiror’s designee shall purchase from the Seller, all legal and beneficial right, title and interest in and to all the Target Shares held by the Seller or any of its Affiliates free and clear of all Liens and as a result of such acquisitions Acquiror or Acquiror’s designee will own all of the Target Shares previously held by the Seller or any of its Affiliates. No Party shall be obliged to complete the purchase and sale of any Target Shares unless the purchase and sale of all of the Target Shares is completed simultaneously (subject to the terms and conditions of this Agreement).

(b) Transfer of Title. At the Closing, the ownership of the Target Shares held by the Seller or any of its Affiliates shall pass from the Seller to Acquiror or Acquiror’s designee, in exchange for the payment of the Purchase Price to the Seller.

Section 2.2 Purchase Price; Cash Consideration Adjustment for Leakage.

(a) Purchase Price. The purchase price for the Target Shares shall be composed of (i) the Cash Consideration, (ii) the Share Consideration, (iii) the Note and (iv) the Convertible Note ((i) to (iv), the “Purchase Price”).

(b) Notification and Adjustment of Leakage. Not less than five (5) Business Days prior to Closing, the Seller shall notify Acquiror in writing (such notification, the “Leakage Statement”) of the amount of any Leakage having taken place from the date hereof until the Closing Date (the “Known Leakage Amount”).

(c) Payment of Purchase Price; Exchange Procedures. At Closing, Acquiror shall:

(i) deposit (or cause to be deposited) the Closing Cash Consideration by bank wire transfer of immediately available funds to the Seller’s Account;

(ii) issue and deliver to the Seller the Share Consideration (subject to the transfer restrictions contemplated in this Agreement and the Cooperation Agreement);

(iii) issue and deliver to the Seller the Note (subject to the transfer restrictions contemplated in the Note Instrument) by executing the Note Instrument; and

(iv) issue and deliver to the Seller the Convertible Note (subject to the transfer restrictions contemplated in the Convertible Note Instrument) by executing the Convertible Note Instrument.

(d) Acquiror Shares. Notwithstanding anything herein to the contrary, the shares of Acquiror Common Stock and issued in connection with the Contemplated Transactions will be subject to (i) the terms and conditions of, including any restrictions and encumbrances provided for under, this Agreement, Acquiror’s articles of association and other organizational documents, as may be amended, or amended and restated, from time to time, and the Cooperation Agreement or any other Contract entered into by the Party to whom all such shares were issued, and (ii) applicable securities and corporate Laws.

Section 2.3 Withholding Taxes. Acquiror and its Affiliates (including the Acquired Companies following the Closing) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any applicable Law; provided, however, that if Acquiror or its Affiliates intend to deduct or withhold from any amount payable pursuant to this Agreement (other than in respect of compensation), such Person shall notify the Seller of such intent at least fifteen (15) Business Days prior to the applicable payment date or, if later, as soon as reasonably practicable prior to the payment date, and shall cooperate with Seller in good faith to reduce or eliminate any such deduction or withholding to the extent permitted under applicable Laws. Any amounts deducted, withheld and paid over to the appropriate tax Governmental Authority shall be treated as having been paid to the Person in respect of whom such withholding was made for all purposes of this Agreement or any other Related Agreement.

Section 2.4 Taking of Necessary Action; Further Action. At and following the Closing, the Seller, at the request of Acquiror, and Acquiror, at the request of the Seller, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably requested by the requesting Party in writing and reasonably necessary or desirable for effecting completely the consummation of the Purchase, the Conversions and the other Contemplated Transactions.

ARTICLE III
CLOSING AND CLOSING CONSIDERATION

Section 3.1 Closing & Parties Closing Deliveries.

(a) Closing. Unless this Agreement is validly terminated pursuant to Section 9.1, Acquiror and the Seller shall consummate the Purchase at a closing (the “Closing”), which shall occur at the close of business five (5) Business Days following satisfaction or waiver (if permissible hereunder) of the conditions set forth in Section 8.1, Section 8.2, and Section 8.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions at the Closing), by remote exchange of documents, unless another time and place is mutually agreed upon in writing by Acquiror and the Seller. The date upon which the Closing occurs hereunder shall be referred to herein as the “Closing Date.” With respect to the remote exchange of signatures or other actions required to complete the Closing, and notwithstanding anything to the contrary in this Agreement, all closing deliveries, registrations and actions shall be deemed to have occurred simultaneously, and no delivery, registration or action by any Party shall have any legal effect (and shall be null and void) unless all deliveries, registrations and actions by all parties required to complete the Closing have been completed and released.

(b) Seller Closing Deliveries. At or prior to the Closing, the Seller shall deliver to Acquiror the following:

(i) in respect of the Target Shares, duly executed and delivered share or unit certificates, as applicable, and share or unit power;

(ii) a copy of the updated shareholder or member register of TUH reflecting the Target Shares transferred and delivered to Acquiror or Acquiror’s designee pursuant to this Agreement;

(iii) copy of the resolutions (or action taken by unanimous written consent in lieu thereof) of the board of directors of the Seller approving the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Purchase, and a copy of the resolutions (or action taken by written consent in lieu thereof) of the stockholders of the Seller approving the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Purchase;

(iv) resignations duly executed by each director, officer or employee of the Acquired Companies included in Schedule A-2, as well as the revocation of powers of attorney, if any, granted to such resignees;

(v) a duly executed IRS Form W-8 from the Seller;

(vi) the Convertible Note Instrument duly executed by the Seller;

(vii) the Cooperation Agreement duly executed by the Seller;

(viii) the IP License Agreement duly executed by Seller Parent and TUM 1;

(ix) the Module Operational Support Agreement duly executed by TUS;

(x) the Trademark License Agreement duly executed by TUS and TUM 1;

(xi) the Note Instrument duly executed by the Seller;

(xii) the Polysilicon Supply Agreement duly executed by TUM 1 and TVNW;

(xiii) the Registration Rights Agreement duly executed by the Seller;

(xiv) Sales Agency Agreement duly executed by TUM 1 and TUS;

(xv) the Solar Cells Supply Agreement duly executed by TUM 1 and TED; and

(xvi) TUS Offtake Agreement duly executed by TUM 1 and TUS.

(c) Acquiror Closing Deliveries. At the Closing, Acquiror shall deliver to the Seller the following:

(i) the Purchase Price in accordance with Section 2.2(a);

(ii) pay the Loan Repayment Amount to the Seller Acount;

(iii) copy of Acquiror’s resolutions (or action taken by written consent in lieu thereof) of the board of directors of Acquiror appointing the executive management set forth in Schedule A-3 on the terms agreed pursuant to Section 6.10;

(iv) the Convertible Note Instrument duly executed by Acquiror;

(v) the Cooperation Agreement duly executed by Acquiror;

(vi) proof of payment by Encompass Capital of the First Tranche Equity Financing under the Preferred Stock Purchase Agreement;

(vii) the Note Instrument duly executed by Acquiror;

(viii) the Module Operational Support Agreement duly executed by Acquiror; and

(ix) the Registration Rights Agreement duly executed by Acquiror.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Subject to such exceptions, qualifications and other matters as are specifically set forth in the disclosure statement delivered by the Seller to Acquiror on the Agreement Date (the “Seller Disclosure Statement”) (it being understood and hereby agreed that (a) the information set forth in the Seller Disclosure Statement shall be disclosed under separate section, subsection, and subclause references that correspond to the sections, subsections, and subclauses of this Article IV to which such information relates, and (b) the information set forth in each section, subsection, and subclause of the Seller Disclosure Statement shall qualify (i) the representations and warranties set forth in the corresponding section, subsection, and subclause of this Article IV and (ii) any other representations and warranties set forth in this Article IV if, and solely to the extent that, it is reasonably apparent on the face of such disclosure, without reference to the underlying documents referenced therein and without independent knowledge of the matters described therein, that it applies to such other section, subsection or subclause of this Article IV), the Seller hereby represents and warrants as of the Agreement Date and as of the Closing Date as follows:

Section 4.1 Organizational Existence of the Acquired Companies.

(a) Each Acquired Company is a legal entity duly organized, validly existing and, where relevant, in good standing, under the laws of the relevant jurisdiction in which it was incorporated.

(b) Each Acquired Company has full corporate power to own, lease and operate its properties and assets and to carry on its business in the manner and to the extent conducted or contemplated to be conducted on the Agreement Date. Each Acquired Company is qualified to do business in any jurisdiction in which it does business (to the extent the concept is applicable in such jurisdiction).

(c) No order has been made and no resolution has been passed for or regarding the initiation of any insolvency proceedings or the winding-up of the Acquired Companies, and no meeting has been convened and no petition has been presented for such purpose in respect to the Acquired Companies. No administration order has been made in respect of the Acquired Companies, and no petition for such an order has been presented in respect of the Acquired Companies. No trustee, liquidator, receiver, administrator, or other similar person has been appointed in respect of the Acquired Companies or any of their respective assets. No Acquired Company is or has in the past been insolvent or unable to pay its debts as they fall due. No creditor of the Acquired Companies has enforced any security over any assets of the Acquired Companies, or is currently entitled to do so as a result of any breach by the Acquired Companies of any financing agreement.

(d) The Organizational Documents of each Acquired Company have been made available to Acquiror and are true, complete and current on the Agreement Date, and are kept by each Acquired Company in all material respects in accordance with applicable Laws. No registration filings regarding the Organizational Documents of any Acquired Company are pending, and no resolutions have been passed which should, but have not been, filed for registration with any authority. The minutes of each Acquired Company (i) are complete and up-to-date and have been maintained in accordance with sound and prudent business practice, (ii) contain true, correct and complete records of all actions taken, and summaries of all meetings held, by the respective shareholders and board of directors of each Acquired Company (and any committees thereof) since the time of incorporation of each Acquired Company and (iii) have been made available to Acquiror. At the Closing, the minute books and other Books and Records will be in the possession of the Acquired Companies.

(e) No Acquired Company has any Subsidiary, branch, representative office or place of business (whether or not amounting to a permanent establishment under any relevant Laws) outside its jurisdiction of incorporation.

Section 4.2 Power and Authorization; Enforceable Agreement.

(a) The Seller has, and any of its Affiliates who are party to a Related Agreement, have, all requisite power and authority to enter into this Agreement and any Related Agreements and each certificate and other instrument required to be executed and delivered by the Seller or its Affiliates and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, any Related Agreements, and each certificate and other instrument required to be executed and delivered by the Seller or its Affiliates or to which the Seller, or any of its Affiliates, is a party and the performance of its obligations hereunder and thereby have been duly authorized by all necessary action on the part of the Seller, or its Affiliates, and no further action is required on the part of the Seller or its Affiliates to authorize its execution, delivery and performance of this Agreement and any Related Agreements to which the Seller, or its Affiliates, is a Party and the Contemplated Transactions.

(b) This Agreement and each of the Related Agreements to which the Seller, or any of its Affiliates, is a Party have been (or in the case of Related Agreements to be entered into at or prior to the Agreement Date, will be) duly executed and delivered by the Seller or its Affiliates and, assuming the due authorization, execution and delivery by Acquiror (as applicable), constitute (or in the case of Related Agreements to be entered into at or prior to the Agreement Date, will be) the valid and binding obligations of the Seller or its Affiliates enforceable against it in accordance with their respective terms, subject to Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general.

Section 4.3 Governmental Approvals. Except as set forth in Section 4.3 of the Seller Disclosure Statement, no consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required to be obtained by any member of the Seller Group Company, in connection with the execution and delivery of this Agreement and any Related Agreement or the consummation of the Contemplated Transactions, except for the Conversion Conditions or the Reorganization.

Section 4.4 Conflicts. Except as set forth on Section 4.4 of the Sellers Disclosure Statement, the execution and delivery by the Seller of this Agreement and any Related Agreement to which the Seller is (or will be) a Party, and the consummation of the Purchase and the other Contemplated Transactions, will not (a) result in the creation or imposition of any Lien (other than Permitted Liens) upon the assets of any Acquired Company and (b) result in or give rise to any Conflict in (i) any provision of the Organizational Documents of any Acquired Company or Seller, as amended, (ii) any Material Contract, Acquired Company Authorization, or Lien to which any Acquired Company is a party or by which any Acquired Company or any of their respective properties or tangible assets are bound or subject or (iii) any Law or Order applicable to any Acquired Company or any of their respective properties or assets (whether tangible or intangible), except, in each of clauses (a) and (b), as would not be material to the Acquired Companies taken as a whole.

Section 4.5 Capitalization.

(a) The Seller is the sole legal and beneficial owner of the Target Shares designated, and the Seller has good and valid title with respect to, and holds all right title and interest in and to, such Target Shares held by it.

(b) The Target Shares represent all of the issued and outstanding equity securities (and rights to acquire equity securities) of TUH.

(c) All Target Shares are duly authorized, validly issued, fully paid and non-assessable. The Target Shares are not subject to any Liens or to any rights of first refusal of any kind, and no rights to purchase such Target Shares have been granted to any other Person. The Seller has the sole right to transfer the Target Shares to Acquiror. The Target Shares owned by the Seller constitute the Seller’s entire interest in TUH and the Seller does not have the right to acquire, directly or indirectly, any other Equity Interest in TUH. The Seller is not a Party to any option, warrant, purchase right, or other Contract or commitment that could require it to sell, transfer, or otherwise dispose of any Target Shares. The Seller has not previously granted or agreed to grant any ongoing power of attorney in respect of any Target Shares or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of the board of directors of TUH or give consents or approvals of any kind as to such Target Shares. At the Closing, upon payment of the Purchase Price, Acquiror will receive good and valid title to such Target Shares, free and clear of all Liens.

(d) The capital stock of each Acquired Company as of the Agreement Date is set forth in Annex A. All of the issued and outstanding shares of each of the Acquired Companies have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record (both legally and beneficially) by the Seller or one of the Acquired Companies as indicated in Annex A. There are no other outstanding (i) securities of any of the Acquired Companies, including any instrument convertible into or exchangeable for shares of capital stock or voting securities of any of the Acquired Companies; or (ii) options, rights of first offer or refusal, redemption or repurchase rights, or other rights in favor of third parties to acquire any securities from any of the Acquired Companies, and there is no obligation of any of the Acquired Companies to issue any capital stock, voting securities, or securities or other instruments convertible into or exchangeable for capital stock or voting securities of any of the Acquired Companies. Except as indicated on Section 4.5(d) of the Seller Disclosure Statement, none of the Acquired Subsidiaries has any Subsidiaries or holds, directly or indirectly, an equity interest in any other Person.

(e) No Acquired Company holds any treasury shares or any other Equity Interest in any other Acquired Company.

(f) Other than the Target Shares, there are no, and neither the Seller nor the Acquired Companies have unfilled promises or commitments (whether or not binding) or Contract to issue or grant any securities or enter into any commitments or agreements of any character, written or oral, for the issuance or grant of any securities of any Acquired Company or obligating any Acquired Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any securities or obligating any Acquired Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any security. There are no outstanding or authorized, and neither the Seller nor the Acquired Companies have unfulfilled promises or commitments (whether or not binding) or Contract to issue, grant, or enter into any, stock appreciation, option, phantom stock, restricted stock, restricted stock unit, profit participation or other similar rights with respect to any Acquired Company (whether payable in securities, cash or otherwise).

(g) Prior to the Agreement Date no dividends have been declared, made or paid or agreed to be declared, made or paid, by any Acquired Company.

(h) There are no issued or outstanding bonds, debentures, notes or other indebtedness of any Acquired Company (A) having the right to vote on any matters on which the shareholders or unitholders, as applicable, of any Acquired Company may vote (or which is convertible into, or exchangeable for, securities having such right), or (B) the value of which is in any way based upon or derived from capital or voting stock of any Acquired Company.

Section 4.6 Financial Information.

(a) Section 4.6(a) of the Seller Disclosure Statement sets forth (i) the unaudited balance sheets of each TUH, Trina Solar US Manufacturing Holding, Inc. (“TUMH”) and TUM 1 as of December 31, 2023, and the related unaudited income statement for the twelve (12) month periods then ended (the “Acquired Companies Year-End Financials”), and (ii) the unaudited balance sheet of each of TUH, TUMH and TUM 1 as of September 30, 2024 (the “Balance Sheet Date”), and the related unaudited income statements for the nine (9) month period ended on the Balance Sheet Date (together with the Acquired Companies Year-End Financials, the “Acquired Companies Financials”). The Acquired Companies Financials have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other.

(b) No material change has been made to the accounting policies or to any other accounting treatment (including, for the avoidance of doubt, any estimation techniques or approaches to the exercise of accounting discretion of judgment) of the Acquired Companies for at least two (2) years prior to September 30, 2024. The Acquired Companies Financials give a true and fair view of the Acquired Companies’ assets, liabilities, financial condition, operating results and cash flows as of the dates and during the periods indicated therein.

(c) TUH’s, TUMH’s and TUM 1’s unaudited balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheets.” The books and records of TUH, TUMH and TUM 1 have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements (including, without limitation, GAAP) and the Acquired Companies Financials are consistent with such books and records. All reserves that are set forth in or reflected in the Current Balance Sheets have been established in accordance with GAAP consistently applied with the Acquired Companies Financials.

(d) No Acquired Company is a Party to, or has a commitment to effect, enter into or create, any joint venture, or “off-balance sheet arrangement,” where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Acquired Company in the Acquired Companies Financials.

(e) Each of the Acquired Companies maintains accurate business records, financial books and records, personnel records, legers, sales accounting records, Tax records and related work papers and other books and records (collectively the “Books and Records”) reflecting its assets and liabilities and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Acquired Companies’ financial statements in conformity with GAAP and to maintain accountability of its assets, (iii) access to its assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No Acquired Company has engaged in any material transaction or maintained any bank account except as reflected in the Books and Records. The Books and Records (A) are in all material respects true, correct and complete, (B) have been maintained in accordance with the Acquired Companies’ business practices on a basis consistent with prior years, and (C) fairly reflect in all material respects the basis for the Acquired Companies Financials. Each Acquired Company has filed their respective statutory financial statements with the relevant authorities in compliance with applicable Laws.

(f) No Acquired Company (including any Employee) has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by any Acquired Company, (ii) any Fraud, whether or not material, that involves any Acquired Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by any Acquired Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.7 Sufficiency of Assets. (a) Upon the Closing, the assets and properties of the Acquired Companies constitute all of the material assets and properties used or held for use in the businesses of the Acquired Companies as currently conducted and all the Seller and all the assets of the Seller connected to the business of the Acquired Companies, (b) at the Closing, Acquiror (through its direct or indirect ownership of the Acquired Companies) will have sufficient rights, property and assets to conduct the operations of the businesses of the Acquired Companies as currently conducted and (c) without prejudice to the provisions set forth in Section 7.6, from and after the Closing, the Seller or their Representatives will not own any assets or properties used in or held for use in the businesses of the Acquired Companies as currently conducted.

Section 4.8 No Undisclosed Liabilities. No Acquired Company has any Liability, except for those that (a) have been specifically reflected and adequately reserved for in the Current Balance Sheets, or (b) have arisen in the ordinary course of business since the Balance Sheet Date that are not material relative to the ordinary course of business consistent with past practices in amount or significance, either individually or in the aggregate, and do not result from a breach of Contract (including any representation or warranty therein), breach of warranty, violation of Law, infringement, misappropriation, or other tort or (c) that would not be required to be set forth on a consolidated balance sheet of the Acquired Companies or any Acquired Company prepared in accordance with GAAP.

Section 4.9 Absence of Changes. Since September 30, 2024 (a) the operations of the Acquired Companies have been conducted in the ordinary course of business, (b) no Seller Material Adverse Effect has occurred and (c) no Acquired Company has taken any action that would be prohibited by Section 6.3 if proposed to be taken or actually taken after the Agreement Date.

Section 4.10 Intellectual Property.

(a) Section 4.10(a) of the Seller Disclosure Statement contains a true, complete and accurate list, as of the Agreement Date, of each registration (including issued Patents) and application constituting Acquired Company Owned IP, including domain names (“Acquired Company Registered IP”), setting forth, for each the jurisdiction where such Acquired Company Registered IP has been registered or filed; the application, registration or serial number; the application, filing or registration date; the status; and the record and beneficial owners. There are no actions that must be taken within four (4) months from the Agreement Date, including the payment of fees or the filing of documents, for the purposes of obtaining, maintaining, perfecting, or renewing any rights in such registered or applied for Intellectual Property.

(b) The Acquired Company Registered IP is subsisting, valid and enforceable and there is no reasonable basis for a claim that any Acquired Company Registered IP is invalid or unenforceable. Since January 1, 2021, no interference, opposition, reissue, reexamination, or other similar Action has been pending or threatened in writing in which the ownership, validity, scope or enforceability of any Acquired Company Registered IP has been contested or challenged.

(c) The Acquired Companies are the sole and exclusive beneficial, and with respect to applications and registrations (including Patents), owner of all Acquired Company Owned IP, and no other Person has any rights to such Intellectual Property. The Acquired Companies own or have a valid right to use the Acquired Company IP, in each case free and clear of all Liens (other than Permitted Liens), in business of the Acquired Companies as currently conducted and contemplated to be conducted. The Seller and its Affiliates have entered into valid and enforceable written agreements with all Persons (including all past and present founders, employees, consultants and independent contractors) who have contributed to the creation, generation, conception, discovery, development or reduction to practice of any Intellectual Property related to the Acquired Companies’ business or, for or on behalf of any Acquired Company, (including Acquired Company Owned IP), pursuant to which such Persons presently assign to an Acquired Company all of such Person’s rights, title and interest in and to all Intellectual Property created, generated, conceived, discovered, developed or reduced to practice for the Acquired Company in the course of their employment or retention thereby, without any exclusions or reservations, and no party thereto is in default or breach of such agreement.

(d) No funding, facilities or resources of any Governmental Authority, university, college, or other educational institution, or research center were used in the creation, generation, conception, discovery, development or reduction to practice of any Acquired Company Owned IP. Neither the Seller or its Affiliates (in connection with the operation of the Acquired Companies’ business) nor any of the Acquired Companies is a member or promoter of, or a contributor to, any industry standards body or similar organization that obligates any Acquired Company to grant or offer to any third party any license or similar immunity with respect to such Intellectual Property. No Person who contributed to the creation, generation, conception, discovery, development or reduction to practice of any Acquired Company Owned IP was performing services for any Governmental Authority, or for a university, college or other educational institution or research center, during the period of time such Person was creating, generating, conceiving, discovering, developing or reducing to practice any Acquired Company Owned IP.

(e) The consummation of the Contemplated Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Acquired Companies’ right to own, use, or hold for use any Intellectual Property as owned, used, or held for use (including for defensive purposes) in the conduct of the business of the Acquired Companies as currently conducted and contemplated to be conducted. All Acquired Company Owned IP is (and immediately following the Closing will be) fully transferable, alienable and licensable by any Acquired Company without restriction (other than Permitted Liens) and without payment of any kind to any third party. Other than with respect to the applicable rights granted under the IP License Agreement and the Trademark License Agreement, neither Seller or any of its Affiliates (other than the Acquired Companies), nor any current or former owner, partner, director, stockholder, officer, or employee of Seller or any of its Affiliates will, after giving effect to the Contemplated Transactions, own, license, or retain any proprietary rights in any of the Intellectual Property owned, used, or held for use (including for defensive purposes) by the Acquired Companies in the conduct of their business as currently conducted and contemplated to be conducted.

(f) Since January 1, 2021, no Person has infringed, misappropriated, or otherwise violated any Acquired Company Owned IP, and no such Actions have been asserted or threatened against any Person (including in the form of offers or invitations to obtain a license).

(g) The conduct of the business of the Acquired Companies as currently conducted has not since January 1, 2021, and as contemplated to be conducted, and the use of the products and technology of the Acquired Companies will not infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person, and no such Actions have been pending or threatened in writing since January 1, 2021, against the Seller or any of its Affiliates or any other Person who is entitled to be indemnified, defended, held harmless or reimbursed by the Seller or any of its Affiliates.

(h) The Acquired Company IP constitutes all of the Intellectual Property reasonably necessary for the operation of the business of the Acquired Companies as such business are currently conducted and as contemplated to be conducted.

(i) Neither the Seller or any of its Affiliates nor any Acquired Company has used, modified, or distributed any Open Source Materials in a manner that requires any Acquired Company Source Code to be publicly disclosed, publicly distributed, dedicated to the public or licensed to any Person pursuant to a copyleft license or otherwise imposes any other material limitation, restriction or condition on the right or ability of any Acquired Company to use, license or distribute any Acquired Company Owned IP. Seller and its Affiliates have complied with the terms and conditions of all applicable Open Source Licenses in all material respects in connection with the conduct of the Acquired Companies’ business.

(j) The Seller and its Affiliates have taken reasonable steps to protect material Trade Secrets that are Acquired Company Owned IP, and there has been no loss of, or unauthorized access to or disclosure of, any such Trade Secrets.

(k) Neither the Seller or its Affiliates, nor any Person acting on its or their behalf, has disclosed, licensed or delivered to any third party, agreed to disclose or deliver to any third party, or deposited or agreed to deposit with any escrow agent or other third party, any Acquired Company Source Code. No third party has accessed or obtained any Acquired Company Source Code without authorization. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to require the disclosure or delivery by the Seller or its Affiliates, any Acquired Company or, any other Person, of any Acquired Company Source Code to any third party (including escrow agents).

Section 4.11 Privacy Obligations, Data Protection.

(a) The Seller and its Affiliates (solely in connection with the business of the Acquired Companies) and the Acquired Companies are in compliance and since January 1, 2021, have complied in all material respects with Privacy Obligations. The Acquired Companies have implemented and maintain appropriate technical and organizational policies, procedures and other measures to protect Personal Information owned, controlled or processed by the Acquired Companies against personal data breaches.

(b) Neither Seller or its Affiliates in connection with the business of the Acquired Companies, nor any Acquired Company has since January 1, 2021 (i) suffered any material breach of Personal Information; (ii) been subject to investigation or received any written notice or other communication from any supervisory authority or Governmental Authority in relation to any alleged non-compliance with Privacy Laws; or (iii) received any written claim, complaint or other communication from any Person claiming a right to compensation under Privacy Laws or alleging non-compliance with Privacy Obligations; and (iv) no event has occurred and no circumstances exist which could reasonably be expected to give rise to any of the consequences described in (i) through (iii) in this Section 4.11(b) (inclusive).

(c) Since January 1, 2021, there has been no material Incident, and to the Seller’s Knowledge, there are no circumstances that may give rise to an Incident affecting any System owned or controlled by any of the Acquired Companies.

(d) The Seller and its Affiliates carry out regular tests and vulnerability assessments of the Systems and promptly remediate all critical and high-risk issues and vulnerabilities identified therein, in each case, in accordance with customary industry standards and practices for entities operating businesses similar to the business of the Acquired Companies. The Seller and its Affiliates have used commercially reasonable efforts to implement and maintain policies and practices to monitor, prevent and detect any Incident and protect the availability, security and integrity of all Systems and data (including Personal Information processed thereby or thereon) used or held for use in connection with the business of the Acquired Companies, and implement, maintain and regularly test appropriate disaster recovery and business continuity plans, procedures and facilities, in each case, in accordance customary industry standards and practices for entities operating businesses similar to the business of the Acquired Companies. The Systems are in good working condition in all material respects and perform all functions necessary for the current operation of the Acquired Companies.

Section 4.12 Material Contracts.

(a) Section 4.12(a) of the Seller Disclosure Statement identifies, in each subpart that corresponds to the subsection listed below in this Section 4.12(a), each of the following Contracts to which any Acquired Company is a party or by which any of its respective assets or properties are bound as of the Agreement Date:

(i) Contracts with a Top Supplier;

(ii) any Contract relating to or involving (A) Liabilities or payment obligations of any party thereto other than the Acquired Companies, in excess of $10,000,000 in any given twelve (12) month period after the Agreement Date or $25,000,000 in the aggregate over the term of the Contract, including any Liability or payment obligation that may arise in the future upon the satisfaction or occurrence of any terms, conditions, termination, event, covenants or otherwise or (B) the performance of services after the Agreement Date by any party thereto other than the Acquired Companies for an amount, or having a value, in excess of $10,000,000 in the aggregate (or the equivalent amount in local currency at the applicable exchange rate as of the Agreement Date), other than the Disclosed Related Party Agreements;

(iii) all Contracts relating to the acquisition, sale, transfer, development, use, exploitation or license (including coexistence agreements and covenants not to sue) of any material Intellectual Property, excluding (A) contracts for generally commercially available Software having license fees of less than $1,000,000 annually or in the aggregate, (B) employee and contractor confidentiality and invention assignment agreements, and (C) non-disclosure agreements entered into in the ordinary course of business;

(iv) imposing or purporting to impose any restriction on or limit on the right or ability or freedom of the Seller or Acquired Company (or that would expressly impose or purport to impose any restriction on or limit the right or ability or freedom of Acquiror or any of its Affiliates after the Purchase): (A) to engage in any business practices or other activities, (B) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, (C) to acquire any product, property or other asset (including Intellectual Property), or any services, from any other Person, (D) to sell any product or other asset (including Intellectual Property) to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (E) to license or distribute any product, Software or technology;

(v) relating to the provision of lending, consulting, development, sales or any other services to any Acquired Company, in each case, by any other Person, involving payment obligations in excess of $10,000,000 in the prior twelve (12) month period;

(vi) relates to the purchase, lease, license or rental of equipment in excess of $10,000,000 on a one-time basis or $25,000,000 on an annual basis;

(vii) that is an Acquired Company Employee Plan, including any employment or services agreement, offer letter, or similar Contract that sets forth the terms and conditions of employment or service with any Employee, that cannot be terminated within sixty (60) days after the delivery of a termination notice by any Acquired Company without payment or other liability;

(viii) that grants any retention, change of control, severance or termination pay or benefits (in cash, securities, or otherwise) to any Employee;

(ix) that is an agreement with any current Senior Employee;

(x) any Contract with a professional employer organization or similar party;

(xi) any Labor Agreement;

(xii) that is a lease, lease guaranty, sublease, Contract for the leasing, use or occupancy of, or otherwise granting a right in or relating to Leased Real Property;

(xiii) relating to capital expenditures and involving future payments in excess of $10,000,000 individually or $25,000,000 in the aggregate;

(xiv) relating to any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness having a value in excess of $25,000,000 or the creation of any Lien (other than Permitted Liens) with respect to any asset of any Acquired Company;

(xv) involving or incorporating any guaranty, pledge, performance or completion bond, indemnity or surety arrangement;

(xvi) creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xvii) that is with a Governmental Authority, or constitutes or relates to any quotation, bid or proposal submitted to any Governmental Authority or higher-tier subcontractor of any Governmental Authority;

(xviii) relating to any acquisition or agreement to acquire or dispose of (i) assets of any Person, other than acquisitions in the ordinary course of business or the disposal of non-material assets of any Acquired Company in the ordinary course of business, or (ii) any Equity Interest in any Person (including any Acquired Company) or any business or operations of any Person;

(xix) that is a hedging, futures, exchange, options or other derivative Contract;

(xx) that is with any investment banker, broker, financial advisor or similar party, retained by the Seller or any Acquired Company in connection with this Agreement and the Contemplated Transactions; and

(xxi) that otherwise involves payment by any Acquired Company of $10,000,000 individually or $25,000,000 in the aggregate or more and is not cancellable without penalty within thirty (30) days.

(b) Each Contract (x) set forth in the Seller Disclosure Statement, or (y) required to be set forth on the Seller Disclosure Statement in order to make the corresponding section of this Article IV true, correct and complete, is referred to herein as a “Material Contract.” The Seller has made available to Acquiror true, correct and complete copies of all Material Contracts, including all material amendments, exhibits, schedules and other attachments thereto, in each case as of the Agreement Date. Each Material Contract is valid and in full force and effect and is enforceable by the Seller or the Acquired Companies, as applicable, in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and rules of law governing specific performance, injunctive relief and other equitable remedies. No Acquired Company has materially violated or breached, or committed any material default under, any Material Contract and, to the Seller’s Knowledge, no other Person that is party to a Material Contract has materially violated or breached, or committed any material default under, such Material Contract. Since the latter of the respective date of incorporation and January 1, 2021, no Acquired Company has received any written notice alleging a material breach of, or material default under, any Material Contract. To the Seller’s Knowledge, no event has occurred, and no circumstance or condition exists, with respect to a Material Contract that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a material violation or material breach of any of the provisions of such Material Contract by any Acquired Company or the counterparty to such Material Contract; (ii) give any party to such Material Contract the right to declare a default or exercise any material remedy under such Material Contract; (iii) give any party to such Material Contract the right to accelerate the maturity or performance of such Material Contract; or (iv) give any Person the right to cancel prior to the specified expiration date thereof, terminate prior to the specified expiration date thereof or materially modify such Material Contract. Since the latter of the respective date of incorporation of the Acquired Companies and January 1, 2021, no Acquired Company has received any written notice of termination of any Material Contract (regardless of whether such Person has the right to do so under such Contract) prior to the specified expiration date thereof.

Section 4.13 Employee Benefit Plans.

(a) Section 4.13(a) of the Seller Disclosure Statement sets forth a true, correct and complete list of each Acquired Company Employee Plan. No Acquired Company has made any plan or commitment to establish or enter into any new material Acquired Company Employee Plan or to modify any material Acquired Company Employee Plan. No material promises or representations have been made to any Employees to increase their compensation or to continue their employment for any specific duration and no Acquired Company is under any legal obligation to make any change in the compensation or benefits of any Employee, except as required by law or the terms of the Acquired Company Employee Plan. The Seller has made available to Acquiror true and complete copies of, to the extent applicable: (i) the plan document (including all amendments thereto) governing each Acquired Company Employee Plan or, if such plan is not in writing, a written description of such Acquired Company Employee Plan, (ii) if the Acquired Company Employee Plan is funded through a trust or any other funding arrangement, a copy of such trust or other funding arrangement, (iii) each ERISA summary plan description and summary of material modifications, (iv) the most recent annual report on Form 5500 including, if applicable, all schedules and attachments thereto prepared in connection with any such Acquired Company Employee Plan, (v) the most recently received Internal Revenue Service determination letter (or opinion or advisory letter, if applicable) and (vi) all non-routine correspondence to and from any Governmental Authority within the last three (3) years.

(b) Absence of Certain Plans. Neither any Acquired Company nor any of its ERISA Affiliates maintains, sponsors or participates in, or contributes to or is required to contribute to, (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a “multiple employer plan” that is subject to Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code, (iii) a plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(4) of ERISA). No liability under Title IV or Section 302 of ERISA has been incurred by the any Acquired Company or any of its Subsidiaries (including on account of any ERISA Affiliate) that has not been satisfied in full and, to the Knowledge of the Seller, no condition exists that would reasonably be expected to result in any Acquired Company or any of its Subsidiaries (including on account of any ERISA Affiliate) incurring any such liability, other than any liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(c) Employee Plan Compliance.

(i) Each Acquired Company Employee Plan has been maintained, in all material respects, in compliance with its terms and all applicable Laws, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority. There are no Actions pending or threatened or reasonably anticipated (other than routine claims for benefits) against the Seller or any Acquired Company relating to an Acquired Company Employee Plan. Each Acquired Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability as a result of such amendment termination or discontinuance to Acquiror, or any Acquired Company.

(ii) Each Acquired Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Acquired Company Employee Plan and, to the Knowledge of the Seller, there are no facts or circumstances that would be reasonably likely to adversely affect the determination of the qualified status of any such Acquired Company Employee Plan as set forth in such determination letter.

(iii) Neither any Acquired Company nor any of its Subsidiaries have incurred any liability for any Tax or civil penalty imposed under Chapter 43 of the Code or Sections 409 or 502 of ERISA with respect to any Acquired Company Employee Plan that has not been satisfied in full. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability of any Acquired Company or any of its Subsidiaries (including on account of any ERISA Affiliate) that could be a liability of Acquiror and its Affiliates (including the Acquired Companies and their Subsidiaries) following the Closing.

(d) No Prohibited Transactions. With respect to each Acquired Company Employee Plan, (i) none of the Acquired Companies, any of their Subsidiaries, or, to the Knowledge of the Seller, any of their respective directors, officers, employees or agents has engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), and (ii) none of the Acquired Companies or any of their Subsidiaries or, to the Knowledge of the Seller, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plan.

(e) No Post-Employment Obligations. No Acquired Company Employee Plan provides, or has any obligation or liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason other than required under Section 601 et seq. of ERISA or Section 4980B of the Code or similar applicable state Law.

(f) Section 409A. Each Acquired Company Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has (i) been maintained and operated in compliance with Section 409A of the Code and all applicable Treasury Regulations promulgated thereunder so as to avoid any Tax, penalty or interest under Section 409A of the Code, and (ii) been in documentary and operational compliance with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder.

(g) Change of Control. Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (either alone or upon the occurrence of any additional or subsequent events) will (i) result in any payment or benefit (including severance or bonus) becoming due under any Acquired Company Employee Plan or otherwise to any Employee, (ii) result in any forgiveness of indebtedness with respect to any Employee, (iii) increase any benefits otherwise payable by the Acquired Companies under any Acquired Company Employee Plan, (iv) result in the obligation to fund benefits under any Acquired Company Employee Plan, (v) result in the acceleration of the time of payment or vesting of any benefits provided under any Acquired Company Employee Plan or (vi) result in excess parachute payments within the meaning of Section 280G(b) of the Code or a loss of deduction under Section 280G of the Code. Neither the Seller nor the Acquired Companies have any obligation to gross-up, indemnify or otherwise reimburse any Employee or any other Person for any Taxes, including under Section 409A or 4999 of the Code.

Section 4.14 Employment Matters.

(a) Employee Census. Schedule 4.15(a) contains an accurate and complete table of the following information for each current Employee as of the Agreement Date: (i) anonymized ID, (ii) employing or engaging entity and employing entity following the Reorganization, (iii) date of commencement of continuous employment or engagement, (iv) job title, (v) status (full-time or part-time), (vi) work location (city, state), (vii) type of employer sponsored visa, if applicable, (viii) annual base compensation, (ix) any commission and bonus opportunities (target, maximum and any amounts paid in respect of the current and immediately preceding calendar years), (x) exempt or non-exempt status, (xi) employment status (whether such person is party to an employment agreement or is employed “at will”) or independent contractor status, (xii) leave status, including type of leave and expected return date, (xiii) union status, (xiv) notice period or term of employment or engagement (if applicable), and (xv) accrued but unpaid vacation or other applicable paid time off balances. Notwithstanding the foregoing, following the Reorganization, certain employees of TUS will (at least partially) be assigned to, or provide services with respect to, the Solar Module Manufacturing Facility at Closing.

(b) Notice of Termination. None of the current Senior Employees have given notice or been given notice of termination regarding their employment or service relationship with any Acquired Company.

(c) Labor. No Employees are represented by any labor union, works council, trade union, employee representatives, personnel delegates or similar labor relations entity, labor organization or group of employees (each, a “Labor Entity”) and the Acquired Companies are not party to or bound by any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any Labor Entity (each a “Labor Agreement”). Since the latter of the respective date of incorporation and eighteen (18) months preceding the Agreement Date, no Labor Entity has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Since the latter of the respective date of incorporation of each Acquired Company and eighteen (18) months preceding the Agreement Date, there has been no actual, or to the Knowledge of the Seller, threatened, unfair labor practice charge, material grievance, material arbitration, strike, lockout, slowdown, collective action (of whatever kind) concerted refusal to work overtime, work stoppage, picketing, handbilling, or other labor dispute against or affecting any Acquired Company. To the Knowledge of the Seller, there have been no activities or proceedings of any Labor Entity to organize any Employees.

(d) Compliance with Employment Laws. Each of the Acquired Companies is in compliance in all material respects and since the latter of their respective date of incorporation, has been in compliance in all material respects, with all Laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance and any applicable Labor Agreement. All individuals who are performing, and for the six-year period preceding the Agreement Date have performed, services for the Acquired Companies, while classified as independent contractors have been properly so classified for all purposes. All Employees classified as “exempt” under the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq., and applicable state wage and hour Laws are, and for the six (6) year period preceding the Agreement Date have been, properly classified as “exempt.” The Acquired Companies do not use automated employment decision tools (AEDTs) or other artificial intelligence in connection with hiring or promotion decisions. The Acquired Companies are not delinquent in payments to any Employees for any services or amounts required to be reimbursed or otherwise paid. No Acquired Company has a single employer, joint employer, alter ego or similar relationship with any other company.

(e) Employment-Related Actions. There are no Actions by or against any of the Acquired Companies pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitral tribunal in connection with the employment or termination of employment of any Employee or applicant to become an Employee, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(f) Violation of Restrictive Covenants. No Employee is in any respect in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Acquired Companies or (ii) to a former employer of any such Employee relating (A) to the right of any such Employee to be employed by the Acquired Companies or (B) to the knowledge or use of trade secrets or proprietary information.

(g) No Harassment. None of the Acquired Companies is a party to a settlement agreement with a current or former Employee, director or officer that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either an officer or Employee. In the last five years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against any officer or Employee, and to the Knowledge of the Seller, no such harassment, misconduct or discrimination has occurred.

(h) Government Contractor. The Acquired Companies are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

Section 4.15 Tax Matters.

(a) Tax Returns and Payments. All income and other material Tax Returns required to be filed by or with respect to any Acquired Company have been duly and timely filed with the appropriate Taxing Authority (taking into account any valid extensions of time within which to make such filings). All such Tax Returns are true, correct and complete in all material respects, were prepared in substantial compliance with all applicable Law and disclose all Taxes required to be paid for the periods covered thereby. Each Acquired Company has duly and timely paid, or has caused to be duly and timely paid, all Taxes due and owing by it to the appropriate Governmental Authority (whether or not shown on any Tax Return).

(b) Reserves for Payment of Taxes. The Acquired Companies Financials reflect, in accordance with GAAP, adequate reserves for all Taxes payable by or with respect to each Acquired Company for all taxable periods through the date of such financial statements, and since such date, no Acquired Company has incurred any Liability for Taxes outside the ordinary course of business consistent with past practice.

(c) Statute of Limitations. There are no outstanding agreements waiving or extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of or with respect to any Acquired Company for any taxable period (except for such agreements for which the applicable statutory period of limitations (after giving effect to any waiver or extension) has already expired), and no request for any such waiver or extension made by any Governmental Authority is currently pending.

(d) Power of Attorney. No power of attorney given by, or binding upon, any Acquired Company with respect to any matter relating to Taxes is currently in force.

(e) Tax Liens. There are no Liens for Taxes against any of the Acquired Companies’ assets, other than Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings.

(f) No Beneficiary of Tax Return Extension. No Acquired Company is the beneficiary of any outstanding extension of time within which to file any Tax Return and no request for such extension is currently pending.

(g) Tax Incentives. No Acquired Company is the beneficiary of any Tax grant, abatement or incentive granted or made available by any Governmental Authority that will terminate as a result of the consummation of the Contemplated Transactions. No Acquired Company is a party or subject to any Tax exemption, Tax holiday or other Tax reduction agreement or order that will terminate as a result of the consummation of the Contemplated Transactions.

(h) Audits. No audit, examination, dispute, claim, investigation, proposed adjustment or judicial or administrative proceeding with respect to any Tax Liability or Tax Return of, or with respect to, any Acquired Company is currently pending, contemplated, threatened or ongoing. All deficiencies for Taxes asserted or assessed against or in respect of Acquired Company have been fully and timely paid or settled.

(i) No Tax Ruling. No Person has received any Tax ruling, technical advice memoranda or similar agreements or rulings or entered into any closing agreement (as described in Section 7121 of the Code or any corresponding, analogous or similar provision of state, local or non-U.S. Law), settlement agreement or pending ruling request, in each case with respect to Taxes of or with respect to any Acquired Company, and no request for any such ruling, settlement, or agreement is currently pending.

(j) Withholding. Each Acquired Company has withheld from any payment to its respective employees, independent contractors, creditors, equityholders and other applicable third parties, and timely remitted to the appropriate Governmental Authority, all amounts with respect to Taxes that were required to be so withheld and remitted under applicable Tax Laws in all respects in substantial compliance with all Tax withholding and remitting provisions of applicable Tax Laws.

(k) Tax Residence. Each Acquired Company has been a resident for Tax purposes solely in the jurisdiction where its registered seat or office is located. Without limiting the generality of the immediately preceding sentence, no written claim has been made by a Governmental Authority in a jurisdiction where an Acquired Company does not file a Tax Return that such Acquired Company is or may be subject to taxation by that jurisdiction. No Acquired Company has a “permanent establishment” (within the meaning of a relevant income Tax treaty) or otherwise has an office or fixed place of business in a country other than its country of organization.

(l) Classification of Entities. Each Acquired Company has, at all times since its formation, been properly classified either as a corporation or as an entity disregarded from its owner for U.S. federal and applicable state and local income Tax purposes.

(m) Tax Sharing Agreements. No Acquired Company is a party to or bound by or has any obligation under any Tax sharing, Tax indemnity, Tax allocation or similar agreement or arrangement with any other Person (other than any customary Tax sharing, indemnity or allocation provisions contained in a commercial agreement that is entered into in the ordinary course of business consistent with past practice, the primary purpose of which does not relate to Taxes). No Acquired Company (i) is or has ever been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code or any similar provision of state, local or non-U.S. Law) filing or included in a consolidated, combined, joint, unitary or similar Tax Return or (ii) has Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as transferee or successor, by Contract (other than any customary commercial agreement entered into in the ordinary course of business consistent with past practice, the primary purpose of which does not relate to Taxes) or otherwise, in each case except for the consolidated group, for U.S. federal income tax purposes, of which TUH is the common parent.

(n) Change in Accounting Methods; Closing Agreements. No Person will be required to include or take into account any material item of income in, or exclude any material item of deduction or loss from, taxable income in respect of any Acquired Company for any taxable period (or portion thereof) for which Tax Returns have not yet been filed as a result of (i) any change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (iii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed prior to the Closing, (iv) any deferred intercompany gain or excess loss account, in each case described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision or administrative rule of federal, state, local or non-U.S. Law) and existing at or prior to the Closing, (v) any installment sale or open transaction disposition made prior to the Closing, (vi) any prepaid amount or deferred revenue accrued prior to the Closing or (vii) an election under Section 108(i) of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law).

(o) Transfer Pricing. All related-party transactions involving any Acquired Company are at arm’s-length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder and any comparable, analogous or similar provision of state, local or non-U.S. Law.

(p) Tax Disclosure. No Acquired Company has participated in, or is currently participating in, or has ever been a party to, or promoter of, any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4 (or any comparable, analogous or similar provision of state, local or non-U.S. Tax Law).

(q) Seller Tax Returns. Seller has delivered or made available to Acquiror copies of (i) the federal and state income Tax Returns and all non-U.S. income Tax Returns relating to any Acquired Company (and amended Tax Returns, revenue agents’ reports and other notices from the IRS or other Taxing Authorities) for each of the preceding three (3) taxable years and (ii) all other Tax Returns and other reports and statements made or received by or on behalf of any Acquired Company that relate to Taxes arising during such periods, including income tax audit reports, statements of income or gross receipts tax, franchise tax, sales tax and transfer tax received by or on behalf of any Acquired Company.

(r) Sales, Use and Payroll Taxes. Each Acquired Company has properly collected all sales, use and payroll Taxes required to be collected by or with respect to such Acquired Company and remitted all such Taxes to the applicable Taxing Authority, in each case in the time and in the manner required by applicable Law.

(s) Equity Interests. No Acquired Company owns an equity interest in another Person (other than another Acquired Company) for Tax purposes.

(t) Target Shares. The Target Shares represent the only equity interests in the Acquired Companies for Tax purposes.

(u) Distributions of Stock. No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(v) Section 6417. Neither the Acquired Companies, Seller nor any Affiliate of Seller has made an elective pay election under Section 6417 of the Code with respect to any advanced manufacturing production credits under Section 45X of the Code eligible to be claimed with respect to the Solar Module Manufacturing Facility or the Solar Cell Manufacturing Facility.

(w) Section 6418. Neither the Acquired Companies, nor Seller nor any Affiliate of Seller has made an election or agreed to make an election under Section 6418(a) of the Code to transfer any advanced manufacturing production credits under Section 45X of the Code eligible to be claimed with respect to the Solar Module Manufacturing Facility or the Solar Cell Manufacturing Facility.

Section 4.16 Subsidies and Grants. The terms and conditions of the public subsidies, grants, or other similar public benefits received by any Acquired Company have been made available to Acquiror and the terms and conditions thereof have been complied with by the Acquired Companies, except were such non-compliance would not have a Seller Material Adverse Effect.

Section 4.17 Environmental Matters. As of the Agreement Date, each Acquired Company has been in material compliance with all applicable Environmental Laws. No Acquired Company has received any written notices of actual or alleged violation or liability with respect to any applicable Environmental Law that has not been resolved, including any written notices alleging that an Acquired Company is responsible for the investigation or cleanup of any third-party site to which such Acquired Company has transported or arranged for the transportation of Hazardous Materials for treatment or disposal.

Section 4.18 Real Property.

(a) No Acquired Company (i) owns, or has ever owned, any real property and (ii) has entered into (and is not bound by or required to enter into) any Contracts to purchase any real property.

(b) Except as set forth in Section 4.18(b) of the Seller Disclosure Statement, no construction, alteration or other leaseholder improvement work with respect to the Leased Real Property remains to be paid for, or performed by, any Acquired Company, and no Acquired Company has entered into any commitments or agreements with respect to the design or construction of any leasehold improvements at any Leased Real Property or is obligated to reimburse any landlord or other third party for the cost of any such leasehold improvements.

(c) No Acquired Company has assigned, subleased, licensed or otherwise transferred all or any portion of its interests in any Lease Agreements or any Leased Real Property. The Acquired Company expect to be able to continue to have the right to occupy the Leased Real Property through the remainder of the term of the applicable Lease Agreement. The Leased Real Property is in good condition and repair in all material respects, reasonable wear and tear excepted.

Section 4.19 Property. Each Acquired Company has good and valid title to, or, in the case of leased or licensed properties and assets, valid leasehold interests or license rights in, all properties and assets, real, personal and mixed, held by, used by or held for use by any Acquired Company in their respective businesses, free and clear of any Liens, except (a) as reflected in the Current Balance Sheets, and (b) Permitted Liens. All such items of property owned, leased, or licensed by any Acquired Company (i) are adequate for the conduct of the business of the Acquired Companies as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, subject to normal wear and tear, and regularly and properly maintained. Such properties and assets (including any assets owned by the Acquired Companies at, and as of immediately following the Closing), together with such properties and assets to which the Acquired Companies have valid leasehold interests or license rights in, constitute all of the assets that are (and for the prior eighteen (18) months have been) used in or held for use in, the conduct of the business of the Acquired Companies as such business is currently conducted (and has been conducted for the prior eighteen (18) month period).

Section 4.20 Litigation.

(a) Since the latter of the respective date of incorporation and January 1, 2021, there have been no Actions, audits, actions, suits, demand letters, claims, cause of actions, arbitration proceedings or mediation proceedings, or, to the Knowledge of Seller, governmental or regulatory inquiries or investigations, or administrative proceedings or other similar proceedings against any Acquired Company, any of its respective properties or tangible assets or any of its officers or directors (in their capacity as such) as a party; provided that no Action, governmental or regulatory inquiry or investigation, audit, action, suit, demand letter, claim, cause of action, arbitration proceeding, mediation proceeding, administrative proceeding or similar proceeding (a “matter”) that occurs for the first time after the Agreement Date shall constitute an “Action” for purposes of this Section 4.20 unless the damages sought or awarded in respect of such matter exceed $25,000,000.

(b) There is no current, pending, or to the Knowledge of the Seller, threatened, Action of any nature against the Seller, arising out of or relating to (i) the Seller’s beneficial ownership of the Target Shares, (ii) the Seller’s capacity as a Seller hereunder, (iii) the Contemplated Transactions or (iv) any contribution of assets (tangible or intangible) by the Seller to any Acquired Company. There is no current or pending or, to the Knowledge of the Seller, threatened investigation or proceeding, against the Seller arising out of or relating to the matters noted in clauses (i) through (iv) of the preceding sentence by or before any Governmental Authority. There is no current or pending or, to the Knowledge of the Seller, threatened Action against the Seller with respect to which the Seller has a contractual right or a right to indemnification from any Acquired Company related to facts and circumstances existing prior to the Closing.

(c) No Governmental Authority has at any time challenged or overtly questioned (in each case in writing) the legal right of any Acquired Company to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted. There is no Action of any nature pending or, to the Seller’s Knowledge, threatened against any Person who has a contractual right or a right pursuant to Law to indemnification from the Acquired Companies related to facts and circumstances existing prior to the Closing.

(d) There is no Action by any Acquired Company pending or threatened against any other Person.

Section 4.21 Insurance. Section 4.21 of the Seller Disclosure Statement lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of any Acquired Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by any Acquired Company pending under any of such policies or bonds as to which coverage has been denied or disputed. In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been timely paid (or if installment payments are due, will be timely paid if incurred prior to the Agreement Date), and the Acquired Companies are otherwise in compliance with respect to its obligations under the terms of such policies and bonds. Such policies and bonds are in full force and effect. To the Knowledge of the Seller, there has been no threatened, termination of, or material premium increase with respect to, any of such policies. None of the Acquired Companies has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

Section 4.22 Compliance with Laws and Permits.

(a) Compliance with Laws. Since the latter of the respective date of incorporation and January 1, 2021, each Acquired Company has been, in all material respects, in compliance with all applicable Laws to which any Acquired Company, or any of the properties, assets or business activities of any Acquired Company are subject to or bound. Since the latter of the respective date of incorporation and January 1, 2021, no Acquired Company has received any written (or, to the Knowledge of the Seller, other) notice from a Governmental Authority of any actual or alleged material non-compliance with any Law (other than with respect to any matter that is the subject of Section 4.20(c)).

(b) Permits. Each Acquired Company holds all permits, franchises, authorizations, registrations, approvals and licenses of any Governmental Authority required under applicable Laws for the conducting of its business, or the ownership or operation of assets, by such Acquired Company as currently conducted (collectively, the “Acquired Company Authorizations”), the absence of which would have a material impact on any Acquired Company, and no Acquired Company is in default under any of the same. The Acquired Company Authorizations are in full force and effect. Since the latter of the respective date of incorporation and January 1, 2021, each Acquired Company has been and is in compliance in all material respects with the terms and conditions of the Acquired Company Authorizations. Since the latter of the respective date of incorporation and January 1, 2021, no Acquired Company has received any written (or, to the Knowledge of the Seller, other) notice of any breach, violation, or default under or with respect to any Acquired Company Authorization. The Seller has made available to Acquiror true, correct and complete copies of all the material Acquired Company Authorizations.

Section 4.23 Anti-Bribery and Corruption, Customs & Trade Laws, Sanctions and Compliance.

(a) Sanctions and Customs & Trade Laws. Since the latter of the respective date of incorporation and April 24, 2019: (i) no Acquired Company, Seller Group Company, and none of their respective directors, officers, nor, to the Knowledge of the Seller, its employees or agents, has violated any applicable Customs & Trade Laws or Sanctions; and (ii) no Acquired Company or Seller Group Company has conducted, directly or indirectly, any business with, in, or involving any Sanctioned Jurisdiction, Sanctioned Person or Restricted Person. No Acquired Company, Seller Group Company, nor any of their respective shareholders (direct or indirect), directors, officers, employees or agents is a Sanctioned Person or a Restricted Person. Each Acquired Company and Seller Group Company has in place written policies, controls, and systems reasonably designed to ensure compliance with all applicable Customs & Trade Laws and Sanctions. No Acquired Company or Seller Group Company has (i) made any voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any actual, alleged or reasonably suspected violation of any Customs & Trade Laws or Sanctions, (ii) been the target of a past, current, pending or threatened investigation, or enforcement proceeding by a Governmental Authority for any actual or alleged violation of Customs & Trade Laws or Sanctions, or (iii) received any written or other notice concerning any actual or alleged violation of any Customs & Trade Laws or Sanctions.

(b) Import and Export Licenses. Since the latter of the respective date of incorporation and April 24, 2019, each Acquired Company and Seller Group Company has obtained all required import and export licenses and all other necessary consents, notices, waivers, approvals, orders, authorizations, and declarations, and completed all necessary registrations and filings, required under applicable Customs & Trade Laws and Sanctions.

(c) Anti-Corruption Laws. Since the latter of the respective date of incorporation and January 1, 2019, no Acquired Company, no Seller Group Company, and none of their respective officers or directors, (or to the Knowledge of the Seller, the Acquired Companies’ or Seller Group Company’ respective employees or agents) is in violation of any applicable Anti-Corruption Law or has directly or knowingly indirectly, made, offered, promised, authorized, accepted or agreed to receive, any unlawful payment, gift, bribe or kickback: (i) to or for the benefit of any person for the purposes of influencing any official act or decision; (ii) to secure any improper advantage; or (iii) to induce any person to do or omit to do any act in violation of the lawful duty of such person. Each Acquired Company and Seller Group Company has established and maintains a compliance program and adequate internal controls and procedures reasonably designed to ensure that each Acquired Company, Seller Group Company and their respective Affiliates and Representatives (to the extent acting on their behalf) do not violate any Anti-Corruption Laws. No Acquired Company, no Seller Group Company, and none of their officers or directors or employees has (i) made any voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any actual, alleged or reasonably suspected violation of any Anti-Corruption Laws, (ii) been the target of a past, current, pending or threatened whistleblower report, or investigation, or enforcement proceeding by a Governmental Authority for any actual or alleged violation of Anti-Corruption Laws, or (iii) received any written or, to the Knowledge of the Seller, other notice concerning any actual or alleged violation of any Anti-Corruption Laws. No Employee of, or holder of a financial interest in, any Acquired Company, their respective Affiliates, is currently a Governmental Official.

(d) Anti-Money Laundering Laws. Since the latter of the respective date of incorporation and January 1, 2019, no Acquired Company, no Seller Group Company, and none of their respective directors, officers, employees or agents, has violated any applicable Anti-Money Laundering Laws. Each Acquired Company and Seller Group Company has in place written policies, controls, and systems designed to ensure compliance with all applicable Anti-Money Laundering Laws. No Acquired Company nor Seller Group Company has (i) made any voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any actual, alleged or reasonably suspected violation of any Anti-Money Laundering Laws, (ii) been the target of a past, current, pending or threatened investigation or enforcement proceeding by a Governmental Authority for any actual or alleged violation of Anti-Money Laundering Laws, or (iii) received any written or, to the Knowledge of the Seller, other notice concerning any actual or alleged violation of any Anti-Money Laundering Laws.

Section 4.24 Directors and Managing Directors.

(a) Section 4.24(a) lists the members of the boards of directors of the Acquired Companies, none of which are employees of an Acquired Company.

(b) No Acquired Company is a party to any agreement, obligation or commitment with respect to the election or appointment of any individual or individuals as a managing director or a member of the board of directors of any Acquired Company and there is no voting agreement or other arrangement among the shareholders of any Acquired Company.

(c) There are no agreements, commitments and undertakings with respect to any compensation to be provided by any Acquired Company to any of the Acquired Companies’ directors.

Section 4.25 Top Suppliers. Section 4.25 of the Seller Disclosure Statement contains a true, correct and complete list, as of the Agreement Date, of the suppliers or vendors of the Acquired Companies, whether of products, services or information technology or otherwise, for the calendar year 2023 and the nine (9) month period ended September 30, 2024, with a spend in excess of $50,000,000 during each such period (or the equivalent amount in local currency at the applicable exchange rate as of the Agreement Date), or such supplier is otherwise strategically important to any Acquired Company (each such Person, a “Top Supplier”). No Acquired Company has received written notice, nor do the Seller has Knowledge or reason to believe, that any Top Supplier (i) intends to or in fact did cancel, terminate or otherwise materially and adversely modify its relationship with any Acquired Company (whether related to payment, price or otherwise) for any reason, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become unable to supply or support products or services to or for any Acquired Company in quantities and manner consistent with past practice.

Section 4.26 Related Party Claims. There are no Acquiror Claims that any Acquired Company has, or may now or hereafter have, including Acquiror Claims arising under applicable Law, other than arising under this Agreement, any Related Agreement, when entered or any Disclosed Related Party Agreement or in connection with the Contemplated Transaction (and such matters shall not constitute Acquired Claims).

Section 4.27 Complete Copies of Materials. The Seller has made available to Acquiror true, correct and complete copies of each Contract, document, or other information expressly required by a representation in this Article IV to be set forth or referenced in the Seller Disclosure Statement.

Section 4.28 Brokers. Except pursuant to the Contracts set forth on Section 4.28 of the Seller Disclosure Statement, no agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of any Acquired Company is or will be entitled to any broker’s, finder’s fee or any other commission or similar fee, directly or indirectly payable by any Acquired Company, directly or indirectly, in connection with any of the Contemplated Transactions.

Section 4.29 Investment Representation. The Seller is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. The Seller acknowledges that it is informed as to the risks of the ownership of the shares of Acquiror Common Stock and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such ownership, and is able to bear the economic risk of such ownership for an indefinite period of time. The Seller has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of Acquiror concerning the issuance of the shares of Acquiror Common Stock constituting the Share Consideration and when issued, the Conversion Shares.

Section 4.30 Restricted Securities. The Seller understands that neither the issuance of the shares of Acquiror Common Stock in connection with the Purchase or Conversions nor the transfer of such shares to the Seller has been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. The Seller understands that the shares of Acquiror Common Stock are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Seller must hold the Acquiror Common Stock indefinitely unless and until they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Seller acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Acquiror Common Stock, and on requirements relating to Acquiror which are outside of the Seller’s control, which Acquiror is under no obligation, and may not be able, to satisfy.

Section 4.31 Resale of Shares.

(a) The Seller understands and agrees that it may not sell or otherwise transfer any shares of Acquiror Common Stock, except pursuant to an effective registration under the Securities Act, or in a transaction which qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder and in accordance with the restrictions set forth in this Agreement and the Cooperation Agreement.

(b) The Seller acknowledges that each certificate or instrument evidencing the shares of Acquiror Common Stock constituting the Share Consideration or Conversion Shares shall initially bear substantially the following restrictive legend, either as an endorsement, on the face thereof or a comparable notation or other arrangement with respect to any uncertificated shares:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO A VALID EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A TRANSACTION AGREEMENT, DATED AS OF NOVEMBER 6, 2024, BY AND AMONG FREYR BATTERY, INC. AND CERTAIN OTHER PARTIES THERETO (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF FREYR BATTERY, INC.) AND THE COOPERATION AGREEMENT BY AND AMONG FREYR BATTERY, INC. AND CERTAIN OTHER PARTIES THERETO, DATED AS OF THE CLOSING DATE (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF FREYR BATTERY, INC.).”

Section 4.32 Adequate Information. The Seller has received, has had an opportunity to review and has reviewed, a copy of this Agreement and the documents contemplated hereby and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Agreement and to sell the Target Shares owned by the Seller to Acquiror on the basis of such analysis. The Seller has such knowledge and experience in business and financial matters to enable the Seller to understand and evaluate this Agreement and form an investment decision with respect thereto. The Seller understands and acknowledges that Acquiror is entering into this Agreement in reliance upon the Seller’s execution and delivery of this Agreement and agreement to be bound hereby, including with respect to the Seller’s indemnification obligations hereunder.

Section 4.33 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Seller in this Article IV (as qualified by the applicable items disclosed in the Seller Disclosure Statement) (together, the “Seller Representations”), neither the Seller nor any other Person makes or has made to Acquiror or any of its Affiliates any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of any Acquired Company, or their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding any Acquired Company or any other matter furnished or provided to Acquiror or any of its Affiliates or Representatives or otherwise made available to Acquiror in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, the Purchase or any other Contemplated Transactions. The Seller disclaims any other representations or warranties, whether made by any of them or any of its Affiliates (including any Acquired Company) or their respective Representatives.

(b) The Seller acknowledges and agrees that, except for the representations and warranties made by Acquiror in Article V, neither Acquiror nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Acquiror or any of its Subsidiaries or Affiliates, or their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Acquiror or its Subsidiaries or Affiliates or any other matter furnished or provided or otherwise made available to the Seller, or any of their respective Affiliates or Representatives, in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the Contemplated Transactions. The Seller specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that Acquiror and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Subject to such exceptions (a) as are specifically set forth in the appropriate section, subsection or subclause of the disclosure schedule delivered by Acquiror to the Seller on the Agreement Date (the “Acquiror Disclosure Statement”) (it being understood and hereby agreed that (i) the information set forth in the Acquiror Disclosure Statement shall be disclosed under separate section, subsection, and subclause references that correspond to the sections, subsections, and subclauses of this Article V to which such information relates, and (ii) the information set forth in each section, subsection, and subclause of the Acquiror Disclosure Statement shall qualify (A) the representations and warranties set forth in the corresponding section, subsection, and subclause of this Article V, and (B) any other representations and warranties set forth in this Article V if, and solely to the extent that, it is reasonably apparent on the face of such disclosure, without reference to the underlying documents referenced therein and without independent knowledge of the matters described therein, that it applies to such other section, subsection or subclause of this Article V), and (b) as disclosed in the reports, statements and other documents, including any publicly filed schedules or exhibits thereto, filed by Acquiror with the SEC or furnished by Acquiror to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2022, and at least two (2) Business Days prior to the Agreement Date (to the extent that the relevance of any such disclosure with respect to any section of this Agreement is reasonably apparent on its face) (other than any disclosures contained or referenced therein under the captions “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk”, disclosure set forth in any “forward-looking statements” disclaimer or any similar precautionary sections and any other disclosures contained or referenced therein that are predictive, cautionary or forward-looking in nature or any non-public material), Acquiror hereby represents and warrants to the Seller, as of the Agreement Date and as of the Closing Date as follows:

Section 5.1 Organization and Good Standing. Acquiror and each Subsidiary of Acquiror is a corporation or other legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of the jurisdiction of its organization and Acquiror and each Subsidiary of Acquiror has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is, where relevant, in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.2 Power and Authorization; Enforceable Agreement.

(a) Acquiror has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Purchase or any other Contemplated Transactions and Acquiror’s obligations hereunder (including the payment of the Share Consideration) and thereunder, except, with respect to the Second Conversion, which is subject to Acquiror receiving the Requisite Stockholder Approval at the Acquiror Stockholder Meeting. The execution and delivery by Acquiror of this Agreement and any Related Agreements to which it is a party and the consummation of the Purchase and Acquiror’s obligations hereunder and thereunder have been duly authorized by all necessary corporate or similar organizational and other action on the part of Acquiror.

(b) This Agreement and any Related Agreements to which Acquiror is a party have been (or in the case of Related Agreements to be entered into at or prior to the Closing Date, will be) duly executed and delivered by Acquiror and constitute the valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general.

Section 5.3 Governmental Approvals. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by, or with respect to, Acquiror in connection with the execution and delivery of this Agreement and any Related Agreement or the consummation of the Contemplated Transactions (including the payment of the Share Consideration) and thereby, except for the Conversion Conditions.

Section 5.4 Conflicts. The execution and delivery by Acquiror of this Agreement and any Related Agreement to which Acquiror is a party (or will be), and the consummation of the Contemplated Transactions, will not (a) result in the creation or imposition of any Lien (other than Permitted Liens) upon the assets of Acquiror and (b) result in or give rise to any Conflict in (i) any provision of the Organizational Documents of Acquiror, as amended, (ii) any Material Contract (as defined for purposes of this representation in Regulation S-K under the Securities Act), or (iii) any Law or Order applicable to Acquiror or any of its properties or assets (whether tangible or intangible), except, in each of clauses (a) and (b), as would not be expected to have an Acquiror Material Adverse Effect.

Section 5.5 Acquiror Capital Structure.

(a) The only authorized shares of capital stock of Acquiror as of June 30, 2024, are (a) 355,000,000 shares of Acquiror Common Stock, (b) 140,500,000 shares of which are issued and outstanding as of August 2, 2024, and (c) 10,000,000 shares of preferred stock, of which none are issued and outstanding.

(b) Schedule 5.5(b) of Acquiror Disclosure Statement sets forth a true and complete list, as of the date hereof, of all of the issued and outstanding warrants of Acquiror entitling the corresponding holders to purchase certain amount of shares of Common Stock of Acquiror as detailed on Schedule 5.5(b) of Acquiror Disclosure Statement.

Section 5.6 Valid Issuance. The Acquiror Common Stock issued as Share Consideration or Conversion Shares, are or will be duly authorized, validly issued, fully paid and non-assessable, and are free of all Liens and restrictions on transfer, other than restrictions on transfer under (a) this Agreement, the Related Agreements, Acquiror’s certificate of incorporation, as may be amended, or amended and restated, from time to time in accordance with this Agreement, and any applicable Contract entered into by Acquiror and (b) applicable securities Laws.

Section 5.7 SEC Filings; Financial Statements.

(c) Since January 21, 2022, Acquiror has filed or otherwise furnished on a timely basis all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and documents required to be filed or furnished by it under the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Acquiror SEC Documents”). As of their respective filing dates, the Acquiror SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and complied as to form with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable regulations of the SEC thereunder and the listing and corporate governance rules and regulations of the NYSE.

(d) The audited financial statements of Acquiror included in the Acquiror SEC Documents fairly present in all material respects the financial position and results of operations of Acquiror as of the dates and for the periods referred to therein in accordance with GAAP applied on a consistent basis during the periods involved.

Section 5.8 Absence of changes. Since September 30, 2024, and prior to the Agreement Date, (a) the operations of Acquiror have been conducted in the ordinary course of business, and (b) no Acquiror Material Adverse Effect has occurred.

Section 5.9 Sufficiency of Funds. Acquiror has access to (directly or through one or more Affiliates) funds immediately available, as and when needed, that are necessary to (a) consummate the Purchase, (b) consummate the Conversions, (c) otherwise perform its obligations under this Agreement and (d) pay any fees, expenses or other amounts payable by Acquiror in connection with the consummation of such transactions and the other Contemplated Transactions.

Section 5.10 Solvency. That Acquiror’s economic situation is solvent and that the execution of this Agreement and Related Agreement and the payment of the Purchase Price obligations included herein or in any of the other Related Agreements is not likely to and will not result in Acquiror becoming insolvent.

Section 5.11 Intellectual Property. Except as would not have an Acquiror Material Adverse Effect:

(a) Acquiror owns or have a valid right to use the material Intellectual Property used in its business as currently conducted free and clear of all Liens other than Permitted Liens; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violations of Intellectual Property.

(b) (i) Since June 14, 2022, to Acquiror’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property used by Acquiror in the conduct of its business, and no such Actions have been asserted or threatened against any Person (including in the form of offers or invitations to obtain a license) by Acquiror and its Affiliates and (ii) to Acquiror’s Knowledge, the conduct of Acquiror’s business as currently conducted has not since June 14, 2022, infringed, misappropriated, or otherwise violated any Intellectual Property of any other Person and no such Actions have been pending or threatened in writing since June 14, 2022, against Acquiror or any of its Affiliates.

(c) Acquiror and its Affiliates have taken reasonable steps to protect material trade secrets that are owned by Acquiror and its Affiliates.

Section 5.12 Material Contracts.

(a) List of Material Contracts. Section 5.12(a) of the Acquiror Disclosure Statement contains a true, correct and complete list of all the Acquiror Material Contracts. Acquiror has made available to Seller, or publicly filed with the SEC, a true, correct and complete copy of each Acquiror Material Contract as in effect as of the Agreement Date required to be scheduled in Section 5.12(a) of the Acquiror Disclosure Statement.

(b) Validity. Each Acquiror Material Contract (other than any Acquiror Material Contract that has expired in accordance with its terms) is binding on Acquiror or each Subsidiary of Acquiror that is a party thereto and is in full force and effect, and none of Acquiror, any of its Subsidiaries party thereto or, to the Knowledge of Acquiror, any other party thereto is in breach of or default pursuant to any such Acquiror Material Contract, except for such failures to be in full force and effect as have not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect. Acquiror and each of its Subsidiaries, and, to the Knowledge of Acquiror, any other party thereto, has performed all obligations required to be performed by it under each Acquiror Material Contract, except where the failure to fully perform has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Acquiror Material Contract by Acquiror or any of its Subsidiaries, or, to the Knowledge of Acquiror, any other party thereto, and neither Acquiror nor any of its Subsidiaries has received written notice of the foregoing in each case that has not been cured or from the counterparty to any Acquiror Material Contract (or, to the Knowledge of Acquiror, any of such counterparty’s Affiliates) regarding an intent to terminate any Acquiror Material Contract (whether as a result of a change of control or otherwise), in each case, except for such breaches, defaults or terminations that have not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

Section 5.13 Tax Matters. Except as would not reasonably be expected to have an Acquiror Material Adverse Effect:

(a) Tax Returns and Payments. All income and other material Tax Returns required to be filed by Acquiror have been duly and timely filed with the appropriate Taxing Authority (taking into account any valid extensions of time within which to make such filings). All such Tax Returns are true, correct and complete in all material respects, were prepared in substantial compliance with all applicable Law and disclose all Taxes required to be paid for the periods covered thereby. Acquiror has duly and timely paid, or has caused to be duly and timely paid, all Taxes due and owing by it to the appropriate Governmental Authority (whether or not shown on any Tax Return).

(b) Reserves for Payment of Taxes. Acquiror’s most recent financial statements included in the Acquiror SEC Documents reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by Acquiror for all taxable periods through the date of such financial statements, and since such date, Acquiror has not incurred any Liability for Taxes outside the ordinary course of business consistent with past practice.

(c) Audits; Claims. Except as disclosed in Section 5.13 of the Acquiror Disclosure Statement, no audit, examination, dispute, claim, investigation, proposed adjustment or judicial or administrative proceeding with respect to any Tax Liability or Tax Return of Acquiror is currently pending, and to Acquiror’s knowledge, is contemplated, threatened or ongoing. All deficiencies for Taxes asserted or assessed against Acquiror have been fully and timely paid or settled.

(d) Withholding. Acquiror has withheld from any payment to its respective employees, independent contractors, creditors, equityholders and other applicable third parties, and timely remitted to the appropriate Governmental Authority, all amounts with respect to Taxes that were required to be so withheld and remitted under applicable Tax Laws in all respects in substantial compliance with all Tax withholding and remitting provisions of applicable Tax Laws.

Section 5.14 Environmental Matters. As of the Agreement Date, Acquiror has been in material compliance with all applicable Environmental Laws. Acquiror has not received any written notices of actual or alleged violation or liability with respect to any applicable Environmental Law that has not been resolved, including any written notices alleging that Acquiror is responsible for the investigation or cleanup of any third-party site to which Acquiror has transported or arranged for the transportation of Hazardous Materials for treatment or disposal.

Section 5.15 Litigation.

(a) Since January 1, 2021, to the Knowledge of Acquiror, there have been no material Actions against Acquiror, any of its respective properties or tangible assets or any of its officers or directors (in their capacity as such) as a party. There is no material outstanding Order, judgment, ruling, arbitral award, or other decision (including provisional remedies and injunctions) that specifically relates to and binds Acquiror, any of its respective properties or tangible assets or any of its officers or directors (in their capacity as such).

(b) There is no current, pending, or to the Knowledge of Acquiror, threatened, Action of any nature against Acquiror, arising out of or relating to (i) Acquiror’s capacity as an Acquiror hereunder, or (ii) the Contemplated Transactions. There is no current or pending or, to the Knowledge of Acquiror, threatened investigation or proceeding, against Acquiror arising out of or relating to the matters noted in clauses (i) through (ii) of the preceding sentence by or before any Governmental Authority.

(c) No Governmental Authority has at any time challenged or overtly questioned (in each case in writing) the legal right of Acquiror to conduct its respective operations as presently or previously conducted or as currently contemplated to be conducted. There is no Action of any nature pending or, to Acquiror’ Knowledge, threatened against any Person who has a contractual right or a right pursuant to Law to indemnification from Acquiror related to facts and circumstances existing prior to the Closing.

Section 5.16 Insurance. Section 5.16 of the Acquiror Disclosure Statement lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Acquiror and its Subsidiaries, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by Acquiror or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been denied or disputed. In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been timely paid (or if installment payments are due, will be timely paid if incurred prior to the Agreement Date), and Acquiror and its Subsidiaries are otherwise in compliance with respect to its obligations under the terms of such policies and bonds. Such policies and bonds are in full force and effect. To the Knowledge of Acquiror, there has been no threatened, termination of, or material premium increase with respect to, any of such policies. Acquiror has not ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

Section 5.17 Compliance with Laws and Permits.

(a) Compliance with Laws. Since January 1, 2021, Acquiror has been, in all material respects, in compliance with all applicable Laws to which Acquiror, or any of its properties, assets or business activities are subject to or bound. Since January 1, 2021, Acquiror has not received any written notice from a Governmental Authority of any actual or alleged material non-compliance with any Law (other than with respect to any matter that is the subject of Section 5.15(c)).

(b) Permits. Acquiror holds all permits, franchises, authorizations, registrations, approvals and licenses of any Governmental Authority required under applicable Laws for the conducting of its business, or the ownership or operation of assets, by Acquiror as currently conducted (collectively, the “Acquiror Authorizations”), the absence of which would have a material impact on Acquiror, and it is not in default under any of the same. The Acquiror Authorizations are in full force and effect. Since January 1, 2021, Acquiror has been and is in compliance in all material respects with the terms and conditions of the Acquiror Authorizations. Since January 1, 2021, Acquiror has not received any written notice of any breach, violation, or default under or with respect to any Acquiror Authorization. Acquiror has made available to the Seller true, correct and complete copies of all the material Acquiror Authorizations.

Section 5.18 Anti-Bribery and Corruption, Sanctions and Compliance.

(a) Sanctions and Trade Laws. Neither Acquiror, nor any of its directors, officers, employees or agents is a Sanctioned Person or a Restricted Person.

(b) Anti-Corruption Laws. Since the latter of the date of incorporation and January 1, 2019, Acquiror, its respective officers or directors, (or to the Knowledge of Acquiror, Acquiror’s employees or agents) are not in violation of any applicable Anti-Corruption Law or has directly or knowingly indirectly, made, offered, promised, authorized, accepted or agreed to receive, any unlawful payment, gift, bribe or kickback: (i) to or for the benefit of any person for the purposes of influencing any official act or decision; (ii) to secure any improper advantage; or (iii) to induce any person to do or omit to do any act in violation of the lawful duty of such person; and (iv) in relation to clauses (ii) through (iii) above, with the intention of winning or retaining business or a business advantage for any person, including Acquiror or any of their Affiliates. Acquiror has established and maintains a compliance program and adequate internal controls and procedures reasonably designed to ensure that Acquiror and its respective Affiliates and Representatives (to the extent acting on their behalf) do not violate any Anti-Corruption Laws. Acquiror, its officers or directors or employees have (i) made any voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any actual, alleged or reasonably suspected violation of any Anti-Corruption Laws, (ii) been the target of a past, current, pending or threatened whistleblower report, or investigation, or enforcement proceeding by a Governmental Authority for any actual or alleged violation of Anti-Corruption Laws, or (iii) received any written or, to the Knowledge of Acquiror, other notice concerning any actual or alleged violation of any Anti-Corruption Laws. No Employee of, or holder of a financial interest in, Acquiror, or any of their respective Affiliates, is currently a Governmental Official.

(c) TID Status. Acquiror represents that it has conducted an assessment and has determined that it is not a “TID U.S. business”, as defined pursuant to 31 CFR § 800.248.

Section 5.19 No Acquiror Vote. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Acquiror is necessary to approve this Agreement or the Purchase.

Section 5.20 Brokers. Except pursuant to the Contracts set forth on Section 5.20 of the Acquiror Disclosure Statement, no agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of Acquiror is or will be entitled to any broker’s, finder’s fee or any other commission or similar fee, directly or indirectly payable by Acquiror, directly or indirectly, in connection with any of the Contemplated Transactions.

Section 5.21 Adequate Information. Acquiror has received, has had an opportunity to review and has reviewed, a copy of this Agreement and the documents contemplated hereby and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Agreement and to acquire the Target Shares on the basis of such analysis. Acquiror has such knowledge and experience in business and financial matters to enable Acquiror to understand and evaluate this Agreement and form an investment decision with respect thereto. Acquiror understands and acknowledges that the Seller is entering into this Agreement in reliance upon Acquiror’s execution and delivery of this Agreement and agreement to be bound hereby.

Section 5.22 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Acquiror in this Article V (as qualified by the applicable items disclosed in the Acquiror Disclosure Statement) (together, the “Acquiror Representations”), neither Acquiror nor any other Person makes or has made to the Seller or any of its Affiliates any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Acquiror or any of its Affiliates, or their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Acquiror or any of its Affiliates or any other matter furnished or provided to the Seller or any of its Affiliates or Representatives or otherwise made available in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, the Contemplated Transactions. Acquiror disclaims any other representations or warranties, whether made by it or any of its Affiliates or their respective Representatives.

(b) Acquiror acknowledges and agrees that, except for the representations and warranties made by the Seller in Article IV, neither the Seller nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of any Acquired Company, or their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding any Acquired Company or any other matter furnished or provided or otherwise made available to Acquiror or any of its Affiliates or their respective Representatives, in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, the Contemplated Transactions. Acquiror specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that the Seller has specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE VI
PRE-CLOSING COVENANTS

Section 6.1 Commercially Reasonable Efforts; Consents. Subject to the terms and conditions of this Agreement, from the date of this Agreement until the earlier to occur of the Closing and the earlier termination of this Agreement pursuant to Section 9.1 (the “Pre-Closing Period”), each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Purchase as promptly as practicable, including by using commercially reasonable efforts to (i) take all action necessary to satisfy all of the conditions to the obligations of the other Party to effect the Purchase, and (ii) subject to the below provisions of this Section 6.1, effect all necessary registrations and filings and remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Purchase for the purpose of securing to the Parties the benefits contemplated by this Agreement.

Section 6.2 Third-Party Contract Notices, Consents. The Seller shall, and shall cause each Acquired Company to, send all notices and use reasonable best efforts to obtain all consents, waivers and approvals of any third party as may be required pursuant to the terms of any Contract set forth on Section 4.4 of the Sellers Disclosure Statement, and the Seller shall, and shall cause each Acquired Company to, use reasonable best efforts to obtain any other consents, waivers and approvals of any third-party that may be required in connection with the Purchase or the Related Agreements. No party shall be required to compensate any third party, commence or participate in any Action or offer or grant any accommodations (financial or otherwise) to any third party to obtain any consent, waiver or approval with respect to the Contracts set forth on Section 4.4 of the Seller Disclosure Statement pursuant to the first sentence of this Section 6.2, except as required pursuant to the terms of the applicable Contract under which such consent, waiver or approval is sought. Such notices, consents, modifications, waivers and approvals shall be in form and substance acceptable to Acquiror (acting reasonably). In the event the Purchase or any other Contemplated Transaction hereby is not consummated for any reason, none of Acquiror, or any of its Affiliates shall have any liability to the Seller, any Acquired Company or any other Person for any Liabilities resulting from the Seller or any Acquired Company sending any such notice or seeking to obtain any such consents, modifications, waivers and approvals. The Parties shall use reasonable best efforts to minimize any costs and expenses borne by any Party or the Acquired Companies in connection with obtaining such consents.

Section 6.3 Restrictions on Acquired Companies Activities.

(a) Conduct of the Acquired Companies’ Businesses Generally. During the Pre-Closing Period, without the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, the Seller shall use its reasonable best efforts to conduct (and shall cause its Subsidiaries to conduct) the business of the Acquired Companies in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (w) preserve intact the present business organizations of the Acquired Companies, (x) keep available the services of the present Employees, other than with respect to the Worker Transfer, (y) preserve the assets (including intangible assets) and properties of the Acquired Companies (other than with respect to the Excluded Companies) and (z) preserve the relationships of the Acquired Companies with customers, suppliers, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Acquired Companies at the Closing.

(b) Specific Prohibitions. Without limiting the generality or effect of, during the Pre-Closing Period, except (i) to the extent described on Schedule 6.3, (ii) as necessary to consummate the Reorganization, (iii) as otherwise contemplated by this Agreement, (iv) in connection with the Worker Transfer; (v) as expressly required by any applicable Law or applicable Order or (vi) as consented to or approved by Acquiror in writing, which consent or approval shall not be unreasonably withheld, conditioned or delayed, the Seller shall not (and shall cause its Subsidiaries not to) take any of the following actions:

(i) amend its organizational documents, effect any split, combination, reclassification or similar action with respect to its capital stock or other Equity Interests or adopt or carry out any recapitalization, merger, plan of complete or partial liquidation or dissolution;

(ii) propose or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of any Acquired Company;

(iii) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any shares of any Acquired Company;

(iv) split, combine or reclassify any Target Shares or any other Equity Interest of any Acquired Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for the Target Shares or any other Equity Interest of any Acquired Company, or directly or indirectly repurchase, redeem or otherwise acquire any Target Shares or any other Equity Interest of any Acquired Company (or options, warrants or other rights convertible into, exercisable or exchangeable for Target Shares or any other Equity Interest of any Acquired Company);

(v) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Target Shares or equity-based awards (whether payable in cash, securities or otherwise) or any other Equity Interest of any Acquired Company or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other Contracts or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, or amend, accelerate the vesting of, adjust or modify any Target Shares;

(vi) with respect to any Acquired Company, form, or enter into any commitment to form, a subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof or any portion of the assets of the foregoing;

(vii) make or agree to make any capital expenditure or commitment (i) from any Acquired Company exceeding $10,000,000 individually or $25,000,000 in the aggregate or (ii) that relates to the development of the solar cell facilities by any Acquired Company exceeding $1,000,000;

(viii) with respect to any Acquired Company, acquire or agree to acquire or dispose or agree to dispose of (i) assets of any person, other than acquisitions of assets in the ordinary course of business or the disposal of non-material assets of any Acquired Company in the ordinary course of business, or (ii) any Equity Interest in any Person (including any Acquired Company) or any business or operations of any Person;

(ix) sell, divest, exclusively license or assign to any Person or enter into any Contract to sell, divest, exclusively license or assign to any Person any rights in, to or under any Acquired Company IP;

(x) abandon or allow to lapse or expire any Acquired Company IP, or fail to renew or make any filing or payment necessary in connection with the prosecution or maintenance of any material Acquired Company Registered IP;

(xi) with respect to any Acquired Company, (1) incur any Indebtedness in excess of $10,000,000 (or the equivalent amount in local currency at the applicable exchange rate as of the Agreement Date), including by the issuance or sale of any debt securities, (2) create or permit any Lien (other than Permitted Liens) over any material intangible or other asset of any Acquired Company or (3) amend the terms of any outstanding loan agreement or other Contract evidencing Indebtedness;

(xii) with respect to any Acquired Company, make any loan to any Person other than in the ordinary course of business, purchase debt securities of any Person or guarantee any Indebtedness of any Person;

(xiii) commence or settle any Action or threat of any Action by or against any Acquired Company or relating to any of their businesses, properties or assets;

(xiv) with respect to any Acquired Company, pay, discharge, release, waive or satisfy any claims, rights or liabilities, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected on the Current Balance Sheets or incurred in the ordinary course of business after the Balance Sheet Date;

(xv) with respect to any Acquired Company, adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP;

(xvi) with respect to any Acquired Company, make, revoke or change any material election in respect of Taxes, adopt or change any taxable period or method of accounting in respect of Taxes, enter into any Contract in respect of Taxes, file any Tax Return in a manner that is inconsistent with past custom and practice, surrender any right to a tax refund or credit, settle or compromise any claim, audit, litigation or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, make or request any Tax ruling, enter into any Tax sharing or similar Contract or arrangement (other than customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is unrelated to Tax), enter into any transactions giving rise to deferred gain or loss, or amend any Tax Return;

(xvii) with respect to any Acquired Company, fail to maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(xviii) except as expressly required pursuant to the terms of any Labor Agreement, Acquired Company Employee Plan or employment Contract in effect as of the date hereof and disclosed in the Seller Disclosure Statement, (1) adopt, enter into or amend any Labor Agreement, Acquired Company Employee Plan or employment Contract, (2) increase or agree to increase the salaries, bonuses, wage rates, or other compensation or benefits of their respective Employees or consultants (other than in the ordinary course of business consistent with past practice with respect to any active employee who is not a Senior Employee), (3) grant, pay or promise any bonus or other incentive compensation, severance, retention, change in control or other similar arrangement or (4) accelerate any rights, funding or benefits under any Acquired Company Employee Plan or employment Contract or accelerate the time of vesting or payment of any award under any Acquired Company Employee Plan or employment Contract;

(xix) with respect to any Acquired Company, violate any Customs & Trade Laws, Sanctions, or Anti-Money Laundering Laws, Anti-Corruption Laws or conduct., directly or indirectly, any business with, in, or involving any Sanctioned Jurisdiction, Sanctioned Person or Restricted Person;

(xx) (1) hire or engage any Senior Employee or (2) demote or terminate (other than for cause) or otherwise materially modify the terms and conditions of employment of any current Senior Employee;

(xxi) (1) modify, renew, extend, or enter into any Labor Agreement, or (2) recognize or certify any Labor Entity as the bargaining representative for any Employee;

(xxii) waive, release, amend or fail to enforce the restrictive covenant obligations of any current or former Employee, independent contractor, officer or director of the Acquired Companies;

(xxiii) materially amend or modify, or remove, any privacy policies applicable to the Acquired Companies’ business, and other applicable policies relating to the collection, storage, transfer, disclosure, processing, protection and use of Personal Information, publish any new policies relating to such matters or announce any such amendment, or modification, removal, or publication, except to the extent reasonably required to comply with Privacy Laws or other applicable Laws;

(xxiv) (1) terminate, or materially amend, extend, waive, violate or modify, any Material Contract, or (2) enter into any Contract which would have constituted a Material Contract had such Contract been entered into prior to the Agreement Date (other than Contracts that are entered into with customers in the ordinary course of business consistent with past practice);

(xxv) enter into any new line of business or change any of the Acquired Companies’ operating policies in any material respect (including, without limitation, any of the Acquired Companies’ provisioning policies), except as required by applicable Law or by policies imposed by any Governmental Authority;

(xxvi) make any material change or otherwise cancel, revoke or replace any of the Acquired Companies’ risk management policies and operational strategy;

(xxvii) enter into any Contract to purchase or sell any interest in real property, or grant any security interest in any real property or enter into any Leased Real Property agreement;

(xxviii) (1) other than in the ordinary course of business, intentionally defer payment of any accounts payable, commissions, or other liabilities of any Acquired Company, (2) provide for a material reduction in fees or other amounts due to any Acquired Company after the Closing, or (3) give any material discount, credits, accommodation or other concession (other than in the Ordinary Course of Business), or otherwise purposefully take action that would reasonably be expected to accelerate or induce the collection of any receivable or otherwise increase the cash or cash equivalents or other current assets of any Acquired Company; or

(xxix) take, commit, or agree in writing or otherwise take or make any of the actions described in subclauses (i) through (xxviii) of this Section 6.3(b).

Section 6.4 Restrictions on Acquiror. During the Pre-Closing Period, except (i) to the extent described on Schedule 6.4, (ii) as otherwise contemplated by this Agreement, (iii) as expressly required by any applicable Law or applicable Order or (iv) as consented to or approved by the Seller in writing, which consent or approval shall not be unreasonably withheld, conditioned or delayed, Acquiror shall not (and shall cause its Subsidiaries not to) take any of the following actions:

(a) amend Acquiror’s Organizational Documents, effect any split, combination, reclassification or similar action with respect to its capital stock or other Equity Interests or adopt or carry out any recapitalization, merger, plan of complete or partial liquidation or dissolution;

(b) form, or enter into any commitment to acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof or any portion of the assets of the foregoing, other than transaction solely between Acquiror and its wholly owned Subsidiaries or between the Acquiror’s wholly owned Subsidiaries;

(c) change Acquiror’s authorized or issued Acquiror Common Stock, or issue (A) any Equity Interests of Acquiror or (B) any options, warrants, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of Common Stock, agreements, arrangements or commitments obligating Acquiror to issue, deliver or sell any Equity Interests of Acquiror or authorize the issuance of any shares of Acquiror Common Stock or any other Equity Interest of Acquiror, in each case, other than (1) with respect to equity or equity-based awards that are granted to service providers of Acquiror in the ordinary course of business consistent with past practice or (2) in connection with the settlement, withholding or forfeiture of any equity or equity-based awards granted by Acquiror;

(d) (1) incur any Indebtedness in excess of $10,000,000 (or the equivalent amount in local currency at the applicable exchange rate as of the Agreement Date), including by the issuance or sale of any debt securities, (2) create or permit any Lien (other than Permitted Liens) over any material intangible or other asset of any Acquired Company or (3) amend the terms of any outstanding loan agreement or other Contract evidencing Indebtedness;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Acquiror;

(f) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any shares of Acquiror Common Stock or any other Equity Interest of Acquiror;

(g) split, combine or reclassify any shares of Acquiror Common Stock or any other Equity Interest of Acquiror or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of Acquiror Common Stock or any other Equity Interest of Acquiror, or directly or indirectly repurchase, redeem or otherwise acquire any such shares or any other Equity Interest of Acquiror (or options, warrants or other rights convertible into, exercisable or exchangeable for any shares of Acquiror Common Stock or any other Equity Interest of Acquiror); and

(h) acquire or agree to acquire or dispose or agree to dispose of (i) assets of any person, other than the acquisitions in the ordinary course of business or disposal of non-material assets of Acquiror in the ordinary course of business, or (ii) any Equity Interest in any Person or any business or operations of any Person; and

(i) agree to take, commit, or agree in writing or otherwise take or make any of the actions described in paragraphs (a) through (h) of this Section 6.4.

Section 6.5 Access to Premises and Information. Due Diligence.

(a) During the Pre-Closing Period, each Party and its Affiliates shall permit the other Party and its Affiliates and their respective Representatives, at such other Party’s expense, to have reasonable access (at reasonable times and upon reasonable notice) to Representatives of the first Party and its Affiliates and to premises, properties, books, records (including Tax records) and any Contracts of such first Party and its Subsidiaries and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of such first Party and its Subsidiaries as the other Party shall reasonably request; provided that, no Party shall be required to provide access to or to disclose information where such access or disclosure (a) would reasonably be expected to jeopardize any attorney-client communications or attorney work product, or (b) relates to information or materials required to be kept confidential by applicable Law; provided, however, that the first Party will notify the second Party in reasonable detail of the circumstances giving rise to any non-disclosure pursuant to the foregoing and to permit disclosure of such information, to the extent possible, in a manner consistent with privilege or applicable Law. The information provided pursuant to this Section 6.5 shall be used solely for the purpose of the Contemplated Transactions (including any financing to be implemented in connection with or prior to Closing), and such information shall be kept confidential by each party and its Affiliates in accordance with the terms and conditions of the Confidentiality Agreement.

(b) The Parties agree that for two (2) weeks following the Agreement Date, the Parties shall continue to conduct due diligence, in good faith. Each Party shall promptly provide all due diligence material reasonably requested by the other Party or its Representatives. To the extent either Party identifies a potential Material DD Item, it shall promptly (and within two (2) Business Days of identifying such potential Material DD Item), notify the other Party in writing of such item, including providing as much supporting documentation as is available to such Party. The Parties shall discuss any Material DD Item in good faith for ten (10) days (the “DD Discussion Period”). If following the DD Discussion Period, the Party that identified the potential Material DD Item establishes with supporting documentation, it has identified a Material DD Item, the Party that identifies the Material DD Item shall be entitled to terminate this Agreement in accordance with Section 9.1(f),

Section 6.6 Seller Reorganization.

(a) The Seller shall (i) use reasonable best efforts to consummate the Reorganization as soon as possible after the date hereof and in any event prior to the Closing and (ii) keep Acquiror reasonably updated on any steps in connection with the Reorganization. With respect to any step in the Reorganization that requires any third-party approval or consents, including approvals or consents from employees or Orders, the Seller shall cause its Affiliates and Representatives to use reasonable best efforts to obtain such approval or consent or to otherwise comply with such Order. Acquiror shall, upon the request of the Seller, use reasonable best efforts to assist in the Reorganization, provided that Acquirer shall not be required to pay any costs or expenses with respect to the Reorganization.

(b) The Seller shall give Acquiror a reasonable opportunity to review and comment on the drafts of the definitive documentation governing the Reorganization and shall consider in good faith Acquiror’s comments. Acquiror and the Seller shall discuss in good faith any of Acquiror’s comments, which the Seller determines not to include in such documentation.

(c) All costs and expenses, including Taxes, related to the Reorganization shall be borne by the Seller. The Seller shall draft the documentation for the Reorganization in good faith to avoid any adverse consequences to either Party or the Acquired Companies.

Section 6.7 Preferred Stock Purchase Agreement.

(a) Seller Cooperation. The Seller shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to provide, at the expense of Acquiror, all cooperation reasonably requested by Acquiror in connection with the satisfaction of any of the settlement conditions under the Preferred Stock Purchase Agreement; provided that such requested cooperation does not unreasonably interfere with the ongoing operations of any Acquired Company.

(b) Acquiror Efforts. Acquiror shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to cause the satisfaction of all of the settlement conditions under the Preferred Stock Purchase Agreement in order to issue and deliver the preferred stock thereunder and obtain the payment and disbursement for such securities on or before the Closing Date.

Section 6.8 24M Isolation. Before the Closing Date, Acquiror shall take such actions to ensure that it has (i) isolated and segregated from of any of the Seller, its Affiliates or its Representatives, including any directors nominated by Seller under the Cooperation Agreement, (ii) deleted or destroyed, to the extent it is able to, or (iii) terminated, disposed, divested, transferred or otherwise sold, in each case (i), (ii) and (iii), all 24M Assets ((i) to (iii) collectively, the “24M Isolation”).

Section 6.9 Related Agreements. As soon as possible after the Agreement Date and prior to Closing, the Parties shall negotiate in good faith each of the following agreements, in each case substantially on the terms set out in the Solar Module Term Sheets, as applicable:

(a) Solar Cells Supply Agreement;

(b) Polysilicon Supply Agreement;

(c) Module Operational Support Agreement;

(d) IP License Agreement;

(e) Trademark License Agreement;

(f) Sales Agency Agreement; and

(g) TUS Offtake Agreement.

Section 6.10 Executives. As soon as possible after the Agreement Date and prior to Closing, the Parties shall, and shall cause their respective employees to, negotiate in good faith and agree reasonable employment or consultancy terms for the Deputy Chief Financial Officer, Chief Operating Officer and Chief Strategy Officer, each of Acquiror. The employment terms for each such position shall be generally consistent with the terms offered to Acquiror executives prior to the date hereof, provided that the Chief Strategy Officer shall be an independent contractor of Acquiror.

Section 6.11 Notification. Between the date of this Agreement and the Closing Date, (i) the Seller shall notify Acquiror in writing promptly after the Seller obtains actual Knowledge of any action or omission that would reasonably be expected to make the satisfaction of one or more of the conditions set forth in Section 8.1 impossible and (ii) Acquiror shall notify the Seller in writing promptly after Acquiror obtains actual Knowledge of any action or omission that would reasonably be expected to make the satisfaction of one or more of the conditions set forth in Section 8.1 impossible; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall be informational only and will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the Parties.

Section 6.12 No Leakage. From the Agreement Date to the Closing Date, neither the Seller shall not and shall cause its Affiliates, including the Acquired Companies, not permit any Leakage to occur.

Section 6.13 NYSE Approval. Acquiror shall use its commercially reasonable best efforts to obtain the NYSE Approval for the listing of the Share Consideration and the Conversion Shares.

ARTICLE VII
Additional POST-CLOSING Covenants

Section 7.1 Best Efforts; Governmental Approvals. Following Closing, each of the Parties shall use their respective reasonable best efforts (and shall cause their respective Affiliates to, if applicable) (a) to take (or cause to be taken) all actions; (b) do (or cause to be done) all things; and (c) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Conversions, including by causing the Conversion Conditions to be satisfied in accordance with Section 7.2, Section 7.3 and Section 7.4 of this Agreement.

Section 7.2 CFIUS Condition.

(a) Filing. Each of the Parties hereto (and their respective Affiliates, if applicable) shall promptly file the draft CFIUS Notice. Each of the Parties hereto shall (i) cooperate and coordinate (and shall cause their respective Affiliates to cooperate and coordinate) with the other in the making of such filings or submissions; (ii) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings or submissions; (iii) supply (or cause to be supplied) any additional information that may be required or requested in connection with making such filings or submissions and obtaining the CFIUS Approval; and (iv) use (and cause their respective Affiliates to use) reasonable best efforts to take all actions required, proper or advisable to obtain the CFIUS Approval; provided that nothing in this Section 7.2 shall require the Parties hereto to accept any Burdensome Condition to obtain the CFIUS Approval. Without limiting the foregoing, each of Acquiror (and its respective Affiliates, if applicable), on the one hand, and the Seller (and their Affiliates, if applicable), on the other hand, shall promptly inform the other of any communication from CFIUS regarding the Conversions in connection with the CFIUS Notice. Without limitation to Section 7.2(b), if any Party or Affiliate thereof receives any comments or a request for additional information or documentary material from CFIUS with respect to the Conversions, then such Party shall make (or cause to be made), as promptly as practicable and after consultation with the other Parties, an appropriate response to such request. If CFIUS suggests or requests that, or Acquiror and the Seller mutually determine it to be appropriate that, the Parties withdraw and resubmit the CFIUS Notice, the Parties may, as many times as they agree to be necessary to obtain the CFIUS Approval, request to withdraw the CFIUS Notice and, if such withdrawal is effected, re-file an application with CFIUS, and each Party shall cooperate in such request and refiling.

(b) Cooperation. In furtherance and not in limitation of the foregoing, the Seller and Acquiror shall (and shall cause their respective Subsidiaries to), subject to any restrictions under applicable Laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from CFIUS in connection with the Conversions and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Conversions to CFIUS; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to CFIUS in connection with the Conversions and any developments, meetings or discussions with CFIUS in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, and (B) the nature and status of any objections raised or proposed or threatened to be raised by CFIUS with respect to the Conversions; and (iii) not participate in any meeting, hearing, proceeding or substantive discussions (whether in person, by telephone or otherwise) with or before CFIUS in respect of the Conversions without giving the other Parties reasonable prior notice of such meeting, hearing, proceeding or discussion and, unless prohibited by CFIUS, the opportunity to attend or participate. However, the Seller and Acquiror may designate any non-public or competitively sensitive information (including trade secrets) provided to CFIUS as restricted to “outside counsel only” and any such information shall not be shared with employees, officers or directors or their equivalents of Acquiror without approval of the Seller if the Seller is providing the non-public or competitively sensitive information, or of the Seller if Acquiror is providing such information; provided that each of the Seller and Acquiror may redact any valuation and related information before sharing any information provided to CFIUS with another Party on an “outside counsel only” basis, and that the Seller and Acquiror shall not in any event be required to share information that is entitled to legal privilege with the other Parties, even on an “outside counsel” only basis, where this would reasonably be expected to cause such information to cease to be entitled to legal privilege.

Section 7.3 Proxy Statement.

(a) Filing of Preliminary Proxy Statement. As promptly as practicable following Closing, Acquiror shall, with the assistance of the Seller, pursuant to Rule 14a-6 of the Securities Act, prepare and cause to be filed with the SEC a preliminary proxy statement (such preliminary proxy statement and any amendments or supplement thereto, the “Preliminary Proxy Statement”) relating to the approval by Acquiror Stockholders of the Second Conversion.

(b) Proxy Statement. As promptly as practical following confirmation by the SEC of having cleared and concluded their assessment of the Preliminary Proxy Statement, Acquiror (with the assistance and cooperation of the Seller as reasonably requested by Acquiror) shall prepare, mail to the Acquiror Stockholders and file with the SEC a definitive proxy statement (as amended or supplemented, the “Definitive Proxy Statement”) relating to the approval by Acquiror Stockholders of the Second Conversion.

(c) Efforts. The Parties shall use their reasonable best efforts to cause the Preliminary Proxy Statement and the Definitive Proxy Statement for which they are responsible to comply as to form in all material respects with the applicable requirements of the Securities Act, Exchange Act, the applicable rules of the SEC and NYSE. The Parties may not file or furnish the Preliminary Proxy Statement or the Definitive Proxy Statement or any other required filing with the SEC (“Other Required Filing”) without providing the other Parties and their counsel a reasonable opportunity to review and comment on such document and will give due consideration to all reasonable additions, deletions or changes suggested thereto by such other Parties and their counsel.

(d) Furnishing Information.

(i) The Seller agrees to use reasonable best efforts to, assist Acquiror, with the preparation of, true, correct and complete copies of (A) (x) audited financial statements (audited to Public Company Accounting Oversight Board (PCAOB) standards), including consolidated balance sheets, statements of operations, statements of income and cash flows, and statements of stockholders equity of each of the Acquired Companies as of and for the years ended December 31, 2022 and December 31, 2023 (the latter period if and when required in accordance with Rule 14a-6 of the Securities Act, which is applicable to the Preliminary Proxy Statement and the Definitive Proxy Statement, or as required pursuant to Form 8-K as approved by the SEC) together with an unqualified audit report thereon from each Acquired Company’s independent public accountants, in each case, prepared in accordance with GAAP (collectively, the “PCAOB Audited Financials”) and (y) any unaudited pro forma financial statements required by Regulation S-X under the Securities Act (as interpreted by the staff of the SEC) to be included in the Preliminary Proxy Statement and the Definitive Proxy Statement (the “Pro Forma Financials” and, together with the PCAOB Audited Financials, the “Required Financials”) and (B) make any necessary amendments, restatements or revisions to the Required Financials such that they remain compliant with the applicable rules and regulations of the SEC governing the Preliminary Proxy Statement and the Definitive Proxy Statement, as required in order to consummate the Second Conversion; or the requirements under Form 8-K in relation to the SEC disclosure requirement under Item 2.01 thereunder (such item titled “Completion of Acquisition or Disposition of Assets”).

(ii) Each of the Seller, on the one hand, and Acquiror, on the other hand, shall furnish all information concerning it, each Acquired Company and its Affiliates, if applicable, as the other Party or Parties (as applicable) may reasonably request in connection with the preparation and filing with the SEC of the Preliminary Proxy Statement and the Definitive Proxy Statement. If at any time prior to the date of the Acquiror Stockholder Meeting any information relating to the Acquired Companies, Acquiror, the Seller or any of their respective Affiliates should be discovered by the Seller, on the one hand, or Acquiror, on the other hand, that should be set forth in an amendment or supplement to the Preliminary Proxy Statement, the Definitive Proxy Statement or any Other Required Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to Acquiror Stockholders.

(iii) Each of the Seller and Acquiror shall use reasonable best efforts to ensure that the information supplied (or to be supplied) by, or on behalf of, such Person to be included in the Preliminary Proxy Statement, Definitive Proxy Statement or any Other Required Filing will not, at the time the Preliminary Proxy Statement, Definitive Proxy Statement or such Other Required Filing and any amendment thereof or supplement thereto are filed with the SEC, at the time the Definitive Proxy Statement is first disseminated to the Acquiror Stockholders and at the time of the Acquiror Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Seller, the Acquired Companies, or Acquiror with respect to statements made therein based on information supplied by the other of the Seller, the Acquired Companies or Acquiror for inclusion or incorporation by reference therein. Notwithstanding anything in this Agreement to the contrary, Acquiror shall with the assistance of the Seller, be responsible for the preparation of pro forma financial statements required to be included in the Preliminary Proxy Statement and Definitive Proxy Statement, if any. The Seller and Acquiror shall cooperate with each other and use their respective reasonable best efforts (x) to have the Preliminary Proxy Statement cleared by the SEC as promptly as practicable after its filing; and (y) keep the Definitive Proxy Statement updated for so long as necessary prior to the Acquiror Stockholder Meeting.

(e) Consultation Prior to Certain Communications. The Seller and its respective Representatives, on the one hand, and Acquiror, and its respective Representatives, on the other hand, shall not communicate in writing with the SEC or its staff with respect to the Preliminary Proxy Statement or any Other Required Filing without first providing the other Parties a reasonable opportunity to review and comment on such written communication, and each Party shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel. None of the Seller, Acquiror or any of their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Preliminary Proxy Statement, Definitive Proxy Statement or any Other Required Filing unless it consults with the other Parties in advance and, to the extent permitted by the SEC, allows the other Parties to participate.

(f) Notices. The Seller, on the one hand, and Acquiror, on the other hand, shall advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Preliminary Proxy Statement or any Other Required Filing with the SEC, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Preliminary Proxy Statement or any Other Required Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith. Acquiror and the Seller shall respond as to any comments received from the SEC or its staff on the Preliminary Proxy Statement or any Other Required Filing as promptly as practicable after its receipt thereof. Acquiror shall advise the Seller, promptly after receipt of notice thereof, of the time of the Preliminary Proxy Statement being cleared by the SEC.

(g) Other actions. The Seller and Acquiror shall use its reasonable best efforts to take any other action required to be taken by it under the Securities Act, the Exchange Act, the rules and policies of the NYSE and the General Corporation Law of the State of Delaware, as applicable.

Section 7.4 Acquiror Stockholders Meeting.

(a) Call of Acquiror Stockholder Meeting. Acquiror shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the Closing Date for the purpose of obtaining the adoption of the Second Conversion by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Acquiror Common Stock (the “Requisite Stockholder Approval”) present at the meeting of stockholders of Acquiror (the “Acquiror Stockholders Meeting”). In furtherance of the foregoing, Acquiror shall conduct in a timely manner a “broker search” in accordance with Rule 14a-13 of the Exchange Act. Acquiror shall use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval pursuant to Section 7.3. Acquiror shall permit the Seller and its Representatives to attend the Acquiror Stockholder Meeting.

(b) Adjournment of Acquiror Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent Acquiror from postponing or adjourning the Acquiror Stockholder Meeting (i) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval; (ii) if there are holders of an insufficient number of shares of the Acquiror Common Stock present or represented by proxy at the Acquiror Stockholder Meeting to constitute a quorum at the Acquiror Stockholder Meeting; or (iii) if the board of directors of Acquiror (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that Acquiror is (A) required to postpone or adjourn the Acquiror Stockholder Meeting by applicable Law or a request from the SEC or its staff or (B) reasonably likely to be required under applicable Law to postpone or adjourn the Acquiror Stockholder Meeting in order to give the Acquiror Stockholders sufficient time to evaluate any information or disclosure that Acquiror has sent to the Acquiror Stockholders or otherwise made available to Acquiror Stockholders; provided, however, that, subject to the fiduciary duties of the board of directors of Acquiror, in no event shall the Acquiror Stockholder Meeting be postponed or adjourned more than twice or for more than twenty (20) Business Days in the aggregate without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed).

Section 7.5 Europe Business Divestiture. Following Closing, Acquiror shall use its reasonable efforts (and shall cause its respective Affiliates to use their reasonable efforts, if applicable), to dispose, divest, transfer or otherwise sell all of the assets and operations constituting Acquiror’s European business (the “Europe Divestiture”), within six (6) months following the Closing Date, as may be extended by the Seller (the “Divestment Date”), provided that, unless waived by the Seller in writing, if the European Divestiture is not completed by the Divestment Date the Acquire shall pay a fee of $2,000,000 to the Seller for each calendar month between the Divestment Date and the date of completion of the European Divestment. If the total consideration received by Acquiror in connection with the Europe Divestiture, including as a result of any adjustments to the purchase price or payment of any deferred consideration in connection with the Europe Divestiture (such total amount, the “European Divestiture Consideration”) is less than 90% of the European Divestiture Target Amount, then Acquiror shall, no later than twenty (20) Business Days the after receiving European Divestiture Consideration, cause to be paid to Acquiror or its designee an amount equal to nineteen and nine tenth percent (19.9%) of the difference between the European Divestiture Target Amount minus the European Divestment Consideration and by bank wire transfer to the Seller’s Account.

Section 7.6 Wrong Pockets.

(a) If, within twelve (12) months following the Closing, any person discovers any right, title or interest in any asset or any Liability (a “Wrong Pocket Asset” and a “Wrong Pocket Liability,” respectively) that as of the Closing Date related to (i) the business of the Acquired Companies, but was not transferred or assumed by Acquiror or any Acquired Company at Closing or (ii) the business of the Seller and its Affiliates other than the business of the Acquired Companies, but was transferred to Acquiror or an Acquired Company at Closing, in each case except as a result of a transaction occurring after the Closing consented to by the Parties, then:

(i) the Parties shall cause any of their respective Affiliates holding such right, title or interest in a Wrong Pocket Asset (the “Wrong Pocket”) to transfer such Wrong Pocket Asset to the appropriate Person (the “Right Pocket”) as promptly as reasonably practicable for no additional consideration;

(ii) the Parties shall cause such Wrong Pocket to hold its right, title and interest in and to the Wrong Pocket Asset for the benefit of the Right Pocket until such time as the transfer is completed; and

(iii) the Parties shall cause the Right Pocket to assume any Wrong Pocket Liability from the relevant Wrong Pocket as promptly as reasonably practicable for no additional consideration.

(b) All costs and expenses arising out of compliance with such transfers shall be allocated to the Parties as though such transfers had been completed as of the Closing in accordance with this Agreement.

(c) The Parties shall cause the Right Pocket to cooperate with the Wrong Pocket in connection with the transfers contemplated by this Section 7.6.

Section 7.7 Tax Matters.

(a) Tax Returns.

(i) The Seller has prepared, or has caused to be prepared, and timely filed, or shall prepare, or cause to be prepared, and timely file, all Tax Returns of the Acquired Companies required to be filed under Law on or prior to the Closing Date. The Tax Returns described in this Section 7.7(a)(i) were or will be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by Law. The Seller shall provide Acquiror with a copy of each such Tax Return for its review and comment no less than thirty (30) days prior to the due date (taking into account valid extensions thereto) for such Tax Return, the Seller shall incorporate Acquiror’s reasonable written comments on such income Tax Returns, and the Seller shall timely file or cause to be filed the foregoing. In the event that the Parties are unable to resolve any dispute with respect to any Tax Return the preparation of which is governed by this Section 7.7(a)(i), such dispute shall be resolved by a Designated Accounting Firm in accordance with Section 7.7(a)(iii).

(ii) Acquiror will prepare, or cause to be prepared, all Tax Returns of the Acquired Companies required to be filed under Law following the Closing Date. All such Tax Returns that are attributable or include a portion of a Pre-Closing Tax Period shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by Law. Acquiror shall provide Seller with a copy of each such income Tax Return for its review and comment no less than thirty (30) days prior to the due date (taking into account valid extensions thereto) for such income Tax Return, Acquiror shall incorporate Acquiror’s reasonable written comments on such Tax Returns, and Acquiror shall timely file or cause to be timely filed the foregoing. In the event that the Parties are unable to resolve any dispute with respect to any Tax Return the preparation of which is governed by this Section 7.7(a)(ii), such dispute shall be resolved by a Designated Accounting Firm in accordance with Section 7.7(a)(iii). To the extent that any Tax consequences attributable to the Reorganization are required to be reported on any United States federal, and applicable state and local, income tax returns for a Pre-Closing Tax Period, such tax returns shall (x) report the Reorganization as a redemption qualifying under Section 302(a) of the Code, and (y) include any elections under Section 338(h)(10) of the Code solely with respect to the redemption of shares of TUH for shares of the Excluded Companies that are corporations for United States federal income tax purposes, except, in either case, if (a) (y) Acquiror determines in good faith, after consultation with its tax advisers, that there is not at least “a more likely than not” comfort level with respect to such reporting position or elections and (x) Acquiror notifies Seller in writing of such determination not less than ten (10) Business Days prior to Closing; and (b) after Acquiror notifies Seller of such determination, Seller does not deliver a written opinion from a nationally recognized law firm or accounting firm, upon which TUH can rely, that there is at least a “more likely than not” comfort level with respect such reporting position or elections.

(iii) Either Party shall have the right to refer such dispute to the dispute resolution group of an independent internationally recognized accounting firm that is mutually agreed upon by Acquiror and the Seller or, if Acquiror and the Seller are unable to agree on such accounting firm at least twenty-five (25) days prior to the due date for the relevant Tax Return, either Party may request the President of the American Arbitration Association to appoint a senior partner in an internationally recognized accounting firm to resolve the dispute, which firm shall be engaged by Acquiror and the Seller (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”). In connection with the resolution of any such dispute by the Designated Accounting Firm: (A) each of the Seller and Acquiror shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide its views as to any disputed issues with respect to the relevant Tax Return; provided that none of Seller, Acquiror, or any of their respective Affiliates or Representatives shall have any ex parte communications or meetings with the Designated Accounting Firm regarding the subject matter hereof without the other Party’s prior written consent; (B) each of the Seller and Acquiror shall promptly provide, or cause to be provided, to the Designated Accounting Firm all information as is reasonably necessary to permit the Designated Accounting Firm to resolve such disputes; (C) the Designated Accounting Firm, acting as an expert and not an arbitrator, shall determine only those particular disputed items referred to in the corresponding dispute notice (the “Dispute Notice”) and not agreed by the Parties during the period prior to the filing of the relevant Tax Return, and upon reaching a determination shall deliver a copy of its determination (the “Expert Determination”) to the Seller and Acquiror; and (D) the determination made by the Designated Accounting Firm of any items that are in dispute shall, absent manifest error or fraud, be conclusive, binding upon the Parties, non-appealable, and not be subject to further review, and shall be considered a final arbitration award that is enforceable pursuant to the terms of the Federal Arbitration Act. In calculating the Expert Determination, the Designated Accounting Firm shall (1) be limited to addressing only those particular disputed items referred to in the Dispute Notice and not agreed by the Parties during the period prior to the filing of the relevant Tax Return and (2) calculate an amount, with respect to each disputed item, no greater than the higher amount calculated by Acquiror or the Seller, as the case may be, and no lower than the lower amount calculated by Acquiror or the Seller, as the case may be, with respect to such disputed item. The Designated Accounting Firm shall resolve all disputes at least ten (10) days prior to the due date for the relevant Tax Return. The fees and expenses of the Designated Accounting Firm shall be allocated between Acquiror, on the one hand, and the Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.

(iv) All Taxes due on or before the Closing Date (whether or not shown on such Tax Returns) shall be paid or will be paid by the Seller or applicable Acquired Company when due.

(v) Any Tax refunds or Tax credits actually received in cash by an Acquired Company after the Closing but attributable to a Pre-Closing Tax Period (as determined pursuant to the principles of clause (vi), below) shall be for the benefit of the Seller, and Acquiror, any of the Acquired Companies or any of their respective Affiliates, as applicable, shall promptly pay to the Seller in cash the amount of any such Tax refund or the dollar value of any such Tax credit within five (5) Business Days following receipt thereof; provided, however, that Seller is not entitled to payment hereunder in respect of (a) refunds or credits of Taxes that were not paid prior to the Closing, (b) refunds or credits attributable to the carryback of any Tax attribute generated in a taxable period (or portion thereof) beginning after the Closing Date, (c) refunds or credits subject to a pending audit or other Tax proceeding, or (d) refunds or credits the value of which is required to be paid to a third party pursuant to a Contract entered into prior to the Closing by Seller or any of its Affiliates (including the Acquired Companies). Any and all payments pursuant to this clause (v) shall be made net of all costs and expenses (including Taxes) incurred by Acquiror or any of its Affiliates (including the Acquired Companies).

(vi) In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are attributable to a Pre-Closing Tax Period for purposes of this Agreement shall be: in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended on (and included) the Closing Date; and, in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire period. The remainder of the Taxes for the Straddle Period shall be allocated to the period or portion thereof commencing on or after the Closing Date.

(vii) Without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned, or delayed, Acquiror shall not, and shall cause the Acquired Companies not to, amend, re-file, or otherwise modify any Tax Return for, or take any position or action attributable to, any Pre-Closing Tax Period that would reasonably be expected to increase the Tax liability of the Seller or its Affiliates or that would otherwise adversely affect the Seller’s liability for Taxes related to any Pre-Closing Tax Period or indemnification obligations with respect to Taxes pursuant to this Agreement.

(b) Indemnification for Taxes. All Taxes that are due and payable with respect to Tax Returns described in this Section 7.7 shall be the responsibility of the Seller to the extent they constitute Pre-Closing Taxes, and shall, for the avoidance of doubt, together with any related costs and other Losses, be subject to indemnification pursuant to Article X.

(c) Cooperation on Tax Matters. Acquiror, Seller, and the Acquired Companies and their respective Affiliates shall reasonably cooperate, as and to the extent reasonably requested by another Party, in connection with determining any liability for Taxes, the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes, in each case, relating to the Acquired Companies for a taxable period beginning on or before the Closing Date. Such cooperation shall include the retention and (upon any other Party’s written request) the provision of records and information that are reasonably relevant to any such Tax matter and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided under this Section 7.7(c), and furnishing the other Parties reasonable assistance in connection therewith (at such other Party’s expense). Any records and information obtained pursuant to the provisions of this Section 7.7(c) providing for the sharing of information or review of any Tax Return or other schedule related to Taxes with respect to the Acquired Companies shall in each case be kept, unless otherwise required by applicable Law, confidential by the Parties and their respective Affiliates, and such provisions shall in any event be subject to applicable Law relating to the exchange of information and appropriate legal privilege and work-product protections. The Parties will cooperate and negotiate in good faith from time to time and as needed with respect to any changes required or appropriate with respect to the Acquiror’s or its Affiliates operations or ownership structure to maximize the Acquired Companies’ (or Acquiror’s or its Affiliates’) eligibility to benefit from advanced manufacturing production credits under Section 45X of the Code or other similar benefits in light of any changes to applicable laws or otherwise.

(d) Termination of Tax Sharing Agreements. On the Closing Date, any existing agreements relating to the allocation or sharing of Taxes or other similar arrangements (other than this Agreement and any other Contract entered into in the ordinary course of business consistent with past practice and for which Taxes are not the principal subject matter) to which any Acquired Company is a party shall in each case be terminated and have no further effect for any taxable year or period (whether a past, present or future year or period), and no additional payments shall be made thereunder on or after the Closing Date in respect of redetermination of Tax Liabilities or otherwise.

(e) Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration, value added, real property, and other such Taxes (including any penalties and interest) incurred in connection with the purchase and sale of Target Shares pursuant to Section 2.1 shall be borne fifty percent (50%) by Acquiror and fifty percent (50%) by the Seller (the “Transfer Taxes”). Any Tax Returns with respect to such Transfer Taxes shall be prepared and filed by the Party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such Party will provide such Tax Returns to the other Parties at least ten (10) days prior to the date such Tax Returns are due to be filed (or, if such Tax Returns are due within ten (10) days following the Closing, as soon as reasonably practicable).

(f) Tax Contests. Acquiror agrees to give written notice to Seller of the receipt of any written notice by Acquiror or any of the Acquired Companies which involves the assertion of any claim, or the commencement of any action, in either case with respect to Taxes of any of the Acquired Companies in respect of any Pre-Closing Tax Period (a “Tax Claim”). Acquiror shall control the contest or resolution of any Tax Claim; provided, however, that Acquiror shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a Tax Claim or ceasing to defend such Tax Claim; and, provided further, that Seller shall be entitled to participate in the defense of such Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 7.8 Waivers and Releases of Claims.

(a) Effective as of the Closing, the Seller by execution of this Agreement, on behalf of itself and each of its current or former Affiliates, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors), family members, heirs, beneficiaries, estates, executors, administrators, trustees, successors or assigns (collectively, but in each case, excluding each Acquired Company, the “Seller Releasing Parties”), hereby:

(i) acknowledges and agrees that the Seller Releasing Parties (A) have no Seller Claims, (B) have not transferred or assigned, or purported to transfer or assign, any Seller Claims and (C) shall not transfer or assign, or purport to transfer or assign, any Seller Claims, in each case, relating to any of the Acquired Companies against the Acquiror Released Parties;

(ii) hereby unconditionally, irrevocably and forever releases, acquits and discharges the Acquiror Released Parties from, and covenants not to sue any Acquiror Released Parties for, any and all claims, demands, allegations, assertions, complaints, controversies, charges, duties, grievances, rights, causes of action, Actions, suits, Liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, breaches of duties, damages, costs, losses, debts and expenses (including out-of-pocket attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) in each case, in any way relating to, arising out of or in connection with (A) any Acquired Company, including in any way relating to, arising out of or in connection with any actions or inactions with respect to any Acquired Company or its respective businesses, operations or affairs, (B) without limiting clause (A), any Acquiror Related Party (other than, following the Closing, any Acquired Company) to the extent relating to the Acquired Companies and their respective business, operations or affairs, or (C) arising from or relating to the Seller Releasing Party’s capacity, or rights, as a holder of capital stock or other securities of any Acquired Company (collectively, “Seller Claims”) that the Seller Releasing Party has or had or can, shall or may now or hereafter have, including any Seller Claims arising under any applicable Law: provided however that the Seller Releasing Parties are not releasing any claims (x) for ordinary course compensation and benefits due to them through the Closing Date to the extent that such compensation or benefits are disclosed to Acquiror prior to the Closing Date or are entered into thereafter in accordance with the terms of this Agreement and (y) arising under this Agreement (or any Related Agreement) or in connection with the Contemplated Transactions (and such matters shall not constitute Seller Claims);

(iii) acknowledges and agrees that it (A) has read and understands this release and has been advised to seek legal counsel prior to signing this Agreement and has had ample opportunity to do so, (B) has signed this Agreement, including the provisions of this Section 7.8, freely and voluntarily, (C) does not rely, and has not relied, on any representation or statement not set forth in this release made by Acquiror or any other Person with regard to the subject matter, basis or effect of this release or otherwise and (D) does not rely, and has not relied, on any representations or warranties made by Acquiror in this Agreement, which such representations and warranties may have been made for the purpose of allocating contractual risk between the Parties rather than establishing such matters as facts; and

(iv) specifies that the release reflected in this Section 7.8 shall become effective only upon the consummation of the Closing pursuant to the terms and conditions of this Agreement.

(b) Effective as of the Closing, Acquiror by execution of this Agreement, on behalf of itself and each of its current or former Affiliates, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors), family members, heirs, beneficiaries, estates, executors, administrators, trustees, successors or assigns (collectively, but in each case, including each Acquired Company, the “Acquiror Releasing Parties”), hereby:

(i) acknowledges and agrees that the Acquiror Releasing Parties (A) have no Acquiror Claims, (B) have not transferred or assigned, or purported to transfer or assign, any Acquiror Claims and (C) shall not transfer or assign, or purport to transfer or assign, any Acquiror Claims, in each case, relating to any of the Acquired Companies against the Seller Released Parties;

(ii) hereby unconditionally, irrevocably and forever releases, acquits and discharges the Seller Released Parties from, and covenants not to sue any Seller Released Parties for, any and all claims, demands, allegations, assertions, complaints, controversies, charges, duties, grievances, rights, causes of action, Actions, suits, Liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, breaches of duties, damages, costs, losses, debts and expenses (including out-of-pocket attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) in each case, in any way relating to, arising out of or in connection with (A) any Acquired Company, including in any way relating to, arising out of or in connection with any actions or inactions with respect to any Acquired Company or its respective businesses, operations or affairs, or (B) without limiting clause (A), any Seller Related Party to the extent relating to the Acquired Companies and their respective business, operations or affairs (collectively, “Acquiror Claims”) that the Acquiror Releasing Party has or had or can, shall or may now or hereafter have, including any Acquiror Claims arising under any applicable Law: provided however that the Acquiror Releasing Parties are not releasing any claims arising under this Agreement, any Related Agreement when entered or any Disclosed a Related Party Agreement or in connection with the Contemplated Transactions (and such matters shall not constitute Acquiror Claims);

(iii) acknowledges and agrees that it (A) has read and understands this release and has been advised to seek legal counsel prior to signing this Agreement and has had ample opportunity to do so, (B) has signed this Agreement, including the provisions of this Section 7.8, freely and voluntarily, (C) does not rely, and has not relied, on any representation or statement not set forth in this release made by Seller or any other Person with regard to the subject matter, basis or effect of this release or otherwise and (D) does not rely, and has not relied, on any representations or warranties made by Seller in this Agreement, which such representations and warranties may have been made for the purpose of allocating contractual risk between the Parties rather than establishing such matters as facts; and

(iv) specifies that the release reflected in this Section 7.8 shall become effective only upon the consummation of the Closing pursuant to the terms and conditions of this Agreement.

(c) For purposes of this Agreement, the following terms shall have the following meanings: (A) “Acquiror Released Parties” means Acquiror and each of its respective Affiliates (including, following the Closing, any Acquired Company), Subsidiaries, subdivisions, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors), successors, predecessors or assigns, (B) “Acquiror Related Party” means each Acquiror Released Parties, other than Acquiror, (C) “Seller Released Parties” means the Seller and each of its respective Affiliates (excluding, following the Closing, any Acquired Company), Subsidiaries, subdivisions, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors), successors, predecessors or assigns, and (D) “Seller Related Party” means each Seller Released Parties, other than Seller.

Section 7.9 R&W Insurance Policy; Cooperation.

(a) R&W Insurance Policy. Acquiror may elect, in its sole discretion and at its sole cost, to obtain a conditional binder to a representation and warranty and pre-Closing Tax indemnity (including coverage for Pre-Closing Taxes) R&W Insurance Policy after the Agreement Date. If obtained, the R&W Insurance Policy shall include a provision whereby the insurer expressly waives, and irrevocably agrees, except in the case of Fraud, not to pursue, directly or indirectly, any subrogation rights against Seller or any of its Affiliates, or any former stockholders, managers, members, directors, officers, employees, agents or Representatives of any of the foregoing with respect to any claim made by any insured thereunder and such Persons shall be express third-party beneficiaries of such provision.

(b) Cooperation. Prior to the Closing, the Seller shall, and shall cause its Subsidiaries to, use reasonable best efforts to (A) provide to Acquiror, the insurers under the R&W Insurance Policy and their respective Representatives, and (B) cause their respective Representatives to provide to Acquiror, the insurers under the R&W Insurance Policy and their respective Representatives, at Acquiror’s sole expense, such cooperation as is reasonably requested by them in connection with arranging, discussing the terms of, and underwriting the R&W Insurance Policy, including by responding promptly and satisfactorily to any due diligence requests the insurers may reasonably have with respect to the Acquired Companies and their businesses; provided that (i) such cooperation does not materially interfere with the business or operations of the Acquired Companies and (ii) all such information provided by the Acquired Companies pursuant to this Section 7.9(b) shall be treated as “Confidential Information” pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein.

Section 7.10 Partnership; Battery Energy Storage. Following Closing, each of the Parties shall use their respective reasonable best efforts (and shall cause their respective Affiliates to, if applicable) (a) to take (or cause to be taken) actions; and (b) do (or cause to be done) all things reasonably necessary, proper or advisable, to discuss and explore a strategic partnership in the United States in respect of a battery energy storage business.

Section 7.11 CFIUS Turndown.

(a) Redemption of Seller Acquiror Common Stock. Following Closing, and in the event of a CFIUS Turndown, where CFIUS specifically requires the Seller to divest, dispose, or otherwise sell the shares of Acquiror Common Stock acquired as Share Consideration pursuant to this Agreement, within sixty (60) days following the date of the CFIUS Turndown, Acquiror shall purchase or redeem from the Seller, all such shares of Acquiror Common Stock in exchange for Acquiror issuing to Seller an unsecured loan note, substantially in the form attached hereto as Exhibit A-6 (the “Secondary Note Instrument”), with an aggregate principal amount equal to the Redemption Price.

(b) Convertible Note. In the event of a (i) CFIUS Turndown, or (ii) if the Convertible Note does not become eligible for any of the Conversions pursuant to the Convertible Note; provided that such failure to become eligible for the Conversions is not caused by any deliberate action of the Seller or any of their respective Affiliates, in either case under (i) or (ii), within twelve (12) months following the Closing Date (as may be extended by Seller in its sole discretion), the Convertible Note shall be redeemed and repaid by Acquiror with a newly issued unsecured loan note substantially in the form of the Secondary Note Instrument, with an aggregate principal amount equal to the amount of principal and accrued but unpaid interest under the Convertible Note at the time the Convertible Note is redeemed.

Section 7.12 Dividends.

In the event that between Closing and the date of the First Conversion or a CFIUS Turndown, as applicable, Acquiror pays a dividend or distribution on the Acquiror Common Stock, Acquiror shall pay to the Seller in cash within five (5) Business Days of the payment date for the dividend or distribution, the amount of such dividend or distribution that is paid per share of Acquiror Common Stock multiplied by the number of Conversion Shares.

Section 7.13 Production Reserve Fee Repayment.

(a) The Parties acknowledge and agree that as of the Closing, TUM 1 owes TUS an amount equal to $220,000,000 (the “Production Reserve Fee”). Beginning on the first anniversary of the Closing Date, Acquiror shall repay, or cause TUM 1 to repay, the Production Reserve Fee to TUS, in five installments of $44,000,000, to be paid on each successive anniversary of the Closing Date (each, an “Installment Payment”), provided that in the event that Acquiror, acting reasonably, determines that it does not have sufficient free cash flow to pay any Installment Payment, such Installment Payment shall be reduced accordingly and Seller and Acquiror shall negotiate a revised payment schedule in good faith, provided further, that any such unpaid Installment Payment shall accrue interest at six percent (6%) per annum.

(b) If TUM 1 enters into product offtake agreements with customers with respect to at least three gigawatt (3GW) of TUM 1’s capacity in addition to the currently committed one and a half gigawatt (1.5GW) capacity, then, after the last of such offtake agreements is entered into, any customer deposits received by TUM 1 shall be paid to the Seller in reduction of the Production Reserve Fee until the Production Reserve Fee is fully paid.

(c) If Acquiror or any of its Subsidiaries enter into a financing agreement providing the Acquiror or its Subsidiaries with at least $275,000,000 of financing, then Acquiror shall, within 30 days, make a payment to TUS of all unpaid amounts of the Production Reserve Fee, unless such payment is prohibited by the terms of any financing arrangements for the Solar Cell Manufacturing Facility or Solar Module Manufacturing Facility.

(d) Acquiror may offset any amounts due under this Section 7.13 against any payments TVNW would owe to TUM 1 under the Polysilicon Supply Agreement.

Section 7.14 Equity Contribution Agreement. Following the Closing, Acquiror will cooperate with TED to terminate that certain Equity Contribution Agreement, dated July 16, 2024, between TED and TUM 1, and the Seller will cause TED to cooperate with Acquiror to support any replacement conditions to the extent necessary.

Section 7.15 Solar Cell Agreement. As soon as possible after the Agreement Date and prior to Closing, the Parties shall negotiate in good faith the Solar Cell Operational Support Agreement, substantially on the terms set out in the Solar Cell Term Sheets.

Section 7.16 Seller’s Option. Following Closing, and in the event that any of the Preferred Stock issued under the Preferred Stock Purchase Agreement is converted into Acquiror Common Stock, Seller shall have the right, but not the obligation, by written notice to Acquiror, to acquire from Acquiror such number of shares of Acquiror Common Stock so that the Seller’s proportionate ownership of Acquiror Common Stock following the conversion of the Preferred Stock will be the same as before the conversion at a price equal to $2.50 per share of Acquiror Common Stock or such other price as is the Conversion Price pursuant to the Preferred Stock Purchase Agreement upon conversion of the Preferred Stock. Notwithstanding Section 2(e) of the Cooperation Agreement, the Parties agree this Section 7.16 shall be Seller’s only anti-dilution protection upon the conversion of any of the Preferred Stock.

Section 7.17 Trina Employee Shares. As soon as reasonably practicable after the Second Conversion, the Seller shall distribute 3,000,000 shares of Acquiror Common Stock out of the Share Consideration received by the Seller to employees of the Seller or its Affiliates in one or more transactions, each of which qualifies as exempt transactions under the Securities Act and the rules and regulations promulgated thereunder and in accordance with the restrictions set forth in this Agreement, provided that in all cases such transfer shall be in compliance with all Laws applicable to any Party. Prior to any transfer contemplated by the preceding sentence, the Seller shall provide written evidence, reasonably satisfactory to the Acquiror, that all such transfers comply with all applicable Laws, including the Securities Act. The Parties agree that the transfer restrictions set out in Section 2(c) of the Cooperation Agreement shall not apply to the transfer of shares to employees permitted by this Section 7.17, provided that such employees agree not to transfer such shares to any person for a period of twelve (12) months after the date they receive the shares from the Seller.

Section 7.18 Lock-Up Agreement Waiver Notification. Acquiror shall use its commercially reasonable best efforts to promptly notify Seller if Acquiror receives notice from Encompass Capital that Encompass Capital is seeking a waiver of the Lock-Up Agreement pursuant to Section 1(a) of the Lock-Up Agreement.

ARTICLE VIII
Conditions to close

Section 8.1 Mutual Conditions. The respective obligations of Acquiror and the Seller to effect the Purchase shall be subject to the satisfaction at or prior to the Closing, of the condition that no Law or Order (whether temporary, preliminary or permanent) promulgated by a Governmental Authority of competent jurisdiction shall be in effect which has the effect of making the consummation of the Purchase illegal, or otherwise prohibiting the consummation of the Purchase in accordance with the terms of this Agreement.

Section 8.2 Additional Acquiror Conditions. The obligations of Acquiror to effect the Purchase shall be subject to the satisfaction, at or prior to the Closing, of each of the following additional conditions, any of which may be waived in writing exclusively by Acquiror in its sole discretion:

(a) Seller Representations and Warranties.

(i) The representations and warranties of the Seller (other than the Seller Fundamental Representations) shall have been true and correct (without giving effect to any qualification as to materiality or similar qualification) on and as of the Agreement Date and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing (other than such representations and warranties of the Seller made only as of a specified earlier date, which shall be true and correct on and as of such specified earlier date), except in each case for any failure to be so true and correct that has not had, and would not be reasonably expected to have, a Seller Material Adverse Effect.

(ii) The Seller Fundamental Representations shall have been true and correct in all but de minimis respects on and as of the Agreement Date and shall be true and correct in all but de minimis respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing (other than such representations and warranties of such Seller made only as of a specified earlier date, which shall be true and correct in all but de minimis respects as of such specified earlier date).

(b) Seller Covenants. The Seller shall have performed and complied in all material respects with its respective covenants and obligations under this Agreement required to be performed and complied with by the Seller at or prior to the Closing.

(c) Seller Material Adverse Effect. Since the Agreement Date, no Seller Material Adverse Effect shall have occurred.

(d) Consents; Waivers. The Acquired Companies shall have received all necessary consents, waivers and approvals set forth on Schedule 8.2(d).

(e) Seller Closing Certificates. Acquiror shall have received a certificate from the Seller, validly executed by an officer of the Seller for and on Seller’s behalf, to the effect that, as of the Closing, the conditions set forth in Sections 8.2(a), Section 8.2(b), Section 8.2(c) and Section 8.3(c) have been satisfied.

(f) Reorganization. Seller shall have completed the Reorganization in accordance with Section 6.6 and provided evidence acceptable to Acquiror.

Section 8.3 Additional Seller Conditions. The obligations of the Seller to effect the Purchase shall be subject to the satisfaction, at or prior to the Closing, of each of the following additional conditions, any of which may be waived in writing exclusively by the Seller in its sole discretion:

(a) Acquiror Representations and Warranties.

(i) The representations and warranties of Acquiror (other than the Acquiror Fundamental Representations) shall have been true and correct (without giving effect to any qualification as to materiality or similar qualification) on and as of the Agreement Date and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing (other than such representations and warranties of Acquiror made only as of a specified earlier date, which shall be true and correct on and as of such specified earlier date), except in each case for any failure to be so true and correct that has not had, and would not be reasonably expected to have, a Acquiror Material Adverse Effect.

(ii) The Acquiror Fundamental Representations shall have been true and correct in all but de minimis respects on and as of the Agreement Date and shall be true and correct in all but de minimis respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing (other than such representations and warranties of Acquiror made only as of a specified earlier date, which shall be true and correct in all but de minimis respects as of such specified earlier date).

(b) Acquiror Covenants. Acquiror shall have performed and complied in all material respects with each of its covenants and obligations under this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Acquiror Material Adverse Effect. Since the Agreement Date, no Acquiror Material Adverse Effect shall have occurred.

(d) Acquiror Closing Certificate. The Seller shall have received a certificate from Acquiror, validly executed by an officer of Acquiror for and on Acquiror’s behalf, to the effect that, as of the Closing, the conditions set forth in Section 8.3(a), Section 8.3(a)(ii), Section 8.3(b), Section 8.3(c) and Section 8.3(f) have been satisfied.

(e) 24M Isolation. Acquiror shall have completed the 24M Isolation.

(f) Equity Financing. The First Tranche Equity Financing has been completed pursuant to the terms of the Preferred Stock Purchase Agreement.

(g) NYSE Supplemental Listing Application. Acquiror shall have filed the NYSE Supplemental Listing Application with NYSE.

Section 8.4 Frustration of Closing Conditions. Neither the Seller nor Acquiror may rely on the failure of any condition set forth in this Article III to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts or such other efforts standard as may be expressly set forth herein to cause the conditions to the Closing of the other Party set forth in this Article III to be satisfied.

ARTICLE IX
PRE-CLOSING TERMINATION OF AGREEMENT

Section 9.1 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned, at any time prior to the Closing only as follows:

(a) by mutual written agreement of the Seller and Acquiror;

(b) by Acquiror or the Seller if the Closing Date shall not have occurred by the date falling one hundred twenty (120) days after the Agreement Date (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available (i) to the Seller, if any action or failure to act by the Seller has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or (ii) to Acquiror if any action or failure to act by Acquiror has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by Acquiror or the Seller if a Governmental Authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any applicable Law or any final non-appealable Order permanently enjoining or otherwise prohibiting the Purchase has been issued by a Governmental Authority of competent jurisdiction; provided, however, that the right to terminate this Agreement under this Section 9.1(c) will not be available to any Party whose actions resulted in any applicable Law or Order that had the effect of restraining, enjoining or otherwise prohibiting the Purchase;

(d) by Acquiror, if it is not in material breach of its obligations under this Agreement and there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of the Seller such that the conditions set forth in Section 8.2(a), Section 8.2(b) or Section 8.2(c) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within five (5) Business Days after written notice thereof to the Seller; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Section 8.2(a) and Section 8.2(b) for the benefit of Acquiror are incapable of being satisfied on or before the End Date;

(e) by the Seller, if it is not in material breach of its obligations under this Agreement and there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Acquiror such that the conditions set forth in Section 8.3(a) or Section 8.3(a) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within five (5) Business Days after written notice thereof to Acquiror; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Section 8.3(a) and Section 8.3(a) for the benefit of the Seller are incapable of being satisfied on or before the End Date; or

(f) by either Party, in accordance with Section 6.5(b), provided such terminating Party is not in breach, other than de minimis breach, of its obligations under this Agreement.

Section 9.2 Effect of Termination. Any valid termination of this Agreement under Section 9.1 will be effective (subject to the cure periods provided above) immediately upon the delivery of a valid written notice of the terminating Party to the other Party. In the event of termination of this Agreement as provided in Section 9.1, this Agreement and all rights and obligations hereunder shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, the Seller, or their respective Representatives; provided, however, that each of the Seller and Acquiror hereto shall remain liable for any Fraud occurring prior to such termination, in which case the aggrieved Party shall be entitled to all remedies available at law or in equity. Notwithstanding the foregoing, the provisions of Section 11.5 (Expenses), Section 11.3 (Confidentiality), Section 11.4 (Public Disclosure), ARTICLE XI (General Provisions) and this Section 9.2, (in each case including the respective meanings ascribed to the capitalized terms used in such Sections as defined in this Agreement), shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

ARTICLE X
POST-CLOSING INDEMNIFICATION

Section 10.1 Survival.

(a) Representations and Warranties of the Seller. The representations and warranties of the Seller contained in this Agreement shall not survive the Closing; provided, however, that the Seller Fundamental Representations shall survive from and after the Closing Date until the third anniversary of the Closing Date.

(b) Representations and Warranties of Acquiror. The representations and warranties of Acquiror shall not survive the Closing.

(c) Pre-Closing Tax and Transfer Tax. All indemnification obligations relating to any Pre-Closing Tax obligation or any Transfer Tax shall survive the Closing until, and all claims with respect thereto shall terminate on, the date that is ninety (90) days after the expiration of the statute of limitations (including all extensions or waivers thereof) applicable to the applicable subject matter thereof.

(d) Covenants. The covenants of the Seller and Acquiror shall survive until their performance in accordance with the terms of this Agreement, and any claim for breach of any such covenant may be made within twelve (12) months after the expiration date for such performance, provided that Section 6.12 shall survive until the final settlement of any claim for Leakage pursuant to Section 10.2(a)(v).

(e) Extension of Survival Period. Notwithstanding the foregoing, if a Claim Notice with respect to a claim for indemnification under Section 10.2 has been delivered pursuant to Section 10.5 prior to the expiration of the applicable survival period set forth in this Section 10.1, the covenants or agreements that are the subject of such claim Notice shall survive with respect to the matters set forth in such Claim Notice until such claim is finally and fully resolved; provided, however, that the delivery of such Claim Notice will extend only the survival period for that particular alleged breach and not any other breaches of that covenant not asserted prior to the expiration of the survival period. This Section 10.1 shall operate as a contractual statute of limitations; provided, however, that nothing in this Section 10.1 shall limit any liability for, or any Party’s rights to bring a claim for, fraud.

(f) Agreement Controls. For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, it is the intention of the Parties that, except in the case of Fraud, the respective survival periods and termination dates set forth in this Section 10.1 supersede any applicable statutes of limitations that would otherwise apply to such covenants and agreements.

Section 10.2 Indemnification.

(a) Seller Indemnification. Subject to the applicable limitations set forth in this Article X (including Section 10.1), from and after the Closing, the Seller shall indemnify and hold harmless Acquiror and its Affiliates (including, after the Closing Date, any Acquired Company) and its and their respective Representatives from and against all Losses, paid, incurred, suffered or sustained by such Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any Third-Party Claims), directly or indirectly resulting from, arising out of, relating to, or in connection with:

(i) any breach of, default in, or failure by the Seller or any of its Affiliates, to perform or comply with any covenant or agreement of the Seller contained in this Agreement;

(ii) any breach of, failure to be true of, or inaccuracy in, as of the Closing Date, any Seller Fundamental Representation, or any breach of, failure to be true of, or inaccuracy in, any certificate or instrument delivered by, or on behalf of, the Seller pursuant to this Agreement with respect to any Seller Fundamental Representation;

(iii) the Reorganization;

(iv) any Pre-Closing Taxes; and

(v) any Leakage that occurred between the Agreement Date and the Closing Date.

(b) Acquiror Indemnification. Subject to the applicable limitations set forth in this Article X (including Section 10.1), from and after the Closing, Acquiror shall indemnify and hold harmless the Seller and its Affiliates (excluding, after the Closing Date, any Acquired Company) and its and their respective Representatives from and against all Losses, paid, incurred, suffered or sustained by such Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any Third-Party Claims), directly or indirectly resulting from, arising out of, relating to, or in connection with any breach of, default in, or failure by Acquiror or any of its Affiliates, to perform or comply with, any covenant or agreement of Acquiror contained in this Agreement.

Section 10.3 Indemnification Limitations and Qualifications. In each case, except for Seller’s indemnification obligation pursuant to Section 10.2(a)(iii), Section 10.2(a)(iv), or Section 10.2(a)(v):

(a) Indemnification Deductibles. No Party shall be liable for indemnification pursuant to Section 10.2 unless and until the aggregate amount of Losses subject to indemnification by such Party exceeds $5,000,000, in which event such Party shall be entitled to indemnification for all such Losses in excess of such amount.

(b) Indemnification Caps.

(i) the aggregate liability of the Seller’s indemnification obligation pursuant to Section 10.2(a)(ii) shall not exceed the Purchase Price; and

(ii) the aggregate liability of the Seller pursuant to Section 10.2(a)(i) or the Acquirer pursuant to Section 10.2(b) shall not exceed $200,000,000;

(c) Insurance Recoveries; Tax Benefits. The amount of any Losses payable to an Indemnified Party pursuant to the indemnification obligations in Section 10.2 shall be calculated after giving effect (A) to any amounts actually recovered by the Indemnified Party from insurance policies, which recovery shall be calculated net of the following: (1) reasonable costs and expenses (including Taxes) incurred by such Indemnified Party or its Affiliates and its and their respective Representatives in procuring such recovery; (2) any increases in premiums or premium adjustments to the extent attributable to such recovery (applicable to any past, present or future premiums); and (3) deductibles and other amounts incurred in connection with such recovery; provided, however, that the Indemnified Parties shall have no obligation to seek recovery under any insurance policies or to maintain any insurance policies for any period of time and (B) any net Tax benefit that is realized by the Indemnified Party as a reduction in cash Taxes otherwise payable in the year such Losses are incurred or the following taxable year as a result of such Losses.

Section 10.4 Fraud. Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit (i) the liability of a Party in connection with any claim based on Fraud, or (ii) the right of any Indemnified Party to pursue remedies under or related to any Related Agreement (other than certificates delivered pursuant to this Agreement) against the parties thereto.

Section 10.5 Claim Procedures.

(a) Indemnification Claims. To the extent applicable, subject to the limitations set forth in Section 10.3 or Section 10.4, if any Indemnified Party wishes to assert a claim under Section 10.2(a) or Section 10.2(b), as applicable (each, an “Indemnification Claim”), it shall notify in writing the Seller (if the Seller is the party from which indemnification is sought pursuant to Section 10.2(a)) or Acquiror (if Acquiror is the party from which indemnification is sought pursuant to Section 10.2(b)) of the facts and circumstances that give rise to such Indemnification Claim. As soon as reasonably practicable after such notice, the Indemnified Party shall deliver to the other Party a written claim notice (a “Claim Notice”) stating (i) that an Indemnified Party has paid, incurred, suffered or sustained, or anticipates that it may pay, incur, suffer or sustain Losses, and (ii) to the extent reasonably available, specifying such Losses or anticipated Losses in reasonable detail, the facts and circumstances (to the extent known by or available to the corresponding Representative) giving rise to such Losses and, if applicable, the nature of the misrepresentation, breach of warranty or covenant or other indemnifiable matter. Without extending the time limitations set forth in Section 10.1, a Claim Notice may be updated from time to time by the Indemnified Party delivering such Claim Notice to reflect any change in circumstances following the date thereof, and with respect to Leakage, Acquiror may deliver more than one (1) claim for Leakage, if there are separate events constituting Leakage. A failure to give complete, accurate or, without extending the time limitations set forth in Section 10.1, timely notice of a Claim Notice will not affect the rights or obligations of any Indemnified Party hereunder. If an Indemnification Claim may be brought under different or multiple sections, clauses or subclauses of Section 10.2 (or with respect to different or multiple representations, warrants or covenants), then the applicable Indemnified Parties shall have the right to bring such Indemnification Claim under any or each such section, clause, subclauses, representation, warranty or covenant (each a “Subject Provision”) that it chooses and the Indemnified Parties will not be precluded from seeking indemnification under any Subject Provision by virtue of the Indemnified Parties not being entitled to seek indemnification under any other Subject Provision.

(b) Response to Claim. If the Seller or Acquiror, as applicable, does not object in writing within thirty (30) days of delivery of a Claim Notice (the “Objection Deadline”) by delivery of a written notice of objection to the Indemnified Party containing a reasonably detailed description of the facts and circumstances (to the extent known or available) supporting an objection to the applicable claim (a “Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the relevant Party with respect to an Indemnification Claim, that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Claim Notice (an “Unobjected Claim”). In such event, the Losses for which the Indemnified Party is entitled payment under the Unobjected Claim shall be satisfied in accordance with Section 10.5(d).

(c) Resolution of Objections to Claims.

(i) With respect to each Indemnification Claim, if the Seller or Acquiror, as applicable, delivers a Claim Objection Notice pursuant to Section 10.5(b) prior to the Objection Deadline with respect to such Indemnification Claim, Acquiror and the Seller shall attempt in good faith for thirty (30) days after the delivery of such Claim Objection Notice to resolve such objection. If Acquiror and the Seller resolve and come to an agreement regarding the claim(s) made in the Claim Objection Notice, a memorandum setting forth such agreement (the “Settlement Memorandum”) shall be prepared and signed by Acquiror and the Seller, which Settlement Memorandum shall be final and conclusive and binding on Acquiror and the Seller. In such event, the Losses for which the Indemnified Parties are entitled payment under the Settlement Memorandum shall be satisfied in accordance with Section 10.5(d).

(ii) With respect to each claim pursuant to Section 10.5(a) as to which a Claim Objection Notice was delivered pursuant to Section 10.5(b), and to which no such agreement can be reached after good faith negotiation and prior to thirty (30) days after the Indemnified Party’s receipt of such Claim Objection Notice (or such later date as may be agreed in writing by Acquiror and the Seller), either Acquiror or the Seller may commence an Action in in accordance with Section 11.11.

(d) Satisfaction of Claims. In the event of an Unobjected Claim or a Settlement Memorandum, or in the event Seller or Acquiror liability has been established pursuant to a final binding decision in accordance with Section 11.11, Acquiror and the Seller shall, subject to the limitations set forth in this Article X, as promptly as practicable thereafter but no later than ten (10) Business Days after the Objection Deadline or the date of the Settlement Memorandum or decision, as the case may be, pay in cash to the Indemnified Party the full amount of the corresponding Losses, provided that Seller shall have no obligation under Section 10.2(a)(v) for any Known Leakage Amount deducted from the Closing Cash Consideration.

(e) Third-Party Claims.

(i) In the event that a Party becomes aware of third-party claim against an Indemnified Party that such Party in good faith believes constitutes a matter for which such Indemnified Party is entitled to indemnification, compensation, or reimbursement under Section 10.2, as applicable (each, a “Third-Party Claim”), such Party shall give prompt written notice thereof to the other Party. Except with respect to Taxes, such Party shall have the right in its sole and absolute discretion to conduct (and, if necessary assume), the defense and prosecution of and to settle or resolve any such Third-Party Claim, and if such Party does not promptly assume the defense of such Third-Party Claim the costs and expenses incurred by the Indemnified Parties in connection with the investigation, defense, prosecution, and settlement of such Third-Party Claim (including attorneys’, consultants’, experts’ and other professionals’ fees and expenses and court or arbitration costs) shall be Losses for which the Indemnified Parties are entitled to indemnification, compensation and reimbursement pursuant to Section 10.2, subject to the limitations of this Article X, regardless of the outcome of such Third-Party Claim. Acquiror (in the case of Third-Party Claims defended by the Seller) and the Seller (in the case of Third-Party Claims defended by Acquiror) shall have the right to receive copies of all pleadings, material written notices, and material written communications with respect to any Third-Party Claim.

(ii) Except with respect to Taxes, without which shall not be unreasonably withheld, conditioned, or delayed, no Indemnified Party shall consent to any settlement or resolution of any Third-Party Claim (or admit any liability with respect thereto).

(iii) If applicable, the insurers under the R&W Insurance Policy and their agents and advisors shall be permitted to associate effectively with any Party in the defense of any matter which might reasonably constitute a Loss (as defined in the R&W Insurance Policy).

Section 10.6 Tax Treatment.

(a) Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article X will be treated as adjustments to the Cash Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Law.

Section 10.7 Exclusive Remedy.

(a) From and after the Closing, this Article X shall be the sole and exclusive remedy of the Indemnified Parties against Acquiror or Seller, as applicable, for any monetary damages in connection with this Agreement or the transactions contemplated hereby; provided, however, that (i) this Section 10.7 shall not apply to, or be deemed a waiver by any Party of, (1) any right or claim under this Article X, (2) any claim for specific performance or injunctive relief (including pursuant to Section 11.9), or (3) any right or claim under or related to any Related Agreement, and (ii) nothing in this Agreement shall limit the liability of any Person in connection with Fraud committed by such Person.

(b) Notwithstanding anything to the contrary herein, Acquiror acknowledges and agrees that it is relying exclusively on, and its sole recourse for any actual or alleged breach of any representation or warranty (other than the Fundamental Representations) set forth in this Agreement (or any certificate or other document delivered hereunder) will be, the R&W Insurance Policy.

Section 10.8 No Rescission. Notwithstanding anything in this Agreement to the contrary, no breach of any representation, warranty, covenant or agreement contained in this Agreement shall give rise to any right on the part of any Party, after the consummation of the Contemplated Transactions, to rescind this Agreement or any of the Contemplated Transactions.

ARTICLE XI
GENERAL PROVISIONS

Section 11.1 Certain Interpretations. When a reference is made in this Agreement to an Appendix, Exhibit or Schedule, such reference shall be to an Appendix, Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein,” “hereby” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive. When used herein, the phrase “to the extent” shall be deemed to be followed by the words “but only to the extent.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any Person include the successors and permitted assignees of that Person. References from or through any date mean, unless otherwise specified, from but not including or to but not including, respectively. References to one gender include all genders. When used herein, and references to “$” or “dollar” shall be deemed to be references to dollars of the United States of America. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to such terms in Section 1.1.

Section 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via email to the Parties at the following addresses or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof):

(a) if to Acquiror (or following the Closing, to the Acquired Companies), to:

FREYR Battery, Inc.
6&8 East Court Square, Suite 300
Newnan, Georgia 30263
Attention: Compliance Officer
Email: compliance-officer@freyrbattery.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London, EC2N 4BQ, United Kingdom
Attention: Denis Klimentchenko and Sarah Knapp
Email: Denis.Klimentchenko@skadden.com

    Sarah.Knapp@skadden.com;

(b) if to the Seller, to:

Trina Solar (Schweiz) AG
No.2 Tianhe Road, Trina PV Industrial Park, Xinbei District, Changzhou, Jiangsu, China.
Attention: Hua Liu
Email: hua.liu@trinasolar.com

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP
51 West 52nd Street
New York, NY 10019-6119
United States
Attention: Catherine X. Pan-Giordano
Email: pan.catherine@dorsey.com

All such notices and other communications shall be deemed to have been duly given or sent (i) one Business Day following the date mailed if sent by overnight commercial messenger or courier service or five (5) Business Days following the date mailed if sent by other mail service, (ii) on the date on which delivered personally or (iii) the date on which sent by email transmission, as the case may be, and addressed as aforesaid.

Section 11.3 Confidentiality. Each of the Parties agrees that the information obtained in any investigation prior to the Agreement Date, or otherwise pursuant to the negotiation and execution of this Agreement or the effectuation of the Contemplated Transactions, including, for the avoidance of doubt, in connection with the Conversions and the Conversion Conditions, shall be governed by the terms of the Confidentiality Agreement. Without limiting the foregoing, the Seller and Acquiror shall maintain the confidentiality of, and shall not disclose or use, any Confidential Information or documents provided to, or learned by, Seller or Acquiror, as the case may be, in connection with the Contemplated Transactions except as expressly contemplated by this Agreement; provided, however, each Party may disclose such information, to the extent, (a) required by applicable Law or any applicable rule or regulation having the effect of Law, (b) reasonably required in order to obtain the consents and approvals required under or expressly contemplated by this Agreement, (c) to enforce the terms of this Agreement; provided, further, however, that the Parties may disclose information to their respective Representatives, in each case, to the extent such Representatives have a bona fide need to know such information in connection with the Seller’s or Acquiror’s fulfillment of its duties under this Agreement, and who are subject to confidentiality obligations (whether fiduciary, contractual or otherwise) at least as protective as the restrictions contained herein and the Confidentiality Agreement (provided that the Parties shall be responsible for any action taken or omissions made by their respective Representatives to whom it disclosed information that would have resulted in a violation or breach of the terms of this Agreement by their Representatives if such Representatives were a party hereto, and subject to the terms of, this Agreement as if such Person were the Seller or Acquiror, as applicable).

Section 11.4 Public Statements and Disclosure. Each of the initial press releases prepared by the Seller and Acquiror, with respect to the execution of this Agreement and Closing shall be in the form agreed to by the Parties, and following such initial press releases, the Seller and Acquiror shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon (and consider in good faith any comments made by the other Parties in relation to), any press release or other public statements (or any statements that are reasonably likely to become public) with respect to the Contemplated Transactions and shall not issue any such press release or make any such public statement prior to such consultation and without the prior written consent of (x) the Seller in the case of any such press release or public statement by Acquiror, or (y) Acquiror in the case of any such press release or public statement by the Seller (which consent in the case of (x) or (y) shall not be unreasonably withheld or delayed), except that no such consent shall be required for any such press release or public statement required by applicable Law, court process or by obligations pursuant to any rules of, or listing agreement with, any national securities exchange or national securities quotation system (and then only after as much advance notice to the other Party and consultation as is feasible) if the applicable Party has provided a right to review such press release or public statement (to the extent permissible); provided that neither the Seller nor Acquiror shall be obligated to engage in such consultation with respect to communications (including communications directed to employees, suppliers, customers, partners, vendors or stockholders) that are consistent with public statements previously made in accordance with this Section 11.4 or any communications plan previously agreed to by Acquiror and the Seller. Notwithstanding the foregoing, the restrictions set forth in this Section 11.4 shall not apply to the portion of any release or public statement in connection with any dispute or Action between the Parties regarding this Agreement, the Purchase or the Conversions.

Section 11.5 Expenses. Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement, the Contemplated Transactions shall be paid by the Party incurring such Expenses.

Section 11.6 Amendment. This Agreement may be amended at any time from and after the Closing, by execution and delivery of an instrument in writing signed by each of the Seller and Acquiror.

Section 11.7 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the mutual prior written consent of Acquiror and the Seller, except that Acquiror may assign its rights and delegate its obligations hereunder to its Affiliates as long as Acquiror remains ultimately liable for all of Acquiror’s obligations hereunder and in the case of an assignment by Acquiror, such Affiliate executes and delivers a counterpart signature to this Agreement, in each case, so long as Acquiror is not relieved of any liability or obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any purported assignment in violation of this Section 11.7 shall be void and of no effect.

Section 11.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 11.9 Specific Performance and Other Remedies.

(a) The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist, and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. The Parties to this Agreement agree that, in the event of any breach or threatened breach by the other Party of any covenant, obligation or other agreement set forth in this Agreement or any Related Agreement, (i) each Party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to seek a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no Party shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or Action.

(b) The liability of a Party under Article X will be in addition to any other liability that a Party may have at law or in equity based on such Party’s Fraud. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article X, shall be deemed a waiver by a Party of any right or remedy which such Party may have at law or in equity based on the other Party’s Fraud, nor will any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for Fraud, (ii) the time period during which a claim for Fraud may be brought or (iii) the recourse which a Party may seek against another Person with respect to a claim for Fraud.

Section 11.10 Governing Law. This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Agreement, any Related Agreement (in each case, other than Related Agreements that expressly select a different governing law), or the negotiation, administration, performance, or enforcement of this Agreement or any Related Agreement (in each case, other than Related Agreements that expressly select a different governing law), including any claim or cause of action resulting from, arising out of, in connection with, or relating to any representation or warranty made in or in connection with this Agreement or any Related Agreement (in each case, other than Related Agreements that expressly select a different governing law), shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision, rule, or principle (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any other jurisdiction.

Section 11.11 Consent to Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Action based on, arising out of or relating to this Agreement or the Contemplated Transaction, for and on behalf of itself or any of its properties or assets, in accordance with Section 11.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 11.11 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Action to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy based on, arising out of or relating to this Agreement or the Contemplated Transactions; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Action based on, arising out of or relating to this Agreement or the Contemplated Transactions shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Action in the Chosen Courts or that such Action was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Action based on, arising out of or relating to this Agreement or the Contemplated Transactions in any court other than the Chosen Courts. Each of Acquiror and Seller agrees that a final judgment in any Action in the Chosen Courts shall be conclusive and may be enforced in other jurisdictions, either within or outside of the U.S., by suit on the judgment or in any other manner provided by applicable Law. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. With respect to any Action for which it has submitted to jurisdiction pursuant to this Section 11.11, each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 11.2. Nothing in this Section 11.11 shall affect t right of any Party to serve process in any other manner permitted by Law. The foregoing consent to jurisdiction shall not (x) constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Action based on, arising out of or relating to this Agreement or the Contemplated Transactions or (y) be deemed to confer rights on any Person other than the Parties.

Section 11.12 WAIVER OF JURY OF TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO, BASED ON OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF, BASED ON OR RELATING TO THIS AGREEMENT OR THE TRANSACTION. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.12.

Section 11.13 Entire Agreement. This Agreement, the Annexes, Exhibits and Schedules hereto, the Seller Disclosure Statement, the Acquiror Disclosure Statement, the Related Agreements, and the documents and instruments and other agreements among the Parties referenced herein constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and the Related Agreements and supersede all prior agreements and understandings both written and oral, among the Parties with respect to the subject matter of this Agreement and the Related Agreements.

Section 11.14 Third-Party Beneficiaries. The Parties agree that their respective representations, warranties, covenants, and agreements set forth in this Agreement are solely for the benefit of the other Party in accordance with and subject to the terms of this Agreement and, except in the case of Fraud, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Parties. This Agreement is not intended to and shall not confer upon any other Person any rights or remedies under this Agreement.

Section 11.15 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in.PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Acquiror and the Seller have caused this Agreement to be executed as of the date first written above.

FREYR BATTERY, INC.

By:	/s/ Daniel Barcelo
	Name:	Daniel Barcelo
	Title:	Authorized Signatory

[Signature Pages to Transaction Agreement]

IN WITNESS WHEREOF, Acquiror and the Seller have caused this Agreement to be executed as of the date first written above.

TRINA SOLAR (SCHWEIZ) AG.

By:	/s/ Mingxing Lin
	Name:	Mingxing Lin
	Title:	Authorized Signatory

[Signature Pages to Transaction Agreement]

ANNEX A
ACQUIRED COMPANIES

Jurisdiction	Acquired Company	Equity Owner	Seller’s Direct and Indirect Equity Interest (%)
Delaware	Trina Solar (U.S.) Holding Inc.	Seller	100%
Delaware	Trina Solar US Manufacturing Holding, Inc.	Trina Solar (U.S.) Holding Inc.	100%
Texas	Trina Solar US Manufacturing Module Associated Entity 1, LLC	Trina Solar US Manufacturing Holding, Inc.	100%
Texas	Trina Solar US Manufacturing Module 1, LLC	Trina Solar US Manufacturing Holding, Inc. and Trina Solar US Manufacturing Module Associated Entity 1, LLC	100%
Oklahoma	Trina Solar US Manufacturing Cell 1, LLC	Trina Solar US Manufacturing Holding, Inc.	100%

ANNEX B
EXCLUDED COMPANIES

●	Trina Solar US Development LLC

●	Pennsville Landfill Solar, LLC

●	Trina Solar US SBU LLC (US)

●	Woods Road, LLC

●	Trina Solar Latam Services (US)

●	Trina Solar (Tracker Solutions Inc.)

●	Trina Solar (U.S.), Inc.

●	Trina Solar (U.S.) Equity Holding Inc.

●	Lonestar (US)